Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of February 3, 2025

among

OUTBRAIN INC.

as the Initial Borrower,

OT MIDCO, INC.,
as the Midco Borrower,

the Additional Borrowers party hereto from time to time,

THE LENDERS PARTY HERETO,

GOLDMAN SACHS BANK USA,

as sole Administrative Agent,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent,

GOLDMAN SACHS BANK USA,
JEFFERIES FINANCE LLC
and
MIZUHO BANK, LTD.,
each as Issuing Bank, Arranger and Lender

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Swingline Borrowing Request
Exhibit D-3	Form of Letter of Credit Request
Exhibit E	Form of Interest Election Request
Exhibit F	Agreed Security Principles
Exhibit G	[Reserved]
Exhibit H	Form of Promissory Note
Exhibit I	Form of Perfection Certificate
Exhibit J-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K	[Reserved]

v

Exhibit L	Form of U.S. Collateral Agreement
Exhibit M	Form of Guarantee Agreement

Schedule 1.01A	Investments
Schedule 1.01B	Liens
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17(d)	Foreign Collateral
Schedule 3.21	Insurance
Schedule 3.22	Intellectual Property
Schedule 5.13	Post-Closing Obligations
Schedule 6.01	Indebtedness
Schedule 6.06	Transactions with Affiliates
Schedule 9.01	Notice Information

CREDIT AGREEMENT, dated as of February 3, 2025 (as amended, supplemented, restated, amended and restated, or otherwise modified from time to time, this “Agreement”), by and among Outbrain Inc., a Delaware corporation, as borrower under the Initial Revolving Facility (the “Initial Borrower”), OT Midco Inc., a Delaware corporation, as borrower under the Bridge Facility (the “Midco Borrower”), the Additional Borrowers party hereto from time to time, Goldman Sachs Bank USA, as sole administrative agent (in such capacity, the “Administrative Agent”) and Swingline Lender, U.S. Bank Trust Company, National Association, as collateral agent (in such capacity, the “Collateral Agent”), and each Issuing Bank, Arranger and Lender (each as defined below) party hereto from time to time.

WHEREAS, the Initial Borrower, as purchaser, TEADS, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg (as successor-in-interest to Teads S.A.), having its registered office at 5, rue de la Boucherie, L-1247 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B113995 (the “Target” and, together with its subsidiaries, the “Acquired Business”), and Altice Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, Rue Hildegard von Bingen, L-1282 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B215423 (the “Seller”), as seller, have entered into that certain Acquisition Agreement (as defined below) pursuant to which the Initial Borrower will acquire all of the issued and outstanding shares of the Target from the Seller (the “Acquisition”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Acquisition Agreement, the Borrowers have requested that the Lenders extend credit as set forth herein; and

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, (b) the “U.S. Prime Lending Rate” published by the Wall Street Journal for such day and (c) Term SOFR for a one-month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, (x) with respect to the Bridge Loans, if the rate described in preceding clause (a) shall be less than 0.00%, such rate shall be deemed to be 0.00% and (y) with respect to the Initial Revolving Loans, if the rate described in preceding clause (a) shall be less than 0.00% such rate shall be deemed to be 0.00%. “ABR” when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans included in such Borrowing, bear interest by reference to the ABR.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Facility Loan or Swingline Loan.

“ABR Loan Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Facility Loans.

“ABR Revolving Facility Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquisition” shall have the meaning assigned to such term in the first recitals hereto.

“Acquisition Agreement” shall mean the Share Purchase Agreement, dated as of August 1, 2024, by and between the Initial Borrower, the Target and the Seller (including, but not limited to, all schedules and exhibits thereto, and after giving effect to any alteration, amendment, modification, supplement or waiver).

“Acquisition Agreement Specified Representations” shall mean such of the representations made by the Seller with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Initial Borrower has the right to decline to consummate the Acquisition or to terminate its obligations (or otherwise does not have an obligation to close) under the Acquisition Agreement as a result of the failure of such representations to be true and correct.

“Additional Borrower” shall have the meaning assigned to such term in Section 1.13(a).

“Additional Borrower Joinder” shall mean a joinder agreement in form and substance reasonably satisfactory to the Initial Borrower and the Administrative Agent pursuant to which a Subsidiary is joined to this Agreement as an Additional Borrower.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affected Facility” shall have the meaning assigned to such term in Section 9.08(b)(xii).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.06(a).

“Agent Fee Letter” shall mean that certain Administrative Agent Fee Letter dated as of August 1, 2024, by and between the Initial Borrower and Goldman Sachs Bank USA (as such Administrative Agent Fee Letter may be amended, restated, supplemented or otherwise modified).

“Agents” shall mean the Administrative Agent, the Collateral Agent and any sub-agent or co-agent of either of the foregoing pursuant to the Loan Documents.

“Agreed Security Principles” shall mean the Agreed Security Principles set forth in Exhibit F.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.27.

“Anti-Corruption Laws” shall mean all laws or rules related to bribery or anti-corruption and similar regulations or ordinances, including but not limited to the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, the Criminal Code (Canada), as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, the Australian Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and the rules and regulations thereunder, as amended, the Australian Autonomous Sanctions Act 2011 (Cth) and the rules and regulations thereunder, as amended and any anti-bribery legislation promulgated by the European Union and implemented by its member states.

“Applicable Commitment Fee” shall mean for any day:

(a)
with respect to any Revolving Facility Loan and any Swingline Loan under the Initial Revolving Facility (A) from the Closing Date to the date on which the Administrative Agent receives a certificate pursuant to Section 5.04(c) for the first full fiscal quarter ending after the Closing Date, 0.50% per annum, and (B) thereafter, the following percentage per annum set forth below, based upon the Consolidated Net Senior Secured Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.04(c);

Revolving Facility Loans

Level	Consolidated Net Senior Secured Leverage Ratio	Applicable Commitment Fee

I	≤ 1.70 to 1.00	0.375%

II	>1.70 to 1.00	0.500%

(b)	with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).

With respect to subclause (a) above, any increase or decrease in the Applicable Commitment Fee resulting from a change in the Consolidated Net Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 5.04(c); provided, however, that if such certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Facility Lenders, pricing Level II shall apply as of the first Business Day after the date on which such certificate was required to have been delivered and in each case shall remain in effect until the date on which such certificate is delivered. In the event that the Initial Borrower or the Administrative Agent determines that any financial statement or certificate delivered pursuant to Section 5.04(c) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a different Applicable Commitment Fee for any period (an “Applicable Period”) than the Applicable Commitment Fee applied for such Applicable Period, then (x) the Initial Borrower shall promptly following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 5.04(c) for such Applicable Period, (y) the Applicable Commitment Fee for such Applicable Period shall be determined as if the Consolidated Net Senior Secured Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (z) if the correct Applicable Commitment Fee for the Applicable Period is higher than the Applicable Commitment Fee that was paid for such period, the Initial Borrower shall promptly (and in any event within ten (10) Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Commitment Fee for such Applicable Period.

“Applicable Margin” shall mean for any day:

(a)
with respect to any Bridge Loan, (i) 4.75% per annum in the case of any SOFR Loan and (ii) 3.75% per annum in the case of any ABR Loan, provided that the Applicable Margin for any such SOFR Loans or ABR Loans shall increase by 0.50% per annum on each three-month anniversary of the Closing Date (it is being understood that each such increase shall be cumulative);

(b)
with respect to any Initial Revolving Loan and any Swingline Loan under the Initial Revolving Facility, (i) 4.25% per annum in the case of any SOFR Loan and (ii) 3.25% per annum in the case of any ABR Loan; and

(c)
with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

“Applicable Period” shall have the meaning assigned to such term in the definition of the term “Applicable Commitment Fee.”

“Approved Borrower Jurisdiction” shall mean United States, United Kingdom or such other members of the European Union that are satisfactory to the Administrative Agent and each Lender under the applicable Facility.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arranger Fee Letter” shall mean that certain Arranger Fee Letter dated as of August 1, 2024 by and among the Initial Borrower, Goldman Sachs Bank USA, Jefferies Finance LLC and Mizuho Bank, Ltd. (as such Arranger Fee Letter may be amended, restated, supplemented or otherwise modified).

“Arrangers” shall mean, collectively, Goldman Sachs Bank USA, as the global coordinator, lead arranger and bookrunner, and Jefferies Finance LLC and Mizuho Bank, Ltd., each as an arranger and bookrunner.

“Asset Sale” shall mean (x) any Disposition (including any sale and leaseback of assets but excluding any lease or sublease of Real Property (to the extent such lease or sublease does not constitute a sale and leaseback)) to any person of any asset or assets of the Initial Borrower or any Subsidiary and (y) any sale of any Equity Interests of a Subsidiary by any Subsidiary to a person other than the Initial Borrower or a Subsidiary. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Sales:

(1)
(x) any individual Disposition involving assets with a Fair Market Value less than the greater of $5,000,000 and 2.0% of EBITDA of the Initial Borrower and its Subsidiaries for the most recently ended Test Period or (y) all Dispositions made since the Closing Date involving assets with an aggregate Fair Market Value less than the greater of $12,500,000 and 5.0% of EBITDA of the Initial Borrower and its Subsidiaries for the most recently ended Test Period;

(2)
(i) the purchase and Disposition of inventory or equipment or other assets (including on an intercompany basis), (ii) the acquisition or lease (pursuant to an operating lease) of any other asset, (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property and (iv) the Disposition of Cash Equivalents, in each case pursuant to this clause (2) (as determined in good faith by the Initial Borrower), by the Initial Borrower or any Subsidiary in the ordinary course of business or, with respect to operating leases, otherwise for Fair Market Value on market terms;

(3)	transactions permitted by Section 6.04 (other than clause (d) thereof);

(4)	Dispositions from the Initial Borrower or a Guarantor to any other Guarantor, or from any Guarantor to the Initial Borrower;

(5)	Dispositions of any property subject to a Permitted Sale Lease-Back Transaction;

(6)	Permitted Investments (other than clause (13) of the definition of “Permitted Investments”), Permitted Liens, and Restricted Payments permitted by Section 6.03;

(7)
the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(8)	[reserved];

(9)
Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Initial Borrower, the Initial Borrower is the surviving entity or the requirements of Section 6.04 are otherwise complied with;

(10)	leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(11)
Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Initial Borrower and its Subsidiaries determined in good faith by the management of the Initial Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Initial Borrower or any of the Subsidiaries;

(12)	[reserved];

(13)	the Transactions;

(14)
exchanges or swaps of assets in exchange for other assets (including any combination of assets along with cash or Cash Equivalents) of comparable or greater value or usefulness to the business of the Initial Borrower and its Subsidiaries as a whole, determined in good faith by the management of the Initial Borrower;

(15)
Dispositions of non-core assets acquired in connection with a Permitted Business Acquisition or other Permitted Investment or made to obtain the approval of an anti-trust authority and any Dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation;

(16)
Dispositions of (i) accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (ii) receivables and related assets pursuant to any Permitted Receivables Financing;

(17)	licensing arrangements entered into in the ordinary course of business;

(18)	[reserved];

(19)
Dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(20)
Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(21)
Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Initial Borrower and any of the Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product or business line;

(22)
(i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(23)	Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(24)
Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);

(25)	[reserved];

(26)	terminations or unwinds of Hedging Agreements;

(27)	Dispositions of Equity Interests of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries; and

(28)
Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees or consultants of the Initial Borrower and/or any Subsidiary.

“Asset Coverage Test” shall have the meaning assigned to such term in Section 5.10(d)(2).

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(1).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Initial Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Initial Borrower.

“Auto-Extension Letter of Credit” shall have the meaning assigned that term in Section 2.05(b)(iii).

“Australia” shall mean the Commonwealth of Australia.

“Australian Corporations Act” shall mean the Corporations Act 2001 (Cth) as amended or re-enacted.

“Australian Loan Party” shall mean a Loan Party incorporated under the laws of Australia or any state or territory thereof.

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans and Letters of Credit under any Class of Revolving Facility Commitments, the date of termination of the Revolving Facility Commitments of such Class.

“Available Excluded Contribution Amount” shall mean the aggregate amount of cash or Cash Equivalents or the Fair Market Value received by the Initial Borrower or any of the Subsidiaries after the Closing Date from:

(1)	contributions in respect of Qualified Equity Interests (other than any amounts received from the Initial Borrower or any of the Subsidiaries), plus

(2)
the sale of Qualified Equity Interests of the Initial Borrower or any of the Subsidiaries (other than (i) to the Initial Borrower or any of the Subsidiaries or (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan), in each case with respect to clauses (1) and (2) above, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer of the Initial Borrower on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which have not been applied in reliance on the Builder Basket, minus

(3)	the aggregate outstanding principal amount of all Restricted Payments made pursuant to Section 6.03(b)(9).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(d).

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure (excluding the Swingline Exposure) of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(a).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date: (a) the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment or (b) the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Initial Borrower as the replacement for the then-current Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided, that in the case of clause (a) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, where a Floor is applicable to the Benchmark being replaced, if such Benchmark Replacement as so determined would be less than any such Floor for the applicable Interest Period, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents for such Interest Period.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Initial Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body at such time and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time; provided, that such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a)
in the case of clauses (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)
in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors have been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clauses (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association or such other form satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower DTTP Filing” shall mean an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the applicable Lender to the Borrower and the Administrative Agent.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrowers” shall mean (a) the Initial Borrower, (b) the Midco Borrower and (c) any Additional Borrower appointed in accordance with Section 1.13 hereof, until such Additional Borrower has resigned in accordance with Section 1.13(e) hereof.

“Borrowing” shall mean a group of Loans of a single Class and Type, and made on a single date and to the same Borrower and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of ABR Revolving Facility Loans, $1,000,000, (b) in the case of SOFR Loans, $1,000,000 and (c) in the case of Swingline Loans, $500,000.

“Borrowing Multiple” shall mean (a) the case of ABR Revolving Facility Loans, $250,000, (b) in the case of SOFR Loans, $100,000 and (c) in the case of Swingline Loans, $100,000.

“Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) approved by the Administrative Agent and appropriately completed and signed by a Responsible Officer of such Borrower.

“Bridge Facility” shall mean the Bridge Loan Commitments and the Bridge Loans made hereunder.

“Bridge Facility Maturity Date” shall mean have the meaning assigned to such term in definition of the “Term Facility Maturity Date”.

“Bridge Lender” shall mean, at any time, any Lender that holds a Bridge Loan Commitment or Bridge Loans at such time.

“Bridge Loan Commitment” shall mean, with respect to each Bridge Lender, the commitment of such Bridge Lender to make Bridge Loans hereunder. The amount of each Bridge Lender’s Bridge Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Bridge Loan Commitments as of the Closing Date is $625,000,000.

“Bridge Loans” shall mean the term loans made by the Bridge Lenders to the Midco Borrower on the Closing Date pursuant to Section 2.01(a).

“Bridge Mandatory Prepayment Event” shall mean any of following events that occur during the Bridge Period:

(1)	any Incurrence of Bridge Restricted Indebtedness by the Initial Borrower or any of its Subsidiaries other than the Bridge Permitted Indebtedness;

(2)
any Asset Sale, Equity Issuance or Disposition of any business, property, Equity Interests or Assets by the Initial Borrower or any of its Subsidiaries or any Recovery Event, in each case outside of the ordinary course of business of the Initial Borrower or any of its Subsidiaries (as determined by the Initial Borrower in good faith) other than a Bridge Permitted Disposition or a Bridge Permitted Equity Issuance.

“Bridge Period” shall mean the period commencing on the Closing Date and ending upon the consummation of the Bridge Termination.

“Bridge Permitted Dispositions” shall mean any (i) Dispositions pursuant to clauses (16) or (20) of the definition of “Asset Sale”, (ii) Dispositions of which the Net Proceeds do not exceed $25,000,000 in the aggregate amount following receipt (excluding, in the case of Net Proceeds constituting casualty or condemnation proceeds, to the extent such Net Proceeds are applied to the repair or replacement of the affected assets within such period as may be reasonably required (as determined by the Initial Borrower in good faith)), (iii) Dispositions of cash, Cash Equivalents or other assets classified as current assets on the balance sheet of the Initial Borrower, (iv) intercompany Dispositions among the Initial Borrower and/or any of its Subsidiaries and (v) Dispositions of old, obsolete or surplus equipment.

“Bridge Permitted Equity Issuances” shall mean (i) any issuances of any Equity Interests pursuant to employee stock plans or other benefit or employee benefit or incentive plan or agreement, (ii) any issuances of directors’ qualifying shares, (iii) any issuances of Equity Interests as direct consideration in a Permitted Business Acquisition or Permitted Investment that constitutes a Bridge Permitted Payment, (iv) any issuances of Equity Interests in connection with the conversion of options or warrants to purchase Equity Interests, (v) any issuances of Equity Interests to the Seller or its affiliates in connection with the Acquisition on or after the Closing Date and (vi) issuances of Equity Interests pursuant to hedging programs established in good faith in relation to the Capital Stock of the Initial Borrower.

“Bridge Permitted Indebtedness” shall mean any Indebtedness incurred pursuant to (i) Section 6.01(b)(1)(i) pursuant to the Loan Documents together with any guarantee permitted by Section 6.01(b)(12), (ii) Section 6.01(b)(2) together with any guarantee permitted by Section 6.01(b)(12), (iii) Section 6.01(b)(3) together with any guarantee permitted by Section 6.01(b)(12), (iv) Section 6.01(b)(5), (v) Section 6.01(b)(6), (vi) Section 6.01(b)(7), (vii) Section 6.01(b)(8), (viii) Section 6.01(b)(10) and (ix) Section 6.01(b)(14); provided that all such Indebtedness referred in clauses (iv) through (ix) above is incurred in the ordinary course of business; provided, further, that other than respect to the foregoing clause (iii), any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness shall not include any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”.

“Bridge Permitted Liens” shall mean Liens permitted under clauses (2), (5), (6), (7), (8), (9), (10) (to the extent Incurred in the ordinary course of business), (16), (34)(i) (pursuant to the Loan Documents) or (34)(iii) of the definition of “Permitted Liens” .

“Bridge Permitted Payments” shall mean:

(1)
Permitted Investments made pursuant to clause (1), (2), (3), (6),  (7), (8), (12), (16), (17), (19), (22), (23), (25), (27) (so long as the amount of the Investment is not increased) (unless such increase is required by the terms of such Investment as of the Closing Date)), (30) (to the extent consisting of (or resulting from) Bridge Permitted Indebtedness, Bridge Permitted Liens or Asset Sales permitted by Section 6.05), (36), (38) and (39) of the definition of “Permitted Investments”; and

(2)
Restricted Payments made pursuant to Section 6.03(b)(1), Section 6.03(b)(3), Section 6.03(b)(6), Section 6.03(b)(10) (to the extent consisting of (or resulting from) Bridge Permitted Indebtedness, Asset Sales permitted by Section 6.05 or an Affiliate Transaction permitted by Section 6.06), Section 6.03(b)(12), Section 6.03(b)(13) and Section 6.03(b)(16).

“Bridge Restricted Indebtedness” shall mean Indebtedness of the type described in clauses (a), (b), (j) or, to the extent the original Indebtedness is of the type described in the foregoing, (k) of the definition thereof.

“Bridge Termination” shall mean the termination of all Bridge Loan Commitments and the payment in full in cash of the principal of and interest on all Bridge Loans and all fees, expenses and other amounts payable under any Loan Document with respect to the Bridge Loans (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Builder Basket” shall have the meaning assigned to such term in Section 6.03(a)(iv)(C).

“Builder Basket Reference Time” shall have the meaning assigned to such term in Section 6.03(a)(iv)(C).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with any SOFR Loan, such term shall mean any such day that is also a U.S. Government Securities Business Day.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Canadian Pension Plan” means any “registered pension plan” as defined under section 248(1) of the ITA Canada that is maintained, sponsored or contributed to by a Loan Party or any Subsidiary of a Loan Party with respect to its employees, other than a pension plan established by statute, including the Canada Pension Plan maintained by the Government of Canada and the Québec Pension Plan maintained by the Province of Québec.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan that contains a “defined benefit provision” as such term is defined in subsection 147.1(1) of the ITA Canada.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations) that are reported in the Initial Borrower’s consolidated statement of cash flows for such period and (c) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations, including any capitalized bonus payment).

“Capital Markets Indebtedness” shall mean any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a placement to institutional investors. The term “Capital Markets Indebtedness” shall not include any Indebtedness under commercial bank facilities or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” shall mean:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that the Initial Borrower may choose for any obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on December 31, 2018 (whether or not such operating lease obligations were in effect on such date) to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Captive Insurance Subsidiary” shall mean any Subsidiary that is subject to regulation as an insurance company.

“Cash Collateralize” shall mean to pledge and deposit with, or deliver to, the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” or “cash equivalents” shall mean, as at any date of determination,

(1)	Dollars, Euro, Pounds, Canadian Dollars or such other currencies held by the Initial Borrower or any Subsidiary from time to time in the ordinary course of business;

(2)
readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the US, Canada, the United Kingdom or by any member nation of the European Union or (ii) issued by any agency or instrumentality of any of the foregoing, the obligations of which are backed by the full faith and credit of the US, Canada, the United Kingdom or any such member nation of the European Union, as applicable, in each case having average maturities of not more than twelve months from the date of acquisition thereof and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(3)
readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision, taxing authority or any public instrumentality thereof or any foreign government, in each case having average maturities of not more than 12 months from the acquisition;

(4)
commercial paper having average maturities of not more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(5)
deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(6)
securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000;

(7)
marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8)
investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(9)
shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (1) through (8) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and

(10)	solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” or “cash equivalents” shall also include (x) Investments of the type and maturity described in clauses (2) through (10) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (2) through (10) above and in this paragraph.

“Cash Management Agreement” shall mean any agreement to provide to any Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued but only to the extent it is the general policy of an Issuing Bank or Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.  Notwithstanding the foregoing, FATCA (as defined below) shall not be considered a “Change in Law.”

“Change of Control” shall mean the occurrence of any of the following:

(1)
the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Initial Borrower and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Initial Borrower or its Subsidiaries;

(2)
the Initial Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d‑5(b)(1) under the Exchange Act), in a single transaction or in a series of related transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d‑3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Initial Borrower other than to one or more Permitted Holders; provided, however, that a Person or group shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or group or any of such Person’s or group’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or

(3)	the Midco Borrower ceases to be a direct Wholly-Owned Subsidiary of the Initial Borrower or of any Subsidiary of the Initial Borrower that has become a Guarantor.

Notwithstanding the foregoing, none of the Transactions will constitute a Change of Control.

Notwithstanding anything to the contrary in this definition, a transaction will not be considered to be a Change of Control if (A) the Initial Borrower becomes a direct or indirect Wholly-Owned Subsidiary of another Person and (B) either (i) the shares of the Initial Borrower’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following such transaction, no Person (other than a Person or a Wholly-Owned Subsidiary of a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such Person.

“Charged Company” shall have the meaning assigned to such term in Section 4.01(g)(vi).

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Bridge Loans, Other Term Loans established as a separate Class, Initial Revolving Loans or Other Revolving Loans established as a separate Class; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Bridge Loans, Other Term Loans of a specified Class, Initial Revolving Loans or Other Revolving Loans of a specified Class.

“Closing Date” shall mean the first date on which all conditions precedent set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Closing Date Refinancing” shall mean, to the extent not previously repaid, the repayment and termination of the SVB Revolver.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property  or any property which is the subject of a featherweight security interest under a Security Document.

“Collateral Agent” shall mean U.S. Bank Trust Company, National Association, acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” shall mean each of the U.S. Collateral Agreement and each Foreign Collateral Agreement.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to the Agreed Security Principles, the last three paragraphs of Section 5.10 and Schedule 5.13 (which, for the avoidance of doubt, in each case shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):

(a)
on the Closing Date, the Collateral Agent shall have received from (i) the Initial Borrower and each Guarantor incorporated, organized or formed, as applicable, in the United States, a counterpart of the U.S. Collateral Agreement and (ii) each Guarantor incorporated, organized or formed, as applicable, in the United States and England and Wales, a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)
on the Closing Date (or such later date reasonably agreed to by the Administrative Agent), (i)(x) all outstanding Equity Interests in Domestic Subsidiaries directly owned by the Loan Parties on the Closing Date, other than Equity Interests that would constitute Excluded Property, and (y) all Indebtedness owing by the Initial Borrower or a Domestic Subsidiary to any Loan Party on the Closing Date, other than Indebtedness that would constitute Excluded Property, in each case, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and such Indebtedness to the extent required to be delivered pursuant to the applicable Security Documents, together with stock powers, note endorsements or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)
in the case of any person that becomes a Guarantor or an Additional Borrower after the Closing Date, the Agents shall have received (i) a supplement to the Guarantee Agreement (unless, in the case of an Additional Borrower, such Additional Borrower is already a Guarantor), (ii) the applicable executed Collateral Agreement and any other executed Security Documents (or, in each case, supplements thereto), if applicable, as would be reasonably necessary in order to provide the Collateral Agent on behalf of the Lenders with a security interest over such assets of such Guarantor or Additional Borrower as contemplated by Section 3(a) of the Agreed Security Principles, in the form specified therefor or otherwise reasonably acceptable to the Collateral Agent, in each case, duly executed and delivered on behalf of such Guarantor or Additional Borrower and, if applicable, the Initial Borrower and (iii) if reasonably requested by the Administrative Agent, customary opinions of counsel, addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank (in each case, consistent with generally accepted market practice in the relevant jurisdiction);

(d)
(x) all outstanding Equity Interests of any person that becomes a Guarantor or an Additional Borrower after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, in each case other than Equity Interests that would constitute Excluded Property, in each case, shall have been pledged and delivered promptly, but in no event later than thirty (30) days, with respect to Equity Interests in a Domestic Subsidiary, or ninety (90) days, with respect to Equity Interests in a Foreign Subsidiary (or, in either case, such longer period as agreed by the Collateral Agent in its reasonable discretion), pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)
except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document (or supplement thereto);

(f)	evidence of insurance required by the terms of Section 5.02 hereof shall have been received by the Collateral Agent to the extent required by Section 5.02;

(g)
after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10; and

(h)
subject to Section 5.10(g) for any Mortgaged Property acquired after the Closing Date, the Collateral Agent shall have received with respect to any Mortgaged Property (other than an Excluded Property), a Mortgage, in each case, in form and substance reasonably acceptable to the Collateral Agent:

(i)          evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage is in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, (B) such Mortgage has been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii)         a fully paid policy of lender’s title insurance (a “Mortgage Policy”) in an amount reasonably acceptable to the Collateral Agent (not to exceed the fair market value of such Mortgaged Property (as determined by the Initial Borrower in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Collateral Agent, insuring the relevant Mortgage as having created a valid subsisting first priority Lien on the real property described therein, subject only to Permitted Liens, together with such endorsements as the Collateral Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii)       if requested by the Collateral Agent, a customary legal opinion of local counsel in the jurisdiction in which such Mortgaged Property is located covering the enforceability of such Mortgage and such other customary matters, in such form and substance as the Collateral Agent may reasonably request;

(iv)       a new survey or an existing survey, together with a no change affidavit, in either case sufficient for the relevant title insurance company to remove the standard survey exception and issue the survey-related endorsements in the Mortgage Policy covering such Mortgaged Property;

(v)          an appraisal (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended);  and

(vi)        a “Life-of-Loan” flood determination (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by the Initial Borrower together with evidence of flood insurance for any such Mortgaged Property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto).

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, it is understood that to the extent any Collateral (other than Collateral with respect to which a lien may be perfected by the filing of a Uniform Commercial Code financing statement) is not or cannot be provided or the security interest of the Collateral Agent therein is not or cannot be perfected on the Closing Date after the use of commercially reasonable efforts by the Borrower to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to any Credit Event on the Closing Date but, instead, shall be required to be delivered and perfected within 90 days after the Closing Date (subject to extension by the Administrative Agent in its reasonable discretion).

“COMI” shall have the meaning assigned to such term in Section 1.14.

“COMI Regulation” shall have the meaning assigned to such term in Section 3.25.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Bridge Loan Commitment, Other Revolving Facility Commitment and/or Other Term Loan Commitment, and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolving Facility Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Agreements” shall mean, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Initial Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Initial Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Initial Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Coverage Ratio” shall mean on any date the ratio of (i) EBITDA of the Initial Borrower and its Subsidiaries to (ii) Consolidated Interest Expense of the Initial Borrower and its Subsidiaries, in each case, for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Consolidated Interest Coverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, consolidated cash interest expense of such Person and its subsidiaries for such period with respect to all outstanding Consolidated Total Debt of such Person and its subsidiaries, including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest expense and any capitalized interest, whether paid or accrued, net of cash interest income of such Person and its subsidiaries, to the extent such expenses were deducted (and not added back) in computing Consolidated Net Income, but excluding, for the avoidance of doubt, (a) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (b) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (c) commissions, discounts, yield and other fees and expenses (including any interest expense) incurred in connection with any Permitted Receivables Financing, (d) all non-recurring interest expense or “additional interest” for failure to timely comply with registration rights obligations, (e) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued or incurred in connection with the Transactions, (g) penalties and interest relating to taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) any interest expense attributable to a parent company resulting from push down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (k) expensing of bridge, arrangement, structuring, commitment or other financing fees.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For the avoidance of doubt, Consolidated Interest Expense shall not include any principal payments respect to any Indebtedness.

“Consolidated Net Income” shall mean, with respect to any Person on a consolidated basis, an amount equal to the sum of net income (loss), determined in accordance with GAAP, but excluding, without duplication:

(a)
any net income (loss) of any Person if such Person is not the Initial Borrower or a Subsidiary, except that the Person’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed as a dividend or other distribution or return on investment;

(b)	any net effect of gains or losses (less all fees and expenses chargeable thereto) attributable to any asset Disposition (including asset retirement costs) outside the ordinary course of business;

(c)
(i) any gain or GAAP Charge from (A) any extraordinary item and/or (B) any nonrecurring or unusual item (including any non-recurring or unusual accruals or reserves in respect of any extraordinary, non-recurring or unusual items) and/or (ii) any GAAP Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(d)
any GAAP Charge attributable to the development, undertaking and/or implementation of any Cost Saving Initiatives (including (x) in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility/location opening and/or pre-opening, any inventory optimization program and/or any curtailment and/or (y) for the avoidance of doubt, in connection with the Transactions or any Permitted Business Acquisition, Investment or Disposition), any business optimization GAAP Charge, any restructuring GAAP Charge (including any GAAP Charge relating to any Tax restructuring and/or any acquisitions after the Closing Date and adjustments to existing reserves and whether or not classified as a restructuring expense on the consolidated financial statements), any GAAP Charge relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation GAAP Charge, any severance GAAP Charge, any GAAP Charge relating to entry into a new market, any GAAP Charge relating to any strategic initiative, any signing GAAP Charge, any retention or completion bonus, any other recruiting, signing and retention GAAP Charge, any expansion and/or relocation GAAP Charge, any GAAP Charge associated with any curtailments or modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof), any software development GAAP Charge, any GAAP Charge associated with new systems design, any implementation GAAP Charge, any project startup GAAP Charge, any GAAP Charge in connection with new operations, any consulting GAAP Charge and/or any business development GAAP Charge;

(e)
Transaction Costs (including any GAAP Charges associated with the rollover, acceleration or payout of Equity Interests held by management of the Target or any of its direct or indirect subsidiaries or parent companies in connection with the Transactions and any other payments contemplated by the Acquisition Agreement (without giving effect to any alteration, amendment, modification, supplement or waiver thereto that is materially adverse to the interests of Lenders));

(f)
any GAAP Charge (including any transaction or retention bonus or similar payment or any amortization thereof for such period) incurred in connection with the consummation of any transaction (including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), including any issuance or offering of Equity Interests, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or any Investment, including any Permitted Business Acquisition, and/or “growth” Capital Expenditure, including, in each case any earnout obligation expense, integration expense or nonrecurring merger costs incurred during such period as a result of any such transactions (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);

(g)
the amount of any GAAP Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such four fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income in the next succeeding fiscal quarter);

(h)
any net gain or GAAP Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than (A) at the option of the Initial Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof and (B) dispositions of inventory in the ordinary course of business) and/or (ii) any location that has been closed during such period;

(i)	any net income or GAAP Charge attributable to the early extinguishment of Indebtedness, including any net income or GAAP Charge realized upon the early repurchase thereof;

(j)
any GAAP Charge that is established, adjusted and/or incurred, as applicable, or that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP;

(k)
(i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, lease, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes, (ii) the cumulative effect of any change in accounting principles (effected by way of either a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles and/or policies in accordance with GAAP and/or (iii) in connection with the acquisition of any foreign subsidiaries (including pursuant to the Transactions), expenses recognized on conversion from IFRS to GAAP for items capitalized under IFRS but expensed under GAAP;

(l)
any non-cash compensation GAAP Charge and/or any other non-cash GAAP Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right, management equity plan, employee benefit plan or agreement, stock option plan and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);

(m)	amortization of intangible assets;

(n)	any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities);

(o)
(i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedging Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedging Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness);

(p)	any deferred Tax expense associated with any Tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item; and

(q)
any non-cash GAAP Charges related to adjustments to historical Tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

provided that the Initial Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (q) above in any measurement period if such adjustment would increase Consolidated Net Income for such measurement period.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received during such period so long as such Person in good faith expects to receive the same within the next four fiscal quarters; it being understood that to the extent such proceeds are not actually received within the next four fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters).

“Consolidated Net Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt that is secured by a Lien on any Collateral (other than if secured by Junior Liens) to (ii) EBITDA of the Initial Borrower and its Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Consolidated Net Senior Secured Leverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Initial Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of the Initial Borrower as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Initial Borrower and its subsidiaries (after giving effect to the Acquisition) have been delivered (or were required to be delivered) pursuant to Section 4.01(j), Section 5.04(a) or Section 5.04(b), as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Initial Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Business Acquisition), consisting of Indebtedness for borrowed money, drawn but unreimbursed obligations under Letters of Credit and similar facilities only to the extent such drawn but unreimbursed Letters of Credit and similar facilities are unreimbursed for three (3) Business Days, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents of the Initial Borrower and its Subsidiaries as of such date which aggregate amount of Unrestricted Cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date minus (c) the aggregate amount of cash and Cash Equivalents of the Initial Borrower and its Subsidiaries restricted in favor of any of the Secured Parties as of such date which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date; provided, Consolidated Total Debt shall not include (w) Letters of Credit (or other letters of credit and bankers’ acceptances), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (x) Swap Obligations, (y) Indebtedness in respect of any Permitted Receivables Financing and (z) Non-Recourse Indebtedness.

“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the United Kingdom Pensions Act 2004.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls” and “Controlled” shall have meanings correlative thereto.

“Cost Saving Initiative” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Covered Jurisdiction” shall mean each of (a) the United States, any state thereof or the District of Columbia, (b) Australia, (c) Canada, (d) England and Wales, (e) France, (f) Germany, (g) Israel, (h) Italy, (i) Japan, (j) Luxembourg, (k) Mexico, (l) Singapore, (m) Switzerland and (n) any other jurisdiction agreed to among the Initial Borrower, the Administrative Agent and the Collateral Agent.

“Credit Agreement” shall mean (i) this Agreement and (ii) (A) debt facilities (including debt facilities which are not broadly syndicated) or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Credit Event” shall mean the funding of any Loan (but excluding, for the avoidance of doubt, any continuation or conversion of a Loan from one Type to another) and/or any L/C Credit Extension.

“CTA” shall mean the Corporation Tax Act 2009.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, cap, floor, ceiling, collar, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in consultation with the Borrower in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion in consultation with the Initial Borrower.

“Debtor Relief Laws” shall mean the Bankruptcy Code, the United Kingdom Insolvency Act 1986, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), or any other applicable corporate statute, the Australian Corporations Act and all other liquidation, winding-up, restructuring, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, the United Kingdom, Canada, Australia or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including any applicable corporations legislation to the extent relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt).

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(d).

“Declining Term Lender” shall have the meaning assigned to such term in Section 2.10(d).

“Default” shall mean any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.24, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified any Borrower, the Swingline Lender, the Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect , (c) has failed, within three (3) Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a case or proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, interim receiver, receiver-manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, territorial or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to the Initial Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Initial Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Initial Borrower, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Direction” shall have the meaning specified in the definition of “Excluded Taxes.”

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, assign, transfer or otherwise dispose of any property, business or asset (including any issuances of Equity Interests of a Subsidiary) . The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Equity Interests” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Initial Borrower or any Subsidiary), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Initial Borrower or any Subsidiary), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Initial Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Initial Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Disqualified Lender” shall mean, collectively, those persons that are competitors (or Affiliates of such competitors clearly identifiable as Affiliates of such competitors on the basis of such Affiliates’ names) of the Initial Borrower or its Subsidiaries or the Target and its Subsidiaries identified in writing to the Administrative Agent from time to time; provided that the foregoing shall not apply retroactively to disqualify any assignment to the extent such assignment was acquired by a party that was not a Disqualified Lender at the time of such assignment; provided, further, that a “competitor” or an Affiliate of a competitor shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (A) makes investment decisions or (B) has access to non-public information relating to the Initial Borrower or any person that forms part of the Initial Borrower’s business.

“Dollar Equivalent” shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount and (b) if such amount is expressed in a Permitted Foreign Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Permitted Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (Local Time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Permitted Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Duration Fee” shall have the meaning assigned to such term in Section 2.12(d).

“DQ List” shall have the meaning assigned to such term in Section 9.04(h).

“EBITDA” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the sum of:

(a)	Consolidated Net Income for such period; plus

(b)	without duplication, and, to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)         total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and bank and letter of credit, letter of guaranty and bankers’ acceptance fees and costs of surety bonds in connection with financing activities;

(ii)        Taxes paid and any provision for Taxes, including income, capital, profit, revenue, state, foreign, provincial, territorial,  franchise, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, pursuant to any Tax sharing arrangement or as a result of any Tax distribution and in respect of repatriated funds) of such Person paid or accrued during such period;

(iii)        (A) depreciation and (B) amortization (including amortization of goodwill, software, internal labor costs, deferred financing fees or costs and other intangible assets);

(iv)        any non-cash GAAP Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that (x) to the extent that any such non-cash GAAP Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash GAAP Charge in the current period and (B) to the extent such Person elects to add back such non-cash GAAP Charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA (as a deduction in calculating net income or otherwise) to such extent and (y) any non-cash GAAP Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded);

(v)         (A) any GAAP Charge incurred as a result of, in connection with or pursuant to, any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any GAAP Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of such Person (or any parent company thereof), the Initial Borrower and/or any Subsidiary;

(vi)        the amount of any GAAP Charge or deduction associated with any subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(vii)       the amount of any contingent payments in connection with the licensing of intellectual property or other assets;

(viii)      [reserved];

(ix)         the amount of fees, expense reimbursements and indemnities paid to directors, including directors of the Initial Borrower;

(x)         the amount of any GAAP Charge incurred or accrued in connection with sales of receivables and related assets in connection with any Permitted Receivables Financing;

(xi)       any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xii)        any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 or No. 144;

(xiii)       expenses incurred in connection with business interruption and event cancelation insurance;

(xiv)      any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful) (including such expenses or charges reimbursed or actually paid by a Person that is not the Initial Borrower or one of its Subsidiaries or covered by indemnification or reimbursement provisions), including the Transaction Costs and such fees, expenses or charges related to the incurrence of Loans, the establishment or amendment or other modification of this Agreement and any other credit facilities or the offering or registration of securities and stock issuance costs;

(xv)       expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid or payable in connection with Permitted Business Acquisitions, other Investments, acquisitions or Capital Expenditures;

(xvi)      [reserved];

(xvii)    the amount of any restructuring charge or provision (whether or not classified as a restructuring charge or provision under GAAP), integration cost or other business optimization expense or cost, including any one-time costs (including but not limited to severance, rent termination costs, moving costs and legal costs) incurred in connection with acquisitions or divestitures after the Closing Date, any recruiting expenses and costs related to the closure and/or consolidation of facilities and to exiting lines of business and any reconstruction, recommissioning or reconfiguring of fixed assets for alternative use;

(xviii)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (provided, in connection with any such noncash charge, write-down or item required or anticipated to be made, to the extent it represents an accrual or reserve for a cash expenditure for a future period such Person may determine not to addback such non-cash charges, write-downs, expenses, losses or items in the current period and, to the extent such Person does decide to addback such charges, write-downs, expenses, losses or items in respect thereof in such future period such charges, write-downs, expenses, losses or items will not be added back to EBITDA to the extent of such adjustment previously added back) or other items classified by such Person as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such noncash item of income to the extent it represents a receipt of cash in any future period);

(xix)      realized or unrealized net foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of such Person and its subsidiaries;

(xx)        net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment;

(xxi)     any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures;

(xxii)    any charge, loss or expense (including non-cash charges) relating to any Permitted Reorganization, including the amount of incremental amortization or depreciation arising as a result of any adjustments to inventory, equipment and other assets arising as a result of the consummation of, and any other charge, loss or expense arising from other accounting effects of the consummation of, such Permitted Reorganization; and

(xxiii)    any fair value adjustment related to preferred stock of such Person, including those related to dividends, embedded derivatives and indemnification provisions; plus

(c)
without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies (collectively, “Expected Cost Savings”) related to the Transactions or any Permitted Business Acquisition, Investment, Disposition, operating improvement, restructuring, cost savings initiative and/or any similar transactions which have been initiated or are intended to be initiated (any such operating improvement, restructuring, cost savings initiative or similar transaction or initiative, a “Cost Saving Initiative”), including any cost savings, expenses and GAAP Charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of such Person or any of its subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person in an amount proportionate to the percentage of Equity Interests of such joint venture that are beneficially owned by such Person), which Expected Cost Savings are projected by such Person in good faith and certified by a Responsible Officer of such Person to be realized (in each case in the good faith determination of such Person), (i) with respect to the Transactions, on or prior to the date that is 24 months after the Closing Date (including actions initiated prior to the Closing Date) and (ii) with respect to any other Cost Saving Initiative, whether initiated before, on or after the Closing Date, within 12 months after such Cost Saving Initiative (which Expected Cost Savings shall be added to EBITDA until fully realized and calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided, that any adjustments pursuant to clause (ii) of this paragraph (c) shall not exceed an aggregate amount equal to 15.0% of EBITDA in the aggregate (calculated after giving effect to any such add-backs and adjustments and all other permitted add-backs and adjustments) for any measurement period on a pro forma basis; provided, further, that such Expected Cost Savings described under this paragraph (c) are reasonably identifiable and factually supportable; plus

(d)
to the extent not included in Consolidated Net Income for such period, the net income of any non-Wholly-Owned Subsidiary up to the amount of cash or Cash Equivalents (x) actually distributed by such Person to a Loan Party or a Subsidiary  or (y) that could have been distributed as a dividend or other distribution or return on investment by such Person to a Loan Party or a Subsidiary; plus

(e)
without duplication, adjustments identified in the Initial Borrower’s financial model or the quality of earnings report prepared in connection with the Transactions, which shall include cost benefits of advertising inventory purchase optimization expected to be realized in connection with the Transactions, limited to the amount disclosed in writing to the Arrangers no less than five (5) Business Days prior to the date hereof; plus

(f)
without duplication, to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to clause (h) below for any previous period and not added back; minus

(g)
any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(h)
the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash GAAP Charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; minus

(i)	to the extent not deducted in arriving at such Consolidated Net Income, the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for GAAP purposes.

Notwithstanding the foregoing, (x) the Initial Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (i) above in any measurement period if such adjustment would increase EBITDA for such measurement period and (y) EBITDA shall be $[●], $[●] and $[●] for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, in each case and without duplication, subject to adjustments to give pro forma effect to any of the events described in clauses (i) through (iv) of the definition of “Pro Forma Basis” occurring or identified after the Closing Date and not otherwise included in the calculation of the foregoing amounts (in accordance with and subject to the limitations set forth in the definition of “Pro Forma Basis”). In addition, unless otherwise specified or unless the context otherwise requires, EBITDA shall refer to the EBITDA of the Initial Borrower and its Subsidiaries.

“EBITDA Coverage Test” shall have the meaning assigned to such term in Section 5.10(d)(1).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” shall mean any and all environmental media and natural resources, including ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and flora and fauna.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, agreements binding on Borrower or its Subsidiaries, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any Preferred Stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding debt securities convertible or exchangeable into any of the foregoing.

“Equity Issuance” shall mean any issuance or sale by the Initial Borrower or a parent of the Initial Borrower of any Equity Interests or other securities convertible into or exchangeable for Equity Interests (including any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests of Initial Borrower or a parent of the Initial Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Initial Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (f) the incurrence by the Initial Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) the receipt by the Initial Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by the Initial Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by the Initial Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Initial Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) a failure by the Initial Borrower, a Subsidiary or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (k) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (l) the withdrawal of any of the Initial Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.16(a).

“Erroneous Payment Notice” shall have the meaning assigned to such term in Section 8.16(b).

“Escrow” shall have the meaning specified in the definition of “Indebtedness.”

“Escrowed Proceeds” shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Establishment” shall have the meaning assigned to such term in Section 1.14.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and adopted as lawful currency by certain member states under legislation of the European Union for European Monetary Union.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Affiliates” shall mean Affiliates of the Lenders that are engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such Affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (other than, in each case, such Persons directly engaged by the Initial Borrower or its Affiliates as part of the Transactions and a limited number of senior employees who are required, in accordance with industry regulations or such Lenders’ (or its Affiliates’) internal policies and procedures, to act in a supervisory capacity and such Lenders’ internal legal, compliance, risk management, credit or investment committee members).

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10.

“Excluded Subsidiary” shall mean any of the following:

(a)	each Immaterial Subsidiary;

(b)	each Subsidiary that is a non-Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary);

(c)
each Subsidiary (i) that is prohibited from Guaranteeing or granting Liens to secure the Loan Obligations by any Requirements of Law (including, without limitation, any general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, tax restrictions, retention of title claims and any similar applicable laws, rules, regulations or orders and/or sources of potential liability for the officers, directors or shareholders of a Guarantor), (ii) with respect to which providing a Guarantee of the Loan Obligations is not within the legal capacity of such Subsidiary or the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition, bona fide contractual restriction or regulatory condition or would result in (or in a material risk of) personal or criminal liability on the part of any officer of such Subsidiary or (iii) that would require consent, approval, license or authorization of a Governmental Authority or other third party (other than the Initial Borrower or a Wholly-Owned Subsidiary) to Guarantee or grant Liens to secure the Loan Obligations (unless such consent, approval, license or authorization has been received, it being understood that the Initial Borrower and its Subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization);

(d)
each Subsidiary acquired pursuant to a Permitted Business Acquisition or other Investment permitted hereunder that, at the time of such Permitted Business Acquisition or other Investment, has assumed Indebtedness not incurred in contemplation of such Permitted Business Acquisition or other Investment and each subsidiary that is a subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor;

(e)	any Subsidiary that is organized under the laws of a jurisdiction that is not a Covered Jurisdiction;

(f)
any Subsidiary with respect to which the Administrative Agent and the Initial Borrower reasonably agree that the cost or other consequences of providing a Guarantee to secure the Loan Obligations are likely to be excessive in relation to the value to be afforded thereby;

(g)	any Subsidiary with respect to which the Initial Borrower reasonably determines in good faith that the provision of a Guarantee thereby is likely to result in material and adverse Tax consequences;

(h)	each Unrestricted Subsidiary;

(i)	each Insurance Subsidiary;

(j)	each special purpose entity;

(k)	each not-for-profit subsidiary; and

(l)	each receivables subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, any of the following Taxes imposed on or with respect to any such recipient or required to be withheld or deducted from a payment to any such recipient: (i) Taxes imposed on or measured by its net income (however denominated), franchise and similar Taxes, and branch profits Taxes, in each case (a) imposed by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized or incorporated in, having its principal office in, being engaged in a trade or business in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal and/or UK withholding Tax imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or a Commitment pursuant to laws in force at the time such Lender acquires such interest in the Loan or Commitment or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan (other than to the extent such Lender is an assignee pursuant to a request by the Initial Borrower under Sections 2.19(b) or 2.19(c)) or designates a new Lending Office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, except to the extent that with respect to UK withholding Taxes, such Lender is a UK Qualifying Lender save where (1) such withholding Taxes are imposed as a result of such Lender not being, or ceasing to be, a UK Qualifying Lender as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; (2) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (1)(b) of the definition of UK Qualifying Lender and an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA U.K. which relates to the payment and that Lender has received from the UK Borrowing Subsidiary making the payment a certified copy of such Direction and the payment could have been made to the Lender without any UK withholding tax if that Direction had not been made; (3) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (1)(b) of the definition of UK Qualifying Lender and the Lender has not given a Tax Confirmation to the UK Borrowing Subsidiary and the payment could have been made to the Lender without any UK withholding Taxes if the Lender had given a Tax Confirmation to the UK Borrowing Subsidiary, on the basis that the Tax Confirmation would have enabled the UK Borrowing Subsidiary to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA U.K.; or (4) the relevant Lender is a UK Treaty Lender and the UK Borrowing Subsidiary making the payment is able to demonstrate that the payment could have been made to the Lender without the withholding Tax had that Lender complied with its obligations under Section 2.17(e) , (iii) any Tax (other than Swiss Withholding Tax) attributable to the Administrative Agent’s, any Lender’s, any Issuing Bank’s or any other recipient’s failure to comply with Sections 2.17(d) or 2.17(g),  (iv) any Tax imposed under FATCA, (v) any Canadian federal withholding Taxes arising as a result of: (A) the recipient not dealing at arm’s length (within the meaning of the ITA Canada) with the applicable Loan Party; (B) the recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA Canada) of the applicable Loan Party or not dealing at arm’s length (for the purposes of the ITA Canada) with a “specified shareholder” (as defined in subsection 18(5) of the ITA Canada) of the applicable Loan Party; or (C) a Loan Party being a “specified entity” (as defined in subsection 18.4(1) of the ITA Canada) in respect of the recipient, except in the case of (A) through (C) where (x) the non-arm’s length relationship, (y) the recipient being a “specified non-resident shareholder” of a Loan Party or not dealing at arm’s length with a “specified shareholder” of a Loan Party or (z) the recipient being a “specified entity” in respect of a Loan Party, as applicable, arises in connection with or as a result of the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any rights under this Agreement or any other Loan Document and (vi) any Taxes that are imposed or withheld under or pursuant to the German Defence against Tax Havens Act (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb).

“Expected Cost Savings” shall have the meaning assigned to such term in the definition of the term “EBITDA”.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Fee” shall have the meaning assigned to such term in Section 2.12(e).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.22(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there are two Facilities (i.e., the Bridge Facility and the Initial Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder or, without duplication, Term Loans.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Initial Borrower), including, at the option of the Initial Borrower, reliance on the most recent real property Tax bill or assessment in the case of Real Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate on any day would otherwise be less than 0%, then the Federal Funds Rate on such day shall be deemed to be 0%.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Fee Letter” shall mean the Arranger Fee Letter, the Agent Fee Letter and any other fee letter between the Initial Borrower and a Secured Party.

“Financial Covenant” shall mean the covenant of the Initial Borrower set forth in Section 6.10.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or other executive responsible for the financial affairs of such person.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the United Kingdom Pensions Act 2004.

“Fitch” shall mean Fitch Ratings Inc. or any successor entity.

“Fixed Amounts” shall have the meaning assigned to such term in Section 1.09.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Floor” shall mean a rate of interest equal to (i) with respect to the Initial Revolving Facility, 0.00% per annum, (ii) with respect to Bridge Facility, 0.00% per annum, and (iii) if applicable, with respect to any other Class of Loans, as specified in the applicable Extension Amendment, Refinancing Amendment or other applicable Loan Documents.

“Foreign Collateral Agreement” shall mean each security agreement, deed, hypothec or debenture (or the equivalent thereof) that is stated to be governed by the law of a jurisdiction outside of the United States and that is required in order to establish a security interest over certain of the assets of the Loan Parties party thereto in favor of the Collateral Agent and/or the “Pledgees” (as defined therein), for the benefit of the “Secured Parties” and/or the “Pledgees” (each as defined therein), as contemplated by Section 3(a) of the Agreed Security Principles in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, subject to the Agreed Security Principles.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated, amalgamated, continued, organized or formed, as applicable, under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Freely Disposable Amount” shall have the meaning assigned to such term in Section 8.17(a).

“French Loan Party” shall mean a Loan Party incorporated or organized in France.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time , subject to the provisions of Section 1.02. For the purposes of this Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“GAAP Charge” shall mean any fee (including third party consultant fees and other similar fees), loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“German Loan Party” shall mean a Loan Party incorporated or organized in Germany.

“German Resident” shall mean each Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (including its directors, managers, officers, agents and/ or employees).

“Germany” shall mean the Federal Republic of Germany (and “German” shall be construed accordingly).

“Governmental Authority” shall mean any federal, state, provincial, territorial, local or foreign court or governmental agency, department, ministry, authority, instrumentality or regulatory or legislative body.

“guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby. “guaranteed” and “guaranteeing” shall have meanings correlative thereto.

“Guarantee” shall mean the guarantee of the Loan Obligations by a Guarantor pursuant to the Guarantee Agreement (including any supplement thereto).  It is understood that any Guarantee shall be limited to the extent set forth in the Guarantee Agreement (or supplement thereto, as applicable). “Guaranteed” and “Guaranteeing” shall have meanings correlative thereto.

“Guarantee Agreement” shall mean the Guarantee Agreement substantially in the form of Exhibit M to be dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, among the Initial Borrower, the Additional Borrowers, the Guarantors party thereto from time to time and the Administrative Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “guarantee.”

“Guarantor Coverage Test Date” shall have the meaning assigned to such term in Section 5.10(d)(2).

“Guarantor Coverage Tests” shall have the meaning assigned to such term in Section 5.10(d)(2).

“Guarantors” shall mean (i) each Borrower, (ii) each other Subsidiary of the Initial Borrower that executes the Guarantee Agreement on the Closing Date and (iii) each Subsidiary of the Initial Borrower that becomes a Loan Party pursuant to Section 5.10(d) or Section 5.13, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof; provided that no Excluded Subsidiary shall be a Guarantor.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that enters into or has entered into a Hedging Agreement with the Initial Borrower or any Subsidiary, in each case, in its capacity as a party to such Hedging Agreement.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedging Agreement, as determined by the Hedge Bank (or the Initial Borrower, if no Agent, Arranger or Lender (or any Affiliate thereof) is party to such Hedging Agreement) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Initial Borrower, if no Agent, Arranger or Lender (or any Affiliate thereof) is party to such Hedging Agreement).

“Hedging Agreement” shall mean any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement that is entered into by and between the Initial Borrower or any Subsidiary and any Hedge Bank, including any such agreement that is in effect on the Closing Date.

“HMRC DT Treaty Passport Scheme” shall mean the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“IFRS” shall mean international accounting standards as issued by the International Accounting Standards Board, as in effect from time to time, to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the fiscal quarter of the Initial Borrower and its Subsidiaries most recently ended for which financial statements (or pro forma financial statements, as applicable) have been (or were required to be) delivered pursuant to Section 4.01(j), Section 5.04(a) or Section 5.04(b), have (x) assets with a value equal to or in excess of 2.5% of Consolidated Total Assets or (y) operating revenue which is equal to or greater than 2.5% of the consolidated operating revenues of the Initial Borrower and its Subsidiaries on such date, in each case, calculated on an unconsolidated standalone basis and without double counting. Notwithstanding the foregoing, if at any time all Immaterial Subsidiaries, taken as a whole, (i) have total assets at such time exceeding 5.0% of the Consolidated Total Assets of the Initial Borrower and its Subsidiaries on such date or (ii) have operating revenue which is greater than 5.0% of the consolidated operating revenues of the Initial Borrower and its Subsidiaries on such date, then the Initial Borrower shall designate which of such Subsidiaries shall no longer constitute “Immaterial Subsidiaries” for purposes of this Agreement to the extent necessary to cause such excess to be eliminated; provided, that if no such designation is made by the Initial Borrower, then one or more of such Immaterial Subsidiaries shall be deemed not to be Immaterial Subsidiaries in descending order based on the amounts of their Consolidated Total Assets or operating revenue, as applicable, until such excess shall have been eliminated.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Initial Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower(s) under the applicable Incremental Revolving Facility, the Administrative Agent and one or more Incremental Revolving Facility Lenders.

 “Incremental Revolving Facility” shall mean the Incremental Revolving Facility Commitments and the Incremental Revolving Loans made thereunder.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Revolving Facility Loans to the Borrower(s) under the applicable Incremental Revolving Facility and to acquire risk participations in Letters of Credit and Swingline Loans as provided herein.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrower pursuant to an Incremental Revolving Facility Commitment.

“Incremental Super Senior Indebtedness Amount” shall mean, at any time, (a) the greater of $62,500,000 and 25.0% of EBITDA for the most recently ended Test Period minus (b) the aggregate principal amount of all Incremental Revolving Facility Commitments established in reliance on the Incremental Super Senior Indebtedness Amount and, without duplication, any other Indebtedness Incurred pursuant to Section 6.01(b)(1)(ii).

“Incur” shall mean issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Incurrence Based Amounts” shall have the meaning assigned to such term in Section 1.09.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earnout obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP, (iii) any such obligations incurred under ERISA and (iv) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all guarantees by such person of Indebtedness of others described in clauses (a) through (d) above, (f) all Capitalized Lease Obligations of such person, (g) the net obligations of any person under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability in accordance with GAAP, (h) the principal component of all unreimbursed obligations of such person as an account party in respect of drawn letters of credit, (i) the principal component of all unreimbursed obligations of such person in respect of drawn bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Equity Interests) and (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed.

The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby; provided that the amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

Notwithstanding the foregoing, and where applicable, “Indebtedness” will not include:

(i)         all intercompany Indebtedness and any obligations arising from intercompany transfer pricing arrangements having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business;

(ii)         [reserved];

(iii)         contingent obligations incurred in the ordinary course of business;

(iv)        in connection with any Permitted Business Acquisition or other Investment, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of the Person or assets acquired after the closing; provided, however, that to the extent such payment becomes fixed and determined, the amount is paid within ninety (90) days thereafter;

(v)       deferred compensation payable to directors, officers, employees or consultants and any obligations in respect of workers’ compensation claims, early retirement obligations, pension fund obligations or contributions or social security or wage Taxes;

(vi)      any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in any amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(vii)       current and long term deferred income, current and deferred income taxes payable, capitalized payments in lieu of property taxes in accordance with GAAP, in each case accrued in the ordinary course of business;

(viii)      deferred or prepaid revenues;

(ix)         prepayments or deposits received from clients or customers in the ordinary course of business;

(x)        obligations in respect of letters of credit and bank guarantees provided by the Initial Borrower or any of its Subsidiaries in the ordinary course of business, to the extent such letters of credit or bank guarantees are not drawn upon or, if and to the extent drawn upon, are reimbursed no later than the tenth (10th) Business Day following receipt by such Person of a demand for reimbursement following such drawing;

(xi)        obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business;

(xii)      obligations in respect of performance, completion, surety, Tax, appeal, judgment, advance payment, customs, guarantees or similar instruments provided by the Initial Borrower or any Subsidiaries in the ordinary course of business;

(xiii)      Escrowed Proceeds and other obligations which would otherwise constitute Indebtedness but which have been cash collateralized and obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose and are used for such purpose (it being understood that in any event, any such proceeds held in such Escrow shall be not deemed to be unrestricted cash), and

(xiv)       any Increased Amount.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness for purposes of this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness for purposes of this Agreement.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Borrower Financial Statements” shall have the meaning assigned to such term in Section 3.05(a).

“Initial Revolving Facility” shall mean the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) and the Initial Revolving Loans made thereunder.

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment on the same terms as (and forming a single Class with) the Revolving Facility Commitments referred to in clause (i) of this definition.

“Insurance Subsidiary” shall have the meaning assigned to such term in clause (24) of the definition of “Permitted Investments”.

“Intellectual Property” shall mean the following intellectual property rights, including both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other knowhow, whether or not patentable.

“Intercreditor Agreement” shall mean the intercreditor agreement dated February 3, 2025, among, among others, the Initial Borrower, the Midco Borrower, U.S. Bank Trust Company, National Association, as security agent, and Goldman Sachs Bank USA, as super senior agent, and certain other banks and financial institutions.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) approved by the Administrative Agent.

“Interest Payment Date” shall mean, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the applicable Facility under which such Loan was made.

“Interest Period” shall mean, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months (subject to availability thereof) thereafter, as selected by the applicable Borrower in its Borrowing Request or Interest Election Request, or such other period that is requested by the applicable Borrower and consented to by the Administrative Agent and all applicable Lenders; provided that:

(i)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)         no Interest Period for any Loan shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

(iv)       no tenor that has been removed from this definition pursuant to Section 2.14(d) shall be available for specification in such Borrowing Request or Interest Election Request.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

(1)
“Investments” shall include the portion (proportionate to the Initial Borrower’s Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Initial Borrower) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, the Initial Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	its “Investment” in such Subsidiary at the time of such redesignation, less

(b)
the portion (proportionate to its Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Initial Borrower) of the net assets of such Subsidiary at the time of such redesignation; and

(2)
any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Initial Borrower) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Initial Borrower.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce, publication number 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the applicable Borrower (or any Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (i) each person listed as having a Letter of Credit Commitment on Schedule 2.01 and (ii) each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Jefferies Finance LLC may cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies Finance LLC for all purposes under the Loan Documents.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“ITA Canada” shall mean the Income Tax Act (Canada), as amended from time to time.

“ITA U.K.” shall mean the Income Tax Act 2003.

“Italian Civil Code” shall mean the Italian Civil Code (Codice Civile) enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented.

“Italian Obligor” shall mean a Loan Party incorporated in the Republic of Italy.

“Italian Usury Law” shall mean the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.27.

“Junior Financing” shall mean any Indebtedness secured by Junior Liens or any Subordinated Indebtedness, in each case that constitutes Material Indebtedness.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Loan Obligations.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date then in effect on such date of determination.

“L/C Advance” shall mean, with respect to each Revolving Facility Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Facility Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07 (and, in the case of any Letter of Credit denominated in a Permitted Foreign Currency, based on the Dollar Equivalent thereof at such time).

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“LCA Election” shall have the meaning assigned to such term in Section 1.10(a).

“LCA Test Date” shall have the meaning assigned to such term in Section 1.10(a).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23. Unless the context clearly indicates otherwise, the term “Lenders” shall include any Swingline Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Commitment” shall mean, as to any Issuing Bank, the amount set forth on Schedule 2.01  opposite such Issuing Bank’s name or, in the case of an Issuing Bank that becomes an Issuing Bank after the Closing Date, the amount notified in writing to the Administrative Agent by the Initial Borrower and such Issuing Bank; provided that the Letter of Credit Commitment of any Issuing Bank may be increased or decreased if agreed in writing between the Borrower and such Issuing Bank (each acting in its sole discretion) and notified in writing to the Administrative Agent by such persons.

“Letter of Credit Facility Expiration Date” shall mean, with respect to any Revolving Facility, the fifth Business Day prior to the Revolving Facility Maturity Date for such Revolving Facility.

“Letter of Credit Request” shall mean a request by any Borrower substantially in the form of Exhibit D-3 or such other form (including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Issuing Bank) as shall be approved by the applicable Issuing Bank.

“Letter of Credit Sublimit” shall mean $10,000,000, as such amount may be reduced pursuant to Section 2.08. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” shall mean any mortgage, pledge, hypothecation, deed of trust, assignment, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capital lease that would constitute a Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any Permitted Business Acquisition or other Investment, including by means of a merger, amalgamation or consolidation, by the Initial Borrower or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Initial Borrower or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (ii) any Restricted Payment subject to an irrevocable declaration by the Board of Directors of the Initial Borrower or any Subsidiary that is payable within 60 days of the date of declaration, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing and/or (iii) any repayment or redemption of Indebtedness of the Initial Borrower or any of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) each Extension Amendment, (vi) each Refinancing Amendment, (vii) the Intercreditor Agreement, (viii) any Additional Borrower Joinder, and (ix) any Note issued under Section 2.09(e).

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding) on the Loans made to any Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of any Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding), and (b) the due and punctual payment of all monetary obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding).

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the Initial Borrower on the date of the declaration of the relevant dividend or purchase, repurchase or other acquisition or retirement of common stock or common Equity Interests multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration of such dividends or purchase, repurchase or other acquisition or retirement of common stock or common Equity Interests.

“Material Adverse Effect” shall mean (i) on the Closing Date, a “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on August 1, 2024) and (ii) at any time thereafter, a material adverse effect on (a) the business, financial condition or results of operations of the Initial Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under the Facilities or (c) the material rights and material remedies of the Administrative Agent and the Lenders (taken as a whole) under the applicable Loan Documents.

“Material Assets” shall mean any assets or properties (including Intellectual Property) owned by the Initial Borrower or any Subsidiary that, individually or in the aggregate, are material to the operation of the business of the Initial Borrower and its Subsidiaries, taken as a whole, as reasonably determined by the Initial Borrower in good faith.

“Material Indebtedness” shall mean Indebtedness (other than Indebtedness under this Agreement) of any one or more of the Initial Borrower or any Significant Subsidiary in an aggregate principal amount exceeding the greater of (x) $35,000,000 and (y) 12.5% of EBITDA for the most recently ended Test Period.

“Maturity Date” shall mean (i) with respect to any Revolving Facility, the Revolving Facility Maturity Date thereof and (ii) with respect to any Term Facility, the Term Facility Maturity Date thereof.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Mexico” shall mean the United Mexican States (Estados Unidos Mexicanos).

“Midco Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean any mortgage, debenture, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, on any Mortgaged Property constituting Collateral.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Property” shall mean any fee-owned real property that has a fair market value (as determined by the Initial Borrower in good faith) in excess of $7,500,000 and that is located in the United States (a) as of the Closing Date, with respect to any real property owned by any Loan Party as of the Closing Date or (b) as of the date of acquisition thereof, with respect to any real property acquired by any Loan Party after the Closing Date; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Mortgaged Property include any Excluded Property.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Initial Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Proceeds” shall mean:

(a)          the aggregate cash proceeds received by the Initial Borrower or any Subsidiary in respect of any Asset Sale (and during the Bridge Period, any Dispositions not constituting Bridge Permitted Dispositions) or Recovery Event (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non cash form), net of (i) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including, without limitation, all fees (including investment banking fees), commissions, costs and other expenses) Incurred by the Initial Borrower or any Subsidiary in connection therewith, (ii) taxes paid or reasonably estimated by the Initial Borrower to be payable as a result thereof (including Tax distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such Disposition), (iii) amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required  to be repaid in connection with such transaction, (iv) appropriate amounts to be provided by the Initial Borrower and the Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Initial Borrower and the Subsidiaries after such sale or other disposition, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations or purchase price adjustments associated with such transaction and (v) amounts deposited into Escrow to secure indemnification obligations or purchase price adjustments with respect to such transaction; provided that upon release of any such amounts from Escrow to the Initial Borrower or any of its Subsidiaries, such released amount shall constitute Net Proceeds; and

(b)         100% of the cash proceeds from the incurrence, issuance or sale by the Initial Borrower or any Subsidiary of (1) any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans) and (2) during the Bridge Period, any Equity Issuances not constituting Bridge Permitted Equity Issuances, in each case, net of all  fees (including investment banking fees), commissions, costs and other expenses, incurred in connection with such issuance or sale.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning given that term in Section 2.05(b)(iii).

“Non-Recourse Indebtedness” shall mean Indebtedness that is non-recourse to the Initial Borrower or any of its Subsidiaries.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean any principal, interest (including fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Initial Borrower or any Guarantor whether or not a claim for fees or expenses is allowed or allowable in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Loans shall not include fees or indemnifications in favor of third parties other than the Administrative Agent and the Lenders.

“Other Connection Taxes” shall mean, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Debt” shall mean any obligations secured by Other First Liens (including any Refinancing Notes secured by Other First Liens).

“Other First Liens” shall mean Liens on the Collateral that are pari passu in right of payment with the Liens thereon securing the Loan Obligations (without regard to control of remedies).

“Other Revolving Facility Commitments” shall mean, collectively, (a) Extended Revolving Facility Commitments and (b) Replacement Revolving Facility Commitments.

“Other Revolving Loans” shall mean, collectively (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes imposed as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from any Loan Document or any transactions pursuant to any Loan Document) imposed with respect to an assignment (other than with respect to an assignment pursuant to a request by the Initial Borrower under Sections 2.19(b) or 2.19(c)).

“Other Term Facilities” shall mean the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” shall mean commitments to make Refinancing Term Loans.

“Other Term Loans” shall mean, collectively, (a) Extended Term Loans and (b) Refinancing Term Loans.

“Outside Date” shall mean February 15, 2026.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part 1 of the United Kingdom Pension Act 2004.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Initial Borrower and the other Loan Parties that are Domestic Subsidiaries in the form attached hereto as Exhibit I, or such other form as is reasonably satisfactory to the Collateral Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(e).

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or a majority of the Equity Interests (other than directors’ qualifying shares) not previously held by the Initial Borrower or its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), so long as (i) subject to Section 1.10 for a Limited Condition Transaction, no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable material laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; and (iv) any acquired Equity Interests or any Equity Interests in any entity newly formed in connection with such transactions shall be Equity Interests of a Subsidiary (except as permitted by a provision of the definition of “Permitted Investments”).

“Permitted Foreign Currency” shall mean, with respect to any Letter of Credit, any foreign currency that is reasonably requested by a Borrower from time to time and that has been agreed to by the applicable Issuing Bank in its sole discretion.

“Permitted Holder” shall mean (1) the Seller and its Affiliates and (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of the Equity Interests of the Initial Borrower.

“Permitted Investments” shall mean:

(1)	the Transactions and Investments in connection with the Transactions, including the Acquisition;

(2)	Investments by the Initial Borrower or any Subsidiary in the Initial Borrower or any Subsidiary, other than in connection with the second proviso in Section 9.18(b);

(3)	Investments in cash and Cash Equivalents;

(4)	Investments arising out of the receipt by the Initial Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted by Section 6.05;

(5)
loans and advances to officers, directors, employees or consultants of the Initial Borrower or any Subsidiary (i) in an aggregate outstanding amount pursuant to this clause (5)(i) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of $2,500,000 and 1.0% of EBITDA for the most recently ended Test Period, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Initial Borrower;

(6)
accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(7)	Hedging Agreements entered into for non-speculative purposes;

(8)
Investments (not in Subsidiaries, which are provided in clause (2) above) existing on, or contractually committed as of, the Closing Date and listed on Schedule 1.01A and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (8) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this definition of “Permitted Investments”);

(9)	Investments resulting from pledges and deposits under clauses (2), (7), (8), (14), (15), (18), (19), (21), (31), (36) and (38) of the definition of “Permitted Liens”;

(10)
Investments by the Initial Borrower or any Subsidiary in an aggregate outstanding amount pursuant to this clause (10) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $75,000,000 and (y) 30.0% of EBITDA for the most recently ended Test Period (such outstanding amount measured solely at the time of the making of any such Investment); provided, that if any Investment pursuant to this clause (10) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Initial Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to clause (2) (to the extent permitted by the provisions thereof) and not in reliance on this clause (10);

(11)	[reserved];

(12)
Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Initial Borrower or a Subsidiary as a result of a foreclosure by the Initial Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(13)
Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Initial Borrower or merged into or consolidated with a Subsidiary in a transaction that is not prohibited by Section 6.04 and to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14)
acquisitions by the Initial Borrower of obligations of one or more officers or other employees of the Initial Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Initial Borrower, so long as no cash is actually advanced by the Initial Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(15)
Guarantees by the Initial Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (f), (g), (h), (i) or (j) of the definition thereof, in each case entered into by the Initial Borrower or any Subsidiary in the ordinary course of business;

(16)	Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Initial Borrower;

(17)
Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit (and similar endorsements and procedures outside the United States) and Uniform Commercial Code Article 4 customary trade arrangements with customers (and similar arrangements outside the United States);

(18)	[reserved];

(19)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Initial Borrower or such Subsidiary;

(20)	[reserved];

(21)
so long as no Event of Default has occurred and is continuing or would result therefrom, Investments in joint ventures or Similar Businesses in an outstanding amount pursuant to this clause (21) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $12,500,000 and (y) 5.0% of EBITDA for the most recently ended Test Period;

(22)	Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;

(23)
to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(24)
any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with its customary practices of portfolio management;

(25)	Investments in connection with Permitted Reorganizations;

(26)	[reserved];

(27)
Investments held by the Target and its Subsidiaries on the Closing Date and permitted under the Acquisition Agreement (without giving effect to any alteration, amendment, modification, supplement or waiver thereto that is materially adverse to the interests of the Lenders)  and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (27) is not increased at any time is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this definition of “Permitted Investments”);

(28)	[reserved];

(29)
Investments pursuant to this clause (29), so long as, at the time any such Investment is made and immediately after giving effect thereto, (i) no Event of Default shall have occurred and is continuing and (ii) the Total Net Leverage Ratio, on a Pro Forma Basis, would be less than or equal to 1.20:1.00;

(30)
Investments consisting of (or resulting from) Indebtedness permitted by Section 6.01, Permitted Liens, and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Asset Sales permitted by Section 6.05;

(31)	[reserved];

(32)	[reserved];

(33)	[reserved];

(34)	Investments in the Initial Borrower or any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(35)
any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Subsidiary;

(36)	Investments in subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing;

(37)
contributions to a “rabbi” trust for the benefit of employees, directors, consult ants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Initial Borrower;

(38)
to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of intellectual property pursuant to joint marketing arrangements, in each case in the ordinary course of business; and

(39)	commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof. For the avoidance of doubt, the outstanding amount of any Investment pursuant to this definition shall be reduced by any returns on such Investments received by the Initial Borrower or any Subsidiary.

“Permitted Liens” shall mean, with respect to any Person:

(1)	[reserved];

(2)
Liens on property or assets of the Initial Borrower and/or Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount greater than $1,000,000, listed on Schedule 1.01B and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Initial Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property or property type covered by such Lien on the Closing Date and (B) proceeds and products of the property covered by such Lien in existence on the Closing Date, including Liens securing obligations in respect of Hedging Agreements and Cash Management Agreements permitted by Section 6.01;

(3)	[reserved];

(4)
any Lien on any property or asset of the Initial Borrower or any Subsidiary that is not Collateral securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(b)(9)(i); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Initial Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of any Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and Permitted Refinancing Indebtedness in respect thereof));

(5)	Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith;

(6)
Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Initial Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(7)
(i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Initial Borrower or any Subsidiary;

(8)
deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(9)
zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Initial Borrower or any Subsidiary;

(10)
Liens securing Indebtedness permitted by Section 6.01(b)(10); provided, that such Liens do not apply to any property or assets of the Initial Borrower and/or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(11)
Liens on assets and property of the Initial Borrower or any Subsidiary which are not Collateral arising out of any Permitted Sale Lease-Back Transaction, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(12)
(i) Liens securing judgments, awards, attachments and/or decrees and notice of lis pendens and associated rights relating to litigation that do not constitute an Event of Default under Section 7.01(j) and (ii) any pledge and/or deposit securing any settlement of litigation;

(13)
any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Initial Borrower or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(14)
Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Initial Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations in the ordinary course of business of the Initial Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Initial Borrower or any Subsidiary in the ordinary course of business;

(15)
Liens (i) arising solely by virtue of any statutory or common law provision or customary contractual provision in account documentation relating to banker’s liens, rights of setoff or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds, (v) in favor of credit card companies pursuant to agreements therewith or (vi) in favor of banks or other financial institutions related to check, draft or similar instruments drawn against insufficient funds in the ordinary course of business or otherwise securing obligations in respect of Cash Management Agreements (including such Indebtedness incurred under Section 6.01(b)(15)); provided, that such Liens on Collateral under this subclause (vi) may have priority status in respect of the proceeds from the enforcement of any Collateral that may secure the Loans from time to time;

(16)
Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts, or similar obligations permitted by Section 6.01 and in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(17)
leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Initial Borrower and its Subsidiaries, taken as a whole;

(18)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(19)
Liens solely on any cash earnest money deposits made by the Initial Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Agreement;

(20)
Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations in respect of Indebtedness of any Subsidiary that is not a Loan Party permitted by Section 6.01;

(21)
Liens (a) on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions or (b) on any amounts subject to an Escrow, pending the application of such amounts in connection with the consummation of a transaction;

(22)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(23)
agreements to subordinate any interest of the Initial Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Initial Borrower or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(24)
Liens arising from precautionary Uniform Commercial Code financing statements (or other similar foreign filings or recordings) regarding operating leases or other obligations not constituting Indebtedness;

(25)
Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement, (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries and (iii) on Equity Interests in Unrestricted Subsidiaries;

(26)	[reserved];

(27)	[reserved];

(28)	Liens securing insurance premiums financing arrangements;

(29)
in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject (including ground leases in respect of real property on which facilities owned or leased by the Initial Borrower or any of the Subsidiaries are located);

(30)
Liens securing Indebtedness or other obligations (i) of the Initial Borrower or a Subsidiary in favor of any Loan Party and (ii) of any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party;

(31)	Liens on cash or Cash Equivalents securing Hedging Agreements in the ordinary course of business permitted by Section 6.01;

(32)
Liens on goods or inventory the purchase, shipment or storage price of which is financed by a letter of credit or bank guarantee issued or created for the account of the Initial Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Initial Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted by Section 6.01;

(33)
Subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Initial Borrower or any Subsidiary;

(34)	Liens on Collateral securing Indebtedness Incurred under:

(i)	Section 6.01(b)(1); provided, that such Liens on Collateral may have priority status in respect of the proceeds from the enforcement of any Collateral that may secure the Loans from time to time;

(ii)	Section 6.01(b)(4); provided, that such Liens on Collateral may have priority status in respect of the proceeds from the enforcement of any Collateral that may secure the Loans from time to time;

(iii)	Section 6.01(b)(3);

(iv)
Section 6.01(b)(9)(ii); provided, that, immediately after giving effect to the acquisition or assumption of such Indebtedness permitted under such Section 6.01(b)(9)(ii), (A) if such Indebtedness is secured by Liens on the Collateral ranking pari passu in right of payment with the Liens securing the Loans, on a Pro Forma Basis immediately after giving effect to such Indebtedness and the use of the proceeds thereof, either (x) the Consolidated Net Senior Secured Leverage Ratio would not exceed 2.20:1.00 or (y) the Consolidated Net Senior Secured Leverage Ratio would not be higher than it was immediately prior to giving effect to such acquisition or other transaction and Incurrence of Indebtedness pursuant to such Section 6.01(b)(9)(ii) or (B) if such Indebtedness is secured by Junior Liens, on a Pro Forma Basis immediately after giving effect to such Indebtedness and the use of the proceeds thereof, either (x) the Secured Net Leverage Ratio would not exceed either 2.20:1.00 or (y) the Secured Net Leverage Ratio would not be higher than it was immediately prior to giving effect to such acquisition or other transaction and Incurrence of Indebtedness pursuant to such Section 6.01(b)(9)(ii);

(v)
Section 6.01(a); provided that (A) if such Indebtedness is secured by Liens on the Collateral ranking pari passu in right of payment with the Liens securing the Loans, on a Pro Forma Basis, the Consolidated Net Senior Secured Leverage Ratio would not exceed 2.20:1.00 or (B) if such Indebtedness is secured by Junior Liens, on a Pro Forma Basis, the Secured Net Leverage Ratio would not exceed 2.20:1.00; or

(vi)	Section 6.01(b)(11);

provided, further, in each case, that each of the parties to the documentation in respect of such Indebtedness will have entered into the Intercreditor Agreement and, for the avoidance of doubt, no such Liens (other than as set forth in sub‑clauses (i) and (ii) above) may have priority status in respect of the proceeds from the enforcement of any Collateral;

(35)	Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Initial Borrower or any of the Subsidiaries in the ordinary course of business;

(36)
with respect to any Real Property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted under this Agreement; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Initial Borrower or any of its Subsidiaries;

(37)	[reserved];

(38)
Liens permitted under the Acquisition Agreement (without giving effect to any alteration, amendment, modification, supplement or waiver thereto that is materially adverse to the interests of the Lenders) to remain outstanding after the Closing Date and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01);

(39)	Liens on assets and Equity Interests of Subsidiaries that are not Loan Parties (including Equity Interests owned by such persons) securing Indebtedness of Subsidiaries that are not Loan Parties;

(40)	Liens on receivables and related assets in connection with Section 6.01(b)(23);

(41)
Liens on assets that are not Collateral pursuant to this clause (41) (x) securing Indebtedness in an amount then outstanding (such outstanding amount measured solely when Incurred), not to exceed the greater of (a) $25,000,000 and (b) 10.0% of EBITDA for the most recently ended Test Period or (y) so long as the Loans are secured on a pari passu basis in right of payment;

(42)
Liens incidental to the conduct of the Initial Borrower’s and/or its Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of the Initial Borrower or a Subsidiary and which do not in the aggregate materially detract from the value of the Initial Borrower’s and its Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business;

(43)
leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (and other agreements pursuant to which the Initial Borrower or any Subsidiary has granted rights to end users to access and use the Initial Borrower’s or any Subsidiary’s products, technologies or services) which do not secure any Indebtedness, and which do not materially interfere with the ordinary conduct of business of the Initial Borrower and any of the Subsidiaries, taken as a whole;

(44)
Liens on securities that are the subject of repurchase agreements constituting Permitted Investments arising out of such repurchase transaction and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(45)	Liens securing Indebtedness permitted by clause 6.01(b)(31) (to the extent arising by operation of law) and 6.01(b)(32) (only with respect to the assets of the joint venture)”; and

(46)	with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary).

“Permitted Receivables Financing” shall mean, collectively, any receivables, securitizations or other receivables financing (including any factoring program) in an aggregate outstanding amount not to exceed (solely when Incurred) $10,000,000 (provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the most recently ended Test Period) so long as such financings are non-recourse to the Initial Borrower and any of the Subsidiaries (except for (a) recourse to any Foreign Subsidiaries in a manner customary in the relevant local market, (b) any customary limited recourse obligations, (c) any performance undertaking or guarantee that is no more extensive in any material respect than customary performance undertakings or (d) an unsecured parent guarantee, and, in each case, reasonable extensions thereof).

“Permitted Receivables Net Investment” shall mean the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Initial Borrower or any of the Subsidiaries).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness or Disqualified Equity Interests issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) any Indebtedness or Disqualified Equity Interests (including successive refinancings thereof); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) and an amount equal to any existing revolving commitments unutilized thereof of the Indebtedness or Disqualified Equity Interests so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced (provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (b)), (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Initial Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have obligors that are not obligors with respect to the Indebtedness being so Refinanced; provided that, if any of the guarantees of the Indebtedness being Refinanced were subordinated to the Loan Obligations, the guarantees of the Permitted Refinancing Indebtedness shall be subordinated to the Loan Obligations on no less favorable terms, (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Initial Borrower in good faith); provided that no Permitted Refinancing Indebtedness constituting Super Senior Obligations may Refinance Indebtedness that does not constitute Super Senior Obligations, and (f) if the Indebtedness being Refinanced was subject to the Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to the Intercreditor Agreement.

“Permitted Reorganization” shall mean any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto (w) the Loan Parties shall comply with the Collateral and Guarantee Requirement as required by Section 5.10, (x) the security interests of the Secured Parties in the Collateral, taken as a whole, is not materially impaired, (y) any pledges of Equity Interests that are part of the Collateral are maintained or replaced with equivalent pledges and (z) such transaction is not otherwise materially adverse to Lenders.

“Permitted Sale Lease-Back Transaction” shall mean (i) any sale and lease-back transaction entered into prior to the Closing Date and (ii) any sale and lease-back transactions by the Initial Borrower and/or any of its Subsidiaries with aggregate net proceeds for all such transactions made pursuant to this clause (ii) not to exceed (calculated at the time of such transaction) $10,000,000.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company (including, but not limited to, any private limited company incorporated under the laws of England and Wales) or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Initial Borrower, any Subsidiary or any ERISA Affiliate and (iii) in respect of which the Initial Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement.

“Pounds” and “£” shall mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“PPSA” means the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Personal Property Security Act or other similar legislation (including, without limitation, the Civil Code in the Province of Québec) as in effect in a jurisdiction other than the Province of Ontario, “PPSA” means the Personal Property Security Act or other similar legislation as in effect from time to time in such other jurisdiction, together with all rules, regulations, orders and interpretations thereunder, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority (including the Civil Code of Québec and the regulations respecting the register of personal and movable real rights thereunder); in each case as all such legislation now exists or may from time to time hereafter be amended, modified, supplemented or replaced, together with all rules, regulations, orders and interpretations thereunder or related thereto.

“Preferred Stock” shall mean any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of the greater of $12,500,000 and an amount equal to 5.0% of EBITDA for the most recently ended Test Period (provided, that the Initial Borrower may elect to give effect to any Asset Sale, acquisition, Investment (or series of related Investments) below such threshold), merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Initial Borrower or any of its Subsidiaries that the Initial Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period in connection with the Transactions, Permitted Business Acquisitions and similar acquisitions and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith but subject to any caps set forth in the definition of “EBITDA”, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Equity Interests or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above). Notwithstanding anything to the contrary, when (a) calculating the Consolidated Net Senior Secured Leverage Ratio for purposes of the definition of “Applicable Commitment Fee”, (b) when calculating the Consolidated Net Senior Secured Leverage Ratio for the purpose of the Financial Covenant and (c) when calculating EBITDA for the purposes of Section 5.10(d), the events described in clauses (i) through (iv) above that occurred subsequent to the end of the applicable Reference Period (other than any such events arising out of the Transactions) shall not be given pro forma effect.

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Initial Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Initial Borrower but subject to the requirements set forth in clause (c) of the definition of “EBITDA” if applicable, and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the twelve (12) month period following the consummation of the pro forma event, which may be reasonably allocated to the Initial Borrower or any of its Subsidiaries in the reasonable good faith determination of the Initial Borrower. The Initial Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Initial Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Initial Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Initial Borrower may designate.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Initial Borrower or any of the Subsidiaries prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Equity Interests.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Initial Borrower or any Subsidiary, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Recovery Event” shall mean any event that gives rise to the receipt by the Initial  Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(e).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Notes” shall mean any secured or unsecured or subordinated notes or loans issued by any Borrower or any Guarantor (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Term Loans and/or replace Revolving Facility Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Term Loans so reduced and/or Revolving Facility Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) subject to clause (e) below, the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (d) subject to clause (e) below, the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Facility Commitments so replaced; (e) if any such Refinancing Notes are not Other First Lien Debt, it does not (1) mature prior to the date that is 91 days after the Latest Maturity Date or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Bridge Loans and the Initial Revolving Loans (or any later maturing Facility then in effect) plus 91 days and (2) have mandatory prepayment, redemption or offer to purchase events more onerous to the Initial Borrower (as reasonably determined in good faith by the Initial Borrower) than those applicable to the Bridge Loans and the Initial Revolving Loans (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, amortization to the extent permitted above and other than mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially less favorable to the Initial Borrower and its Subsidiaries than, those applicable to the Term Loans and/or Revolving Facility Commitments, as the case may be, being refinanced, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term Loans then outstanding pursuant to this Agreement); (f) there shall be no obligor with respect thereto that is not a Loan Party; (g) if the Indebtedness being refinanced was (A) contractually subordinated to any Facility in right of payment, such Refinancing Notes shall be contractually subordinated to such Facility on the same basis, (B) junior to any Facility in right of security, such Refinancing Notes shall be junior in right of security to such Facility on the same or more junior basis or be unsecured or (C) unsecured, such Refinancing Notes shall be unsecured; (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Borrower or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of the Intercreditor Agreement and (j) all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in this clause (j)) taken as a whole shall (as determined by the Initial Borrower in good faith) be substantially similar to, or not materially more favorable to the lenders providing such Refinancing Notes than, the terms, taken as a whole, applicable to the Term Loans so reduced or the Revolving Facility Commitments so replaced (except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date, (y) are otherwise reasonably acceptable to the Administrative Agent or (z) reflect market terms and conditions at the time of incurrence or issuance, as determined by the Initial Borrower in good faith)); provided that such Refinancing Notes may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the foregoing clauses (c), (d) and (e), as applicable.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.03(b)(11).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that makes, purchases or holds bank or commercial loans and similar extensions of credit, any other fund that makes, purchases or holds bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective partners, directors, officers, employees, agents, managers, advisors, successors and assigns and representatives of such person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Transaction” shall have the meaning assigned to such term in Section 1.09.

“Replacement Revolving Facility” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required Facility Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) representing more than 50% of the sum of all Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) at such time; provided, that the Term Loans, Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Facility Lenders” shall mean, at any time with respect to any Revolving Facility, Revolving Facility Lenders having Revolving Facility Commitments under such Revolving Facility (or if the Revolving Facility Commitments under such Revolving Facility have terminated, Revolving Facility Credit Exposure under such Revolving Facility) that, taken together, represents more than 50% of the sum of all Revolving Facility Commitments under such Revolving Facility (or, if the Revolving Facility Commitments under such Revolving Facility have terminated, Revolving Facility Credit Exposure under such Revolving Facility at such time); provided, that the Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requirements of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any manager, director, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement (including, in the case of any German Loan Party, any managing director set forth in its commercial register), or any other duly authorized employee or signatory of such person.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Obligations” shall have the meaning assigned to such term in Section 8.17(a).

“Restricted Payments” shall have the meaning assigned to such term in Section 6.03(a). The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Reuters” shall mean Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, or a successor thereto.

“Revaluation Date” shall mean with respect to any Letter of Credit denominated in a Permitted Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the available balance thereof, (iv) on the Business Day immediately following each Honor Date in respect of such Letter of Credit and (v) such additional dates as the Administrative Agent or any applicable Issuing Bank shall reasonably determine.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased, extended or replaced as provided under Section 2.21, Section 2.22 or Section 2.23. The initial amount of each Lender’s Revolving Facility Commitment on the Closing Date is set forth on Schedule 2.01, or in the Assignment and Acceptance, Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date is $100,000,000.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time, (b) the Swingline Exposure applicable to such Class at such time and (c) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of the Financial Covenant only and only if all Revolving Facility Commitments shall have been terminated, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.

 “Revolving Facility Maturity Date” shall mean:

(i)        with respect to the Initial Revolving Facility, the date that is the five-year anniversary of the Closing Date (the “Scheduled Maturity Date”); provided that if any Permitted Refinancing Indebtedness that Refinanced the Bridge Loans, or any Permitted Refinancing Indebtedness in respect thereof, in either case with a scheduled maturity date prior to the date that is 91 days after the Scheduled Maturity Date, remains outstanding on the date that is 91 days prior to the earliest scheduled maturity date of any such Indebtedness or Permitted Refinancing Indebtedness (such date, the “Springing Maturity Date”), the Maturity Date with respect to the Initial Revolving Facility shall instead be the Springing Maturity Date; and

(ii)        with respect to any other Classes of Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” of any Revolving Facility of any Class shall mean at any time the aggregate L/C Obligations under such Revolving Facility at such time. The Revolving L/C Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure under such Revolving Facility at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor to the rating agency business thereof.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement include, Cuba, Iran, North Korea and Syria, the Crimea region of Ukraine, the Covered Regions of Ukraine as defined by Executive Order 14065, Kherson, Zaporizhzhia, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” shall mean, at any time, (a) any Person that is a target of Sanctions, including any Person listed on any Sanctions-related list of designated Persons, (b) any Person that is located, organized or resident in a Sanctioned Country, (c) any Person with whom or with which a U.S., EU, Canadian or UK Person is prohibited from dealing under any of the Sanctions, or (d) any Person owned or controlled (as defined under applicable Sanctions) by any Person or Persons described in clauses (a) through (c). For clarity, for the purposes of the Special Economic Measures Act (Canada) and the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), the term “Sanctioned Person” includes any entity whose property is deemed to be owned by such a Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the UK government, including His Majesty’s Treasury, (c) the European Union, (d) the United Nations Security Council, (e) the Australian government and any other official Australian institution or agency including the Australian Department of Foreign Affairs and Trade; (f) the State Secretariat for Economic Affairs of Switzerland (SECO) or the Swiss Directorate of Public International Law (DIL) or (g) the Canadian government, including Global Affairs Canada or Public Safety Canada.

“Scheduled Maturity Date” shall have the meaning assigned to such term in the definition of “Revolving Facility Maturity Date”.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt that is secured by a Lien on any assets of the Initial Borrower or any of its Subsidiaries to (ii) EBITDA of the Initial Borrower and its Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Secured Net Leverage Ratio shall be determined on a Pro Forma Basis.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Swingline Lender, each Issuing Bank and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the Collateral Agreements, each Notice of Grant of Security Interest in Intellectual Property (as defined in the U.S. Collateral Agreement), the Mortgages and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.

“Senior Obligations” shall mean any Loan Obligations in respect of the Term Loans, and including obligations to pay principal, interest, fees, reimbursement obligations, charges, expenses, fees, costs, indemnities and other amounts payable to the Term Lenders.

“Significant Subsidiary” shall mean each Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by the Initial Borrower and its Subsidiaries on the Closing Date (giving effect to the Acquisition) and (ii) any business that is a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, corollary, complementary, ancillary, synergistic or incidental to any of the foregoing.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean a Borrowing comprised of SOFR Loans.

“SOFR Loan” shall mean any Revolving Facility Loan or Term Loan that bears interest at a rate based on Term SOFR.

“Specified Representations” shall mean those representations and warranties of the Initial Borrower and the Guarantors set forth in Sections 3.01(a) (solely with respect to the Loan Parties), 3.01(d), 3.02(a), 3.02(b)(i)(B) (solely as it relates to the execution and delivery by the Initial Borrower and each of the Guarantors of each of the Loan Documents to which it is a party, the borrowings and other extensions of credit hereunder on the Closing Date and the granting of the Liens in the Collateral pursuant to (and solely to the extent required under) the Loan Documents), 3.03, 3.10, 3.11, 3.17 (subject to the limitations set forth in the last paragraph of the definition of “Collateral and Guarantee Requirement”), 3.18, 3.23 (solely with respect to the use of proceeds of any Loan or Letter of Credit) and Section 3.24(c).

“Springing Maturity Date” shall have the meaning assigned to such term in the definition of “Revolving Facility Maturity Date.”

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subject Lien” shall have the meaning assigned to such term in Section 6.02(a).

“Subordinated Indebtedness” shall mean (i) any Indebtedness of a Borrower that is contractually subordinated in right of payment to the Loan Obligations and (ii) any Indebtedness of any Guarantor that is contractually subordinated in right of payment to the Guarantee of such Guarantor of the Loan Obligations.

“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless otherwise specified or unless the context otherwise requires, a subsidiary of the Initial Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Initial Borrower or any of its Subsidiaries for purposes of this Agreement.

“Successor Additional Borrower” shall have the meaning assigned to such term in Section 6.04(c).

“Successor Borrower” shall have the meaning assigned to such term in Section 6.04(b).

“Super Senior Obligations” shall mean any Loan Obligations in respect of the Revolving Facility Loans, any Letters of Credit and/or any Swingline Loans and including obligations to pay principal, interest, fees, reimbursement obligations, charges, expenses, fees, costs, indemnities and other amounts payable to the Revolving Facility Lenders.

“SVB Revolver” shall mean that certain Second Amended and Restated Loan and Security Agreement, dated as of November 2, 2021, by and among the Initial Borrower, Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, Zemanta Holding USA Inc. and Zemanta Inc., as amended, modified, supplemented or restated from time to time.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit D-2 or such other form (including any form on an electronic platform or electronic transmission system as shall be approved by the Swingline Lender) as shall be approved by the Swingline Lender and appropriately completed and signed by a Responsible Officer of such Borrower.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments is $20,000,000. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

“Swingline Exposure” shall mean at any time for any Revolving Facility the aggregate principal amount of all outstanding Swingline Borrowings under such Revolving Facility at such time. The Swingline Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall mean its applicable Revolving Facility Percentage of the aggregate Swingline Exposure under such Revolving Facility at such time.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to any Borrower pursuant to Section 2.04.

“Swiss Federal Tax Administration” shall mean the tax authority referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Loan Party” shall mean a Loan Party incorporated in Switzerland or, if different, considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Security Document” shall have the meaning assigned to such term in Section 8.01(e).

“Swiss Withholding Tax” shall mean taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” shall mean the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Target” shall have the meaning assigned to such term in the first recitals hereto.

“Target Financial Statements” shall have the meaning assigned to such term in Section 3.05(b).

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

a.	a company so resident in the United Kingdom; or

b.
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(3)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under this Agreement.

“Term Borrowing” shall mean a Borrowing of Bridge Loans or Other Term Loans.

“Term SOFR” shall mean:

(a)
for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m., Local Time, on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)
for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Loan Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m., Local Time, on any ABR Loan Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Loan Term SOFR Determination Day;

provided, in each case, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall for any Interest Period be less than the Floor, then Term SOFR shall be deemed to be the Floor for such Interest Period.

“Term Facility” shall mean each of the Bridge Facility and/or each of the Other Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Term Lender to make Term Loans, including Bridge Loans and/or Other Term Loans.

“Term Facility Maturity Date” shall mean:

(a) with respect to Bridge Facility, the date that is the 364 days after the Closing Date (the “Bridge Facility Maturity Date”) provided, that the Initial Borrower may elect, with ten Business Days’ advance written notice to the Administrative Agent, to extend the Bridge Facility Maturity Date by an additional twelve months after the original Bridge Facility Maturity Date to the extent that, as of the date of such election (i) no Event of Default has occurred and is continuing, (ii) all representations and warranties of the Initial Borrower set forth in this Agreement are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct) and (iii) the Initial Borrower shall have paid the Extension Fee; and

(b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Term Lender” shall mean a Lender with a Term Facility Commitment or with outstanding Term Loans (including, for the avoidance of doubt, any Bridge Lender).

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(ii) with respect to any Class of Other Term Loans established pursuant to an Extension Amendment or a Refinancing Amendment.

“Term Loans” shall mean the Bridge Loans and/or the Other Term Loans.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan and L/C Borrowing, all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(k)) have been cancelled or have expired with no pending drawings and all amounts drawn or paid thereunder have been reimbursed in full in cash (or other arrangements satisfactory to the applicable Issuing Bank have been made).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Initial Borrower then most recently ended (taken as one accounting period) for which annual or quarterly financial statements have been (or were required to be) delivered pursuant to Section 4.01(j), Section 5.04(a) or Section 5.04(b).

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Initial Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Initial Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt to (ii) EBITDA of the Initial Borrower and its Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Leverage Ratio shall be determined on a Pro Forma Basis.

“Total Remuneration” shall have the meaning assigned to such term in Section 9.09(b).

“Transaction Consideration” shall mean an amount equal to the total funds required to be paid to the Seller to consummate the Acquisition pursuant to the Acquisition Agreement.

“Transaction Costs” shall mean the Transaction Consideration and the fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Initial Borrower and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” shall mean, collectively (a) the consummation of the Acquisition; (b) the entry into this Agreement, the establishment of the Facilities hereunder and the Borrowing of Bridge Loans hereunder on the Closing Date to fund a portion of the Transaction Costs, (c) the Closing Date Refinancing; (d) the other transactions, actions and/or restructurings that occur pursuant to or in connection with the foregoing (including, but not limited to, any transaction that occurs prior to or substantially concurrently with the Acquisition); and (e) the payment of all Transaction Costs in connection with the foregoing.

“Treasury Capital Stock” shall have the meaning assigned to such term in Section 6.03(b)(11).

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean Term SOFR, and the ABR. It is understood and agreed that Loans bearing interest based upon clause (c) of the definition of “ABR” shall be ABR Loans (and not SOFR Loans) for all purposes hereunder.

“UK Borrowing Subsidiary” shall mean any Borrower organized under the laws of England and Wales.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Treaty” has the meaning assigned to such term in the definition of “UK Treaty Lender”.

“UK Treaty Lender” shall mean a Lender that:

(i)         is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom (a “UK Treaty”) which makes provision for the reduction of or full exemption from Tax imposed by the United Kingdom on interest;

(ii)         does not carry on business in the United Kingdom through a permanent establishment to which such Lender’s participation in respect of a Loan to a UK Borrowing Subsidiary is attributable; and

(iii)        meets all other conditions in the relevant UK Treaty for the full exemption from United Kingdom taxation on interest, subject to the completion of any necessary applicable procedural formalities.

“UK Qualifying Lender” means:

(1)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

a.	a Lender:

i.
which is a bank (as defined for the purpose of section 879 of the ITA U.K.) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

ii.
in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA U.K.) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

b.	a Lender which is:

i.	a company resident in the United Kingdom for United Kingdom tax purposes;

ii.	a partnership each member of which is:

1.	a company so resident in the United Kingdom; or

2.
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

iii.
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

iv.	a UK Treaty Lender; or

(2)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA U.K.) making an advance under a Loan Document.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” and “UK” shall mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “US” shall mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(c)(i).

“Unrestricted Cash” shall mean unrestricted cash and Cash Equivalents of the Initial Borrower and its Subsidiaries and cash and Cash Equivalents of the Initial Borrower and its Subsidiaries restricted in favor of the Lenders.

“Unrestricted Subsidiary” at any time, shall mean:

(1)
any subsidiary of the Initial Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Initial Borrower in the manner provided below; and

(2)	any subsidiary of an Unrestricted Subsidiary.

The Initial Borrower may designate any of its subsidiaries (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless at the time of such designation such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of the Initial Borrower or any other Subsidiary that is not a subsidiary of the subsidiary to be so designated, in each case at the time of such designation; provided, however, that the subsidiary to be so designated and its subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Initial Borrower or any of the Subsidiaries unless otherwise permitted under Section 6.03; provided, further, however, that either (a) the subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such subsidiary has consolidated assets greater than $1,000, then such designation would be permitted Section 6.03.

Notwithstanding anything herein to the contrary (x) no subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any subsidiary thereof) would own (or hold an exclusive license with respect to) any Material Assets, (y) no Material Assets may be directly or indirectly transferred (including by way of an exclusive license or Investment) to an Unrestricted Subsidiary and (z) no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) Material Assets.

After the Closing Date, the Initial Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement; provided, that (i) no Event of Default pursuant to Sections 7.01(b), (c), (h) or (i) is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence) and (ii) the Initial Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Initial Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (x) the incurrence at the time of designation of any Indebtedness, Lien or Investment of such Subsidiary existing at such time, and such designation will be permitted only if such Indebtedness, Lien or Investment, as the case may be, is permitted to be incurred or made, as applicable, hereunder at such time and (y) a return on any Investment by the Initial Borrower (or its applicable Subsidiary) in Unrestricted Subsidiaries in an amount equal to the Fair Market Value at the date of such designation of such Initial Borrower’s (or its applicable Subsidiary’s) Investment in such Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Collateral Agreement” shall mean the U.S. Collateral Agreement substantially in the form of Exhibit L to be dated as of the Closing Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Initial Borrower, each Guarantor that is a Domestic Subsidiary party thereto and the Collateral Agent.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(d)(ii)(C).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the Initial Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02       Terms Generally; GAAP.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document shall mean such Loan Document or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time but only to the extent such amendment, restatement, amendment and restatement, supplement or other modification is not prohibited by any Loan Document. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Initial Borrower notifies the Administrative Agent that the Initial Borrower requests an amendment (or if the Administrative Agent notifies the Initial Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Initial Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Initial Borrower or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income” and “EBITDA”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

For purposes of determining compliance at any time with Article VI, in the event that any Indebtedness, Lien, Restricted Payment, Investment or Disposition, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.03, 6.04 or 6.05, the Initial Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category at any time, provided that (a) Indebtedness outstanding under this Agreement with respect to any Revolving Loans and any Permitted Refinancing Indebtedness in respect thereof shall be Incurred under Section 6.01(b)(1), and any Indebtedness outstanding under this Agreement with respect to any Term Loans and any Permitted Refinancing Indebtedness in respect thereof shall be incurred under Section 6.01(b)(3) and, in each case, may not be reclassified and (b) any Indebtedness originally incurred under Section 6.01(b)(1) or Section 6.01(b)(3), and, in each case, any Permitted Refinancing Indebtedness in respect thereof, may not be reclassified. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Investment or Disposition need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Investment or Disposition under Sections 6.01, 6.02, 6.03, 6.04 or 6.05, respectively, but may instead be permitted in part under any combination thereof. For the avoidance of doubt, a transaction or item that is permitted by one category of permitted Indebtedness, Lien, Restricted Payment, Investment or Disposition under Sections 6.01, 6.02, 6.03, 6.04 or 6.05, respectively, shall not be counted against any other category of permitted Indebtedness, Lien, Restricted Payment, Investment or Disposition under Sections 6.01, 6.02, 6.03, 6.04 or 6.05, respectively (i.e., each category shall be independent of each other category).

All terms used in this Agreement which are defined in the Uniform Commercial Code and when used to define a category or categories of the Collateral located in Canada shall include the equivalent category or categories of personal property set forth in the PPSA. Notwithstanding the foregoing, and where the context so requires as a result of the Collateral being located in Canada, or the grantor of the security being incorporated, amalgamated, continued, organized or formed under the laws of Canada, or a province or territory thereof, (i) any term defined in this Agreement by reference to the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the PPSA or the applicable Canadian laws (including, without limitation, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), as applicable, in all cases for the creation, extension, preservation or betterment of the Liens of the Collateral Agent in the Collateral, (ii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the PPSA, including, without limitation, where applicable, financing statements and financing change statements, (iii) all references to the United States of America, or any state thereof, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, any province or territory thereof or to any subdivision, department, agency or instrumentality thereof, and (iv) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial or territorial securities laws in Canada.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 1.03       Effectuation of Transactions.  Each of the representations and warranties of the Initial Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04        Timing of Payment or Performance.  Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05        Times of Day.  Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

Section 1.06        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan”) or by Type (e.g., “SOFR Loans”) or by Class and Type (e.g., a “Initial Revolving SOFR Loan”) Borrowings also may be classified and referred to by Class (e.g., an “Initial Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “Initial Revolving SOFR Borrowing”).

Section 1.07        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit during the remaining life of the Letter of Credit at such time.

Section 1.08        Cashless Rollovers.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Revolving Facilities, Refinancing Term Loans, Loans in connection with any Replacement Revolving Facility Commitments, Extended Term Loans, Extended Revolving Facility Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.09        Certain Calculations. For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test, subject to Section 1.10, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.  Notwithstanding anything to the contrary herein with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (including, without limitation, any Consolidated Interest Coverage Ratio, Total Net Leverage Ratio, Consolidated Net Senior Secured Leverage Ratio or Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio (any such amounts, the “Incurrence Based Amounts”), in a single transaction or action or series of related transactions or actions (for the purposes of this paragraph, a “Relevant Transaction”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof and the uses of such proceeds) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence Based Amounts in connection with such Relevant Transaction.

Section 1.10        Limited Condition Transactions.

(a)       In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for purposes of:

(1)       determining compliance with any provision of the Loan Documents (other than Section 6.10 hereof) that requires the calculation of the Consolidated Interest Coverage Ratio, Total Net Leverage Ratio, Secured Net Leverage Ratio or the Consolidated Net Senior Secured Leverage Ratio;

(2)         determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default), in each case, other than for the purposes of Section 4.02 hereof in connection with a Credit Event pursuant to the Revolving Facility Commitments; or

(3)        testing availability under baskets under the Loan Documents (including baskets measured as a percentage of EBITDA, Market Capitalization or Consolidated Total Assets or by reference to the Builder Basket);

in each case, at the option of the Initial Borrower (the Initial Borrower’s election, in writing to the Administrative Agent, to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into or the date of delivery of the relevant notices, if any (including but not limited to notices of redemption or notices with respect any debt repayment) (the “LCA Test Date”), and if, on a Pro Forma Basis after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Initial Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

(b)         For the avoidance of doubt, if the Initial Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in EBITDA of the Initial Borrower or any Subsidiary or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided, however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized.

(c)        If the Initial Borrower has made an LCA Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated; provided that if such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any action taken where compliance of such ratios or baskets was determined or tested assuming such Limited Condition Transaction and other transaction in connection therewith have been consummated will not be deemed to have been exceeded as a result of failure to consummate such Limited Condition Transaction and other transactions in connection therewith.

Section 1.11        Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been incorporated, organized or formed, as applicable, on the first date of its existence by the holders of its Equity Interest at such time.

Section 1.12     Exchange Rates; Currency Equivalents. On each Revaluation Date, the Administrative Agent shall determine the Dollar Equivalent amounts of Letters of Credit denominated in Permitted Foreign Currencies.  Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Initial Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Permitted Foreign Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

Section 1.13         Designation of Additional Borrowers.

(a)          The Initial Borrower may, at any time and from time to time, designate one or more of its Wholly-Owned Subsidiaries (or any Person that substantially concurrently with such designation shall become such a Wholly-Owned Subsidiary) organized in an Approved Borrower Jurisdiction as a Borrower (an “Additional Borrower”) in respect of one or more Revolving Facilities only hereunder, effective upon satisfaction of the following conditions:

(i)          such Additional Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to an Additional Borrower Joinder and, unless such Additional Borrower is already a Guarantor, a supplement to the Guarantee Agreement; provided that such Additional Borrower Joinder and such supplement may incorporate any provisions specific to the designated Additional Borrower’s jurisdiction of incorporation, organization or formation, as applicable, and applicable laws of such jurisdiction of incorporation, organization or formation as applicable; provided, further, that if such Additional Borrower is incorporated, amalgamated, continued,  organized or formed, as applicable, under the laws of any jurisdiction, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in any jurisdiction, other than a jurisdiction in or under the laws of which at least one of the then-existing Borrowers is incorporated, amalgamated, continued, organized or formed, as applicable, then this Agreement (including, without limitation, Section 2.17 and the definition of “Excluded Taxes”) and the other Loan Documents shall be amended to the extent  necessary to reflect the appointment of such Additional Borrower hereunder as mutually agreed by the Administrative Agent, the Initial Borrower and the Lenders under the applicable Revolving Facility (provided that no such amendment shall materially and adversely affect the rights of any Lender that has not consented to such amendment);

(ii)          such Additional Borrower, if not already a Loan Party hereunder, shall have delivered to the Administrative Agent and Collateral Agent executed counterparts of a joinder or supplement to the applicable Loan Documents pursuant to Section 5.10 and Section 5.13 in accordance with the terms thereof, together with the other deliverables required pursuant to Section 5.10 and Section 5.13; and

(iii)      the Administrative Agent, the Collateral Agent and the Revolving Facility Lenders under the applicable Facility shall have received, at least three (3) Business Days prior to such Subsidiary becoming an Additional Borrower, (A) all documentation and other information about such Subsidiary as has been reasonably requested in writing by the Administrative Agent, the Collateral Agent and such Revolving Facility Lenders, required by regulatory authorities to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, and (B) to the extent that such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(b)         Upon effectiveness of the appointment provided hereby, any Additional Borrower will have the right to request Revolving Facility Loans, Swingline Loans or Letters of Credit, as applicable, under the applicable Facility in accordance with Article II hereof on any Business Day until the Maturity Date of the applicable Facility.

(c)          Any Additional Borrower and the Initial Borrower hereby accept joint and several liability hereunder with respect to the Loan Obligations under the applicable Facility, including with respect to the payment of principal of and interest on all Revolving Facility Loans and Swingline Loans thereunder, the payment of amounts owing in respect of Letters of Credit issued under the applicable Facility and, in each case, the payment of fees and indemnities and reimbursement of costs and expenses related thereto.

(d)         Any Additional Borrower hereby designates and appoints the Initial Borrower as its agent, attorney in fact and legal representative on its behalf for all purposes under the Loan Documents, including delivering Borrowing Requests, giving instructions with respect to the disbursement of the proceeds of the Revolving Facility Loans and Swingline Loans, paying, prepaying and reducing Revolving Facility Loans and Swingline Loans, Revolving Facility Commitments or any other amounts owing under the Loan Documents, selecting interest rate options, giving, receiving, accepting and rejecting all other notices, service of process, consents or other communications hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Additional Borrower under the Loan Documents. The Initial Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Initial Borrower on behalf of the Additional Borrower as a notice or communication from both the Initial Borrower and the Additional Borrower and any action taken by the Initial Borrower in its capacity as representative of any Additional Borrower shall be deemed to have been taken by such Additional Borrower directly.

(e)       Any Additional Borrower may resign as an Additional Borrower by delivering to the Administrative Agent written notice of such termination at least three (3) Business Days’ in advance thereof so long as (i) the Revolving Facility Loans (including Swingline Loans) and all other principal, interest, fees and other amounts and obligations due of such Additional Borrower have been paid in full and (ii) any Letters of Credit issued for the account of such Additional Borrower have been terminated (unless the outstanding amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued for the account of the Initial Borrower, as agreed between the Initial Borrower and the applicable Issuing Bank (acting reasonably)).

Section 1.14     Regulation (EU) 2015/848 and StaRUG.  The Administrative Agent may not send (and no Lender shall instruct the Administrative Agent to send) any notice pursuant to Section 7.01 and no Lender shall refuse to extend credit hereunder following the occurrence of an Event of Default or Default arising solely and directly from the use or preparation of preventive restructuring proceedings or any stay of individual enforcement acts in the sense of the Directive (EU) 2019/1023 on Preventive Restructuring Frameworks or the German Act on the Stabilisation and Restructuring Framework for Companies (Unternehmensstabilisierungs- und -restrukturierungsgesetz – StaRUG), in each case with respect to (i) a Loan Party having its center of main interests (as that term is used in Article 3(1) of the COMI Regulation) (“COMI”) or any establishment (as that term is used in Article 2(10) of Regulation (EU) 2015/848) (“Establishment”) in Germany to the extent required by section 44 StaRUG and (ii) a Loan Party having its COMI or any Establishment in any member state of the European Union (other than Germany), Iceland, Liechtenstein or Norway to the extent required by any law or regulation of that member state of the European Union, Iceland, Liechtenstein or Norway, as the case may be, which implements paragraph 5 of Article 7 (Consequences of the stay of individual enforcement actions) of the Directive (EU) 2019/1023.

Section 1.15       Swiss Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Swiss Loan Party or the context so requires, a reference to:

(a)        a reference to “Organization Documents” includes a copy of a certified excerpt from the commercial register, a copy of the certified up-to-date articles of association (evidencing, where relevant, the capacity to enter into obligations of an up- or cross-stream nature) and, if applicable, a copy of the organizational regulations; or

(b)         a reference to liquidation, bankruptcy, insolvency, reorganization, moratorium or any proceeding under an applicable Debtor Relief Law means that such Swiss Loan Party is unable to or admits inability to pay its debts as they fall due (zahlungsunfähig), or is deemed to or declared to be unable to pay its debts, suspends or threatens to suspends making payments on any of its debts, or is over-indebted (überschuldet) under article 725b of the Swiss Code of Obligations, or (i) has initiated against it, (ii) it is legally obliged to initiate, or (iii) initiates: (A) bankruptcy proceedings (Konkurs), (B) proceedings leading to a provisional or a definitive composition moratorium (provisorische oder definitive Nachlassstundung), (C) proceedings leading to an emergency moratorium (Notstundung), or (D) any proceedings pursuant to article 731b of the Swiss Code of Obligations which lead to its dissolution or liquidation, or any proceeding having similar effects in force at that time.

Section 1.16      Intercreditor Agreement. This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

ARTICLE II

THE CREDITS

Section 2.01         Commitments.  Subject to the terms and conditions set forth herein:

(a)         Each Bridge Lender agrees, severally and not jointly, to make a Bridge Loan in Dollars to the Midco Borrower on the Closing Date in an aggregate principal amount not to exceed its Bridge Loan Commitment. The full amount of the Term Loans pursuant to the Bridge Loan Commitments must be drawn in a single drawing on the Closing Date. Term Loans that are repaid or prepaid may not be reborrowed.

(b)         Each Revolving Facility Lender agrees, severally and not jointly, to make Revolving Facility Loans of a Class in Dollars to any Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class or (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

(c)          Each Lender having an Incremental Revolving Facility Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make an Incremental Revolving Loan to the Initial Borrower or any Additional Borrower, in an aggregate principal amount not to exceed its Incremental Revolving Facility Commitment.

Section 2.02         Loans and Borrowings.

(a)         Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and of the same Type made by the Lenders to the same Borrower ratably in accordance with their respective Commitments of the applicable Class (or, in the case of Swingline Loans, in accordance with the Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)         Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or SOFR Loans as the applicable Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or SOFR Loan by causing any domestic or foreign branch, office or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Sections 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)         At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or as contemplated by Sections 2.04(c) or 2.05(c). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, and after giving effect to all Borrowings, all conversions of Loans from one type to another, and all continuations of Loans of the same type, would result in more than 10 (ten) SOFR Borrowings outstanding under the Revolving Facility at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)         Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date for such Class.

Section 2.03         Requests for Borrowings.

(a)         To request a Revolving Facility Borrowing and/or a Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by delivery of a Borrowing Request (a) in the case of a SOFR Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing (or, in each case, such later time as is acceptable to the Administrative Agent); provided, that (i) if such Borrower wishes to request SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon, Local Time, four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 12:00 noon, Local Time, three (3) Business Days before the requested date of such Borrowing, the Administrative Agent shall notify such Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders and (ii) any such notice of a Swingline Borrowing as contemplated by Section 2.04(b) may be given no later than 2:00 p.m., Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Acquisition, or in the case of any Borrowing Request given in respect of any Borrowing made pursuant to Section 2.21 or Section 2.23, which may be conditioned as provided in the applicable Incremental Assumption Agreement or Refinancing Amendment). Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrower of the requested Borrowing;

(ii)         whether such Borrowing is to be a Borrowing of Bridge  Loans, Other Term Loans or Revolving Facility Loans of a particular Class, as applicable;

(iii)        the aggregate amount of the requested Borrowing;

(iv)         the date of such Borrowing, which shall be a Business Day;

(v)          whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(vi)        in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)        the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing then the applicable  Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Swingline Loans.

(a)         Subject to the terms and conditions set forth herein, the Swingline Lender hereby agrees to make Swingline Loans under any Revolving Facility in Dollars to any Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Lender’s Swingline Commitment or (ii) the Revolving Facility Credit Exposure of the applicable Class exceeding the aggregate Revolving Facility Commitments of such Class; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing and the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by the making of such Swingline Loan may have, Fronting Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)        To request a Swingline Borrowing, the applicable Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the Borrower of such Swingline Loan, (ii) the requested date of such Swingline Borrowing (which shall be a Business Day), (iii) the amount of the requested Swingline Borrowing and (iv) the location and number of such Borrower’s account to which funds are to be disbursed. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the applicable Borrower.

(c)          The Swingline Lender may, by written notice given to the Administrative Agent not later than 12:00 noon, Local Time, on any Business Day, require the Revolving Facility Lenders under the applicable Revolving Facility to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it under such Revolving Facility. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, Local Time, on a Business Day no later than 2:00 p.m., Local Time, on such Business Day and if received after 12:00 noon, Local Time, on a Business Day, no later than 12:00 noon, Local Time, on the immediately succeeding Business Day), to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of any Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

Section 2.05         Letters of Credit.

(a)          The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon (among other things) the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Facility Expiration Date for the applicable Revolving Facility, to issue Letters of Credit in Dollars or a Permitted Foreign Currency for the account of any Borrower or any of the Subsidiaries under any Revolving Facility, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders under each Revolving Facility severally agree to participate in Letters of Credit issued for the account of any Borrower or any of the Subsidiaries under such Revolving Facility and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the aggregate Revolving Facility Credit Exposure under the applicable Revolving Facility shall not exceed the aggregate Revolving Facility Commitments thereunder, (x) the Revolving Facility Credit Exposure of any Lender under the applicable Revolving Facility shall not exceed such Lender’s Revolving Facility Commitment thereunder, (y) the outstanding amount of the L/C Obligations under all Revolving Facilities shall not exceed the Letter of Credit Sublimit and (z) unless otherwise agreed by such Issuing Bank in its sole discretion, the outstanding amount of the L/C Obligations in respect of Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ and the Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers and the Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i)           No Issuing Bank shall issue any Letter of Credit under any Revolving Facility if:

(A)        subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or the then-current expiration date, as applicable, unless the Required Revolving Facility Lenders under such Revolving Facility have approved such expiry date; or

(B)         the expiry date of the requested Letter of Credit would occur after the Letter of Credit Facility Expiration Date for such Revolving Facility, unless (x) all the Revolving Facility Lenders under such Revolving Facility and such Issuing Bank have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank.

(ii)          No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirements of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B)         the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)       except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial amount of less than $250,000 or the Dollar Equivalent thereof;

(D)         [reserved];

(E)         any Revolving Facility Lender under the applicable Revolving Facility is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including for the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank (in its sole discretion) with the applicable Borrower or such Lender to eliminate such Issuing Bank’s actual or reasonably determined potential Fronting Exposure (after giving effect to Section 2.24(a)(iv) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actually or reasonably determined potential Fronting Exposure, as it may elect in its sole discretion); or

(F)          the Letter of Credit contains any provisions for automatic reinstatement of the amount after any drawing thereunder.
(iii)       No Issuing Bank shall issue an amendment to any Letter of Credit if such Issuing Bank would not have been permitted at such time to issue the Letter of Credit in its amended form under the terms of this Section 2.05(a).

(iv)        No Issuing Bank shall be under any obligation to issue an amendment to any Letter of Credit if  such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)        Subject to the provisions of Section 2.05(f), each Issuing Bank shall act on behalf of the Revolving Facility Lenders under the applicable Revolving Facility with respect to any Letters of Credit issued by it under such Revolving Facility and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(vi)       Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Revolving Facility Lenders and the Initial Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or increase any existing Letter of Credit.

(vii)      For the avoidance of doubt and notwithstanding any other provisions hereunder, (a) Goldman Sachs Bank USA or any of its designated Affiliates, as an Issuing Bank, shall be under no obligation to issue any Letter of Credit other than a standby Letter of Credit and (b) Jefferies Finance LLC shall be under no obligation to issue any Letter of Credit other than a standby Letter of Credit denominated in Dollars.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)         Each Letter of Credit and each amendment thereto shall be issued, upon the request of the applicable Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank. Such Letter of Credit Request must be received by the applicable Issuing Bank and the Administrative Agent not later than 12:00 noon, Local Time, at least three (3) Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) if more than one Revolving Facility is then in effect, the Revolving Facility under which such Letter of Credit is to be issued; and (H) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for the issuance of an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of issuance thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable Issuing Bank may reasonably request. Additionally, the applicable Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may reasonably request pursuant to its policies of general applicability to other account parties for whom such Issuing Bank issues letters of credit.

(ii)        Promptly after receipt of any Letter of Credit Request, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the applicable Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from the Required Revolving Facility Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied (solely with respect to an issuance), then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or issue the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit under a Revolving Facility and each amendment increasing the amount of a Letter of Credit, each Revolving Facility Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Facility Lender’s Revolving Facility Percentage of such Revolving Facility times the amount of such Letter of Credit.

(iii)       If a Borrower so requests in any applicable Letter of Credit Request, an Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the applicable Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Facility Expiration Date of the applicable Revolving Facility; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Facility Lenders under the applicable Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent or the applicable Borrower that one or more of the applicable conditions specified in Article IV is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Issuing Bank will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)        Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under such Letter of Credit, the applicable Issuing Bank shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., Local Time, one (1) Business Day after the date of notice of any payment by an Issuing Bank under a Letter of Credit or, if the applicable Borrower shall have received such notice from the Issuing Bank later than 11:00 a.m., Local Time, on any Business Day, not later than 4:00 p.m., Local Time, on the next Business Day (each such date of payment by an Issuing Bank, an “Honor Date”), the applicable Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing; provided that, in the case of a drawing in a Permitted Foreign Currency, the applicable Issuing Bank may require such Borrower to reimburse such Issuing Bank through the Administrative Agent in an amount equal to the Dollar Equivalent of such Permitted Foreign Currency drawing. If the applicable Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender under the applicable Revolving Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Revolving Facility Lender’s Revolving Facility Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of ABR Revolving Facility Loans denominated in Dollars under the applicable Revolving Facility to be disbursed on such date in an amount equal to the Dollar Equivalent of the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Facility Commitments under Section 4.02 and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)        Each Revolving Facility Lender under the applicable Revolving Facility shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank to the Administrative Agent in an amount equal to its applicable Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m., Local Time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Facility Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)        With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Borrowing of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to ABR Revolving Facility Loans of the applicable Class. In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05; provided that the amount of any drawing that is not reimbursed on the Honor Date shall bear interest at the rate applicable to ABR Revolving Facility Loans from and including the date of drawing to but excluding the date such amount becomes an Unreimbursed Amount.

(iv)        Until each Revolving Facility Lender under the applicable Revolving Facility funds its Revolving Facility Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of such Issuing Bank.

(v)         Each Revolving Facility Lender’s obligation to make Revolving Facility Loans or L/C Advances to reimburse the Issuing Banks for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, any Borrower or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Revolving Facility Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse any Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)       If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (minus the foregoing interest and fees) shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.

(i)          At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Facility Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)         If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.22 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

(e)        Obligations Absolute.  The obligation of the applicable Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)      waiver by such Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the applicable Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the applicable Borrower;

(v)        honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)       any payment made by such Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP or other applicable rules or the express terms of the Letter of Credit, as applicable;

(vii)       any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, interim receiver, receiver-manager, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any case or proceeding under any Debtor Relief Law; or

(viii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of the Subsidiaries.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, such Borrower will promptly notify the relevant Issuing Bank. The applicable Borrower shall be conclusively deemed to have waived any such claim against the relevant Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)          Role of Issuing Banks.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, other than in respect of any sight draft, certificates and documents expressly required by the Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of the Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Required Revolving Facility Lenders, as applicable, under the applicable Revolving Facility; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, any Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence, or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in compliance with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or purporting to transfer a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)        Applicability of ISP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall be stated therein to apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to any Borrower for, and no Issuing Bank’s rights and remedies against any Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any Requirements of Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)         Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)         Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary (other than a Borrower), the applicable Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The applicable Borrower hereby acknowledges that the issuance of Letters of Credit for the account of subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such subsidiaries.

(j)         Cash Collateralization Following Certain Events.  If and when the applicable Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.11(d) and Section 2.11(e), Section 2.24(a)(v) or Section 7.01, the applicable Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders under each Revolving Facility, an amount in cash equal to 102% of the Revolving L/C Exposure under such Revolving Facility as of such date plus any accrued but unpaid interest thereon (or, in the case of Section 2.11(d), Section 2.11(e) and Section 2.24(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Collateral Agent, for the benefit of the Secured Parties, a security interest in such account. Such deposits shall not bear interest. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for any disbursements under any Letter of Credit for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Loan Obligations. If any Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(d) or Section 2.11(e) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Section 2.11(d) and Section 2.11(e) no longer being exceeded, as applicable.

(k)        Additional Issuing Banks.  From time to time, the Initial Borrower may by notice to the Administrative Agent designate any Revolving Facility Lender (in addition to the initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l)       Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank (other than the Administrative Agent or its Affiliates) shall (i) provide to the Administrative Agent copies of any notice received from any Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof (or, if earlier, the time specified thereon) and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue any Letter of Credit, the date of such issuance and the aggregate amount of the Letters of Credit and amendments to be issued by it and outstanding after giving effect to such issuance (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue such Letter of Credit or amendment if the Administrative Agent shall not have advised the Issuing Bank that such issuance would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any disbursement under any Letter of Credit, the date of such disbursement and the amount of such disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(m)       Amounts.  For the avoidance of doubt, each reference to an “amount” in this Section 2.05 that describes an obligation in respect of a Letter of Credit shall be deemed to refer to the Dollar amount or the Permitted Foreign Currency amount, as applicable.

Section 2.06        Funding of Borrowings.

(a)         Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower as specified in the applicable Borrowing Request; provided, that Borrowings made to finance the reimbursement of any disbursement under any Letter of Credit and reimbursements as provided in Section 2.05(c) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 11:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by a Borrower, the interest rate then applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The foregoing shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07         Interest Elections.

(a)         Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued. Notwithstanding any other provision of this Section 2.07, no Borrower shall be permitted to change the Class of any Borrowing.

(b)         To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice), by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by such Borrower. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit any Borrower to (i) elect an Interest Period for SOFR Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           The Borrower of the Borrowing to which such Interest Election Request applies;

(ii)         the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(iii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv)         whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(v)         if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d)       Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         If any Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Initial Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period.

Section 2.08        Termination and Reduction of Commitments.

(a)        Unless previously terminated, the Revolving Facility Commitments of each Class shall automatically and permanently terminate on the applicable Revolving Facility Maturity Date for such Class. On the Closing Date (after giving effect to the funding of the Bridge Loans to be made on such date), the Bridge Loan Commitments of each Bridge Lender as of the Closing Date will automatically and permanently terminate.

(b)         The Initial Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Initial Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j), as applicable, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Facility Commitments of such Class.

(c)          The Initial Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under clause (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Initial Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Initial Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Initial Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09        Repayment of Loans; Evidence of Debt.

(a)         Each Borrower hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, (ii) to the Administrative Agent for the account of each Bridge Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made under any Revolving Facility on the Revolving Facility Maturity Date for such Revolving Facility; provided, that on each date that a Revolving Facility Borrowing is made by a Borrower, such Borrower shall repay all of such Borrower’s Swingline Loans then outstanding.

(b)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)         The Administrative Agent shall maintain accounts in the Register pursuant to Section 9.04(b)(v) in which it shall record (i) the amount of each Loan made hereunder, the Borrower thereunder, the Facility, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)         Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form attached hereto as Exhibit H, or in another form approved by such Lender, the Administrative Agent and such Borrower in their sole discretion. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.10         Repayment of Term Loans and Revolving Facility Loans and Prepayment Procedures.

(a)          Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i)          the Borrower shall repay the unpaid principal amount outstanding of Bridge  Loans on the Bridge Facility Maturity Date;

(ii)       in the event that any Other Term Loans are made, the Borrower shall repay such Other Term Loans on the dates and in the amounts set forth in the related Extension Amendment or Refinancing Amendment (each such date being referred to as a “Term Loan Installment Date”); and

(iii)       to the extent not previously paid, all outstanding Other Term Loans shall be due and payable on the applicable Term Facility Maturity Date set forth in the related Extension Amendment or Refinancing Amendment.

(b)        To the extent not previously paid, all outstanding Revolving Facility Loans and Swingline Loans shall be due and payable on the applicable Revolving Facility Maturity Date.

(c)         Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) shall be applied so that the aggregate amount of such prepayment is allocated among the Bridge Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Bridge Loans and Other Term Loans, if any, to reduce amounts due on the succeeding Term Loan Installment Dates for such Classes; provided, that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(b)(1), any Class of Other Term Loans may receive less than its pro rata share thereof (so long as the amount by which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Bridge Loans and any other Classes of then outstanding Other Term Loans, in each case to the extent the respective Class receiving less than its pro rata share have consented thereto). Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Borrower may in each case direct.

Prior to any voluntary prepayment of any Loan under any Facility hereunder, the applicable Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of such selection not later than (i) 10:00 a.m., Local Time, in the case of an ABR Borrowing or any Swingline Loan, on the scheduled date of such prepayment and (ii) 2:00 p.m., Local Time, in the case of a SOFR Borrowing, at least three (3) Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent (and Swingline Lender, if applicable)). Each such notice shall be irrevocable, and the applicable Borrower shall make the applicable prepayment in the amount and on such date set forth therein; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent (and Swingline Lender, if applicable)) on or prior to the specified effective date if such condition is not satisfied. Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon its respective Revolving Facility Percentage of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment. All repayments of Loans shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.13(d) and (2) break funding payments pursuant to Section 2.16. In connection with any prepayment of any Loan of any Lender hereunder that would otherwise occur from the proceeds of new Loans being funded hereunder on the date of such prepayment, if agreed to by the Initial Borrower and such Lender in a writing provided to the Administrative Agent, the portion of the existing Loan of such Lender that would otherwise be prepaid on such date may instead be converted on a “cashless roll” basis into a like principal amount of the new Loans being funded on such date.

(d)         The Initial Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(b)(1) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “Declining Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Initial Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.11(b)(1) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Initial Borrower. For the avoidance of doubt, the Initial Borrower may, at its option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.11(a) below.

Section 2.11        Prepayment of Loans.

(a)         The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16 and subject to prior notice in accordance with the provisions of Section 2.10(c)), in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding.

(b)        Following the Closing Date, the Borrowers shall make a prepayment in an amount equal to (1) solely during the Bridge Period, the amount of all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) from any Bridge Mandatory Prepayment Event, within ten (10) Business Days  of receipt of such Net Proceeds, to prepay Term Loans in accordance with Section 2.10(c) and Section 2.10(d)) and (2) the amount of all Net Proceeds from any issuance or incurrence of Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments (other than solely by means of extending or renewing then existing Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments without resulting in any Net Proceeds) no later than three (3) Business Days after the date on which such Refinancing Notes, Refinancing Term Loans or Replacement Revolving Facility Commitments are issued or incurred, to prepay Term Loans and/or Revolving Facility Commitments in accordance with Section 2.23 and the definition of “Refinancing Notes” (as applicable). Notwithstanding anything to the contrary in this Section 2.11(b) or elsewhere in this Agreement, to the extent that (A) any or all of the Net Proceeds from any Foreign Subsidiary are prohibited by any Requirement of Law from being loaned, distributed or otherwise transferred to a Borrower (provided that such Borrower and such Subsidiary shall take all commercially reasonable actions available under local law to permit such repatriation or to remove such prohibitions) or any Domestic Subsidiary or materially adverse consequences (including Tax consequences) to the Initial Borrower or any Subsidiary (as reasonably determined by the Initial Borrower) would result therefrom or (B) any or all of the Net Proceeds received by a Subsidiary other than a Guarantor are prohibited from being transferred to a Borrower for application in accordance with this Section 2.11(b) by any applicable organizational document, joint venture agreement, shareholder agreement or similar agreement or any other contractual obligation with an unaffiliated third party (including any agreement governing Indebtedness) that was not created in contemplation of such event resulting in Net Proceeds, then in each case the portion of such Net Proceeds so affected will not be required to be applied at the times provided in this Section 2.11(b) but may be retained by the applicable Subsidiary or applied in any other manner not prohibited by this Agreement. Notwithstanding the foregoing, in no event shall any Borrower be required to repatriate cash held at a Foreign Subsidiary in order to make a required mandatory prepayment; provided that, for the sake of clarity, this sentence shall not impact the obligation of such Borrower to make any such prepayment.

(c)          [Reserved].

(d)       In the event (other than as a result of any revaluation of the Dollar Equivalent of the Revolving Facility Credit Exposure on any Revaluation Date) that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrowers shall prepay Revolving Facility Borrowings and/or Swingline Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.  In addition, if solely as a result of changes in the exchange rate of any Permitted Foreign Currency, the Administrative Agent notifies the Initial Borrower that either (i) the Dollar Equivalent of the L/C Obligations exceeds the Letter of Credit Sublimit or (ii) the Dollar Equivalent of the Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, then in either such case the Borrowers shall, at the request of the Administrative Agent, within ten (10) days of receipt of such notice, provide Cash Collateral in respect of outstanding Letters of Credit denominated in such Permitted Foreign Currency in an aggregate amount such that the applicable exposure does not exceed the applicable amount set forth above.

(e)        Prepayments pursuant to this Section 2.11 shall be in accordance with the procedures specified in clauses (c) and (d) of Section 2.10 (including, for the avoidance of doubt, that Bridge Lenders may decline such prepayments under Section 2.10(b) and the Borrowers may retain any Declined Prepayment Amount).

Section 2.12        Fees.

(a)         The Borrowers agree to pay to the Administrative Agent for the account of each Lender, on the first Business Day following the end of each March, June, September and December (commencing on the first such Business Day that is at least three months after the Closing Date) and on the date on which the Revolving Facility Commitments of any Class of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b)         The Borrowers agree to pay from time to time (i) to the Administrative Agent for the account of each Revolving Facility Lender of each Class, on the first Business Day following the end of each March, June, September and December (commencing on the first such Business Day that is at least three months after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders in such Class shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed disbursements under any Letter of Credit) of such Class, during the preceding quarter (or other period commencing with the Closing Date or ending with the applicable Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated; provided, that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand) at the rate per annum equal to the Applicable Margin for SOFR Revolving Facility Borrowings of such Class effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of each March, June, September and December (commencing on the last Business Day of the first fiscal quarter commencing after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate per annum to be agreed between the Initial Borrower or such Issuing Bank (but not in any event to exceed 0.125% per annum) of the daily available amount of such Letter of Credit (or such lesser amount as may be acceptable to the Issuing Bank in its sole discretion, or with respect to any additional Issuing Bank designated in accordance with Section 2.05(k) after the Closing Date, such greater amount as may be agreed with the Initial Borrower), plus (y) in connection with the issuance, amendment, cancellation, document examination, presentment, renewal, extension or transfer of any such Letter of Credit or any disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.

(c)         The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the “RCF Administration Fee” as set forth in the Agent Fee Letter, in the amounts and at the times specified therein (the “Administrative Agent Fees”).

(d)       For so long as any Bridge Loans remain outstanding, the Initial Borrower shall pay to the Administrative Agent on each three-month anniversary of the Closing Date (or if such three-month anniversary is not a Business Day, on the immediately preceding Business Day), for the ratable benefit of the Bridge Lenders as of each such date of payment, a fee (the “Duration Fee”), in an amount equal to 0.25% of the aggregate principal amount of the Bridge Loans outstanding on the date of payment of such Duration Fee, provided that if the Extension Fee is payable pursuant to Section 2.12(e) or if all outstanding Bridge Loans are repaid on the one-year anniversary of the Closing Date, the Duration Fee (if any) that otherwise would have been due and payable on the one-year anniversary of the Closing Date (or on the immediately preceding Business Day) shall not be due and payable.

(e)         If the Initial Borrower exercises its option to extend the original Bridge Facility Maturity Date pursuant to the definition thereof, the Initial Borrower shall pay to the Administrative Agent, for the ratable benefit of each Bridge Lender, an extension fee (the “Extension Fee”) in an aggregate amount equal to 1.00% of the aggregate principal amount of the Bridge  Loans outstanding on such original Bridge Facility Maturity Date, which fee shall be due and payable on such original Bridge  Facility Maturity Date (or if such original Bridge Facility Maturity Date is not a Business Day, on the immediately preceding Business Day).

(f)          All Fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

(g)         On the Closing Date, the Borrowers agree to pay to the Administrative Agent, for the account of the Lenders, the Upfront Fee (as defined in the Arranger Fee Letter) as set forth in the Arranger Fee Letter.

Section 2.13        Interest.

(a)          Subject to Section 9.09, the Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b)         Subject to Section 9.09, the Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(c)        Notwithstanding the foregoing, and subject to Section 9.09, if any principal of or interest on any Loan or any Fees or other monetary amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any SOFR Loan, 2% plus the interest rate otherwise applicable (including, for the avoidance of doubt, Applicable Margin) to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue monetary amount, 2% plus the interest rate applicable to ABR Loans as provided in clause (b) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)        Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (D) any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Term SOFR or ABR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)         In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Initial Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(g)       For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid under any Loan Document is to be calculated on the basis of a 360-day year, 365-day year or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

Section 2.14        Effect of Benchmark Transition Event.

(a)        Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., Local Time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of all affected Classes (acting together). If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

(b)        Benchmark Replacement Conforming Changes.  In connection with the use, implementation, adoption or administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time in consultation with the Initial Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The parties hereto shall take commercially reasonable efforts to cooperate to ensure that any changes pursuant to this Section 2.14 qualify for either of the safe harbors under proposed U.S. Treasury Regulations Section 1.1001-6(b)(2)(ii) (or any successors thereto) or as a modification described in Section 4.02 of Rev. Proc. 2020-44.

(c)        Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Initial Borrower and the Lenders of (i) the occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement and its related Benchmark Replacement Date, (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and (iv) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Initial Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(d). Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(d)       Unavailability of Tenor for Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to sub-clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)        Benchmark Unavailability Period.  Upon the Initial Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(f)        Rate Disclaimer.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to (a) the continuation, administration, submission, calculation or any other matter related to the ABR, the Term SOFR Reference Rate or Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities unrelated to this Agreement and the other Loan Documents that affect the calculation of the ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers (provided that for the avoidance of doubt, nothing in this sentence shall modify or supersede the express terms of this Agreement and the other Loan Documents (including, without limitation, Section 9.08)). The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark (or any component of any of the foregoing), in each case  pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 2.15         Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or

(ii)         subject the Administrative Agent, any Lender or any Issuing Bank to any Tax with respect to any Loan Document (other than (i) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17, (ii) Taxes described in clauses (ii) through (v) of the definition of Excluded Taxes or (iii) Connection Income Taxes); or

(iii)       impose on any Lender or Issuing Bank or the relevant interbank market any other condition affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loans, as applicable, or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the Borrowers will pay to the Administrative Agent, such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate the Administrative Agent or such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)         If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then within 30 days of receipt by the Initial Borrower of the certificate contemplated by Section 2.15(c) the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Initial Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation, is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrowers and which are subject to similar provisions.

(d)         Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Initial Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Initial Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16        Break Funding Payments.  In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10 and Section 2.11), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked under Section 2.10(c)) or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Initial Borrower pursuant to Section 2.19, then, in any such event, the Initial Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Term SOFR market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Initial Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17        Taxes.

(a)         All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by any applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirements of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a copy of an official receipt issued by the relevant Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent or such Lender, as applicable. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Initial Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Initial Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Initial Borrower or the Administrative Agent, as the case may be.

(b)         Without duplication of amounts paid pursuant to Section 2.17(a), the Borrowers shall timely pay any Other Taxes imposed on or incurred by the Administrative Agent or any Lender to the relevant Governmental Authority in accordance with Requirements of Law.

(c)         The Borrowers shall, without duplication of any additional amounts paid pursuant to Section 2.17(a)(iii) or any amounts paid pursuant to Section 2.17(b), indemnify and hold harmless the Administrative Agent and each Lender, within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Initial Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)        Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Initial Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Initial Borrower (with a copy to the Administrative Agent), at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by the Initial Borrower or the Administrative Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Initial Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Initial Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Initial Borrower as will enable the Initial Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i), (ii)(A), (ii)(B), (ii)(C), (ii)(D) and (iii), and paragraph (g) of this Section 2.17) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(d) and Section 2.17(g); provided that a Participant shall furnish all such required forms and statements only to the participating Lender.

(i)        Each Lender and Administrative Agent that is a U.S. Person shall deliver, at the time(s) and in the manner prescribed by applicable law or reasonably requested by the Initial Borrower, to the Initial Borrower and the Administrative Agent (as applicable), copies of a properly completed and duly executed IRS Form W-9 or any successor form, certifying that such person is exempt from U.S. backup withholding Tax on payments made hereunder.

(ii)         Without limiting the foregoing,

 any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Initial Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Initial Borrower or the Administrative Agent), whichever of the following is applicable:

(A)        in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for such purposes) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)       duly completed and executed copies of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to the person treated as its owner for such purposes);

(C)        in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for such purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Initial Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Initial Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable;

(D)        to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for such purposes) is not the beneficial owner of such payments, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-1 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-4 on behalf of each such direct and indirect partner; or

(E)         executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Initial Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iii)       The Administrative Agent and each Lender (A) shall promptly notify the Initial Borrower and the Administrative Agent of any change in circumstance that would modify or render invalid any claimed exemption or reduction, and (B) agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Initial Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)       On or before the date that Goldman Sachs Bank USA (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Initial Borrower a duly completed and executed copy of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Initial Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account), with the effect that, in any case, the Borrowers will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(e)          UK Treaty Lender Cooperation

(i)        A UK Treaty Lender and each UK Borrowing Subsidiary which makes a payment to such UK Treaty Lender is entitled shall promptly complete any procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without withholding Tax (or with a reduced rate of withholding Tax) imposed by the United Kingdom on interest, including, to the extent reasonably practicable, making, filing and following up on an appropriate application for relief under the applicable UK Treaty.

(ii)         A Lender shall have satisfied its obligation under Section 2.17(e)(i) above upon satisfying either of the following clauses:

(A)        such Lender is a financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04) that (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrowing Subsidiary and the Administrative Agent; or

(B)        such Lender which becomes a Lender hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23 that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement shall provide its scheme reference number and its jurisdiction of tax residence to each relevant UK Borrowing Subsidiary and the Administrative Agent on the date it becomes a Lender hereunder.

(iii)        If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with subsection (ii)(B) above, each UK Borrowing Subsidiary shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if any UK Borrowing Subsidiary has not made a Borrower DTTP Filing in respect of such Lender; or a UK Borrowing Subsidiary has made a Borrower DTTP Filing in respect of such Lender but:

(A)         such Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(B)       HM Revenue & Customs has not given such UK Borrowing authority to make payments to such Lender without a deduction for tax within 45 days of the date of such Borrower DTTP Filing; or

(C)        HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a withholding or deduction for Taxes imposed under the laws of the United Kingdom but such authority has subsequently been revoked or expired.

and in each case, such UK Borrowing Subsidiary has notified that Lender in writing of the circumstances referred to in subsections (A)-(C) above, then such Lender and such UK Borrowing Subsidiary shall co-operate in completing any additional procedural formalities necessary for such UK Borrowing Subsidiary to obtain authorization to make payments to such Lender without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)        If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with subsection (e)(ii) above, such UK Borrowing Subsidiary shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of such Lender’s Revolving Commitments or Loans unless such Lender otherwise agrees.

(v)         Each UK Borrowing Subsidiary shall, promptly upon making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)       Each Lender shall notify in writing each UK Borrowing Subsidiary and the Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by each UK Borrowing Subsidiary to such Lender.

(f)          Unless required by applicable laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in good faith to be the portion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period during which the Loan Party actually held such funds, except to the extent that the refund was initially claimed at the written request of such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Initial Borrower’s request, provide the Initial Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17. For purposes of this clause (f), all references to “refund” shall include the monetary benefit of a credit received in lieu of a refund.

(g)       If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Initial Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Initial Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Initial Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Agent has or has not complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)         Each Lender and Agent authorizes the Administrative Agent to deliver to the Initial Borrower and to any successor Administrative Agent any documentation provided by the Lender or Agent to the Administrative Agent pursuant to Sections 2.17(d) or (g).

(i)          The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable Requirements of Law” includes FATCA.

Section 2.18        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)        Unless otherwise specified (including in Section 2.17(a)), the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of any disbursement under any Letter of Credit, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the applicable Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)        If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in any disbursement under any Letter of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this clause (b) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in any disbursement under any Letter of Credit to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(c)         Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)         Subject to Section 2.24, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.05(d) or (e), Section 2.06 or Section 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19        Mitigation Obligations; Replacement of Lenders.

(a)         If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as applicable, in the future or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20 and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         If (i) any Lender requests compensation under Section 2.15 (in excess of that being charged by other Lenders under the applicable Facility) or gives notice under Section 2.20, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (in a material amount in excess of that being charged by other Lenders), or (iii) any Lender is a Defaulting Lender, then the Initial Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Initial Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment, the Swingline Lender and each Issuing Bank), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in any disbursement under any Letter of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with any applicable Requirements of Law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Initial Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Initial Borrower, the Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Initial Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c)        If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all Lenders or all of the Lenders adversely affected and with respect to which the Required Lenders shall have granted their consent, then the Initial Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Initial Borrower’s request) assign its Loans and its Commitments (or, at the Initial Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of a Term Loan, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment, the Swingline Lender and each Issuing Bank; provided, that: (x) all Loan Obligations of any Borrower owing to such Non-Consenting Lender being replaced in respect of the assigned interest shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (y) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (z) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Initial Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Initial Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

Section 2.20       Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any SOFR Loans, or to determine or charge interest rates based upon the Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Initial Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue SOFR Loans or to convert the ABR Borrowings to SOFR Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Initial Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), convert all SOFR Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR ), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Borrowings and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21        Incremental Revolving Facility Commitments.

(a)        The Initial Borrower may, by written notice to the Administrative Agent from time to time after the Closing Date, request Incremental Revolving Facility Commitments in an amount not to exceed the respective Incremental Super Senior Indebtedness Amount available at the time such Incremental Revolving Facility Commitments are established from one or more Incremental Revolving Facility Lenders (which, in each case, may include any existing Lender) willing to provide such Incremental Revolving Facility Commitments, as the case may be, in their sole discretion (and no approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Revolving Facility Commitments shall be required); provided, that each Incremental Revolving Facility Lender providing a commitment to make Incremental Revolving Loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, each Issuing Bank and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the  Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000, or equal to the remaining Incremental Super Senior Indebtedness Amount or, in each case, such lesser amount approved by the Administrative Agent) and (ii) the date on which such Incremental Revolving Facility Commitments are requested to become effective.
(b)       The Initial Borrower and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Revolving Facility Commitments; provided, that:

(i)        Incremental Revolving Facility Commitments shall have the same terms as the then outstanding Class of Revolving Facility Commitments (or, if more than one Class of Revolving Facility Commitments is then outstanding, the Revolving Facility Commitments with the then latest Revolving Facility Maturity Date) and shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Facility Maturity Date of all then outstanding Revolving Facility Commitments,

(ii)         the Incremental Revolving Facility Commitments incurred pursuant to this Section 2.21 shall be entitled to benefit from the same Guarantees, and shall be entitled to be secured on a pari passu by the same Collateral securing the Initial Revolving Facility,

(iii)        there shall be no borrower (other than one or more of the Borrowers) or guarantor (other than one or more of the Loan Parties) in respect of any Incremental Revolving Facility Commitments,

(iv)        any Incremental Revolving Facility Commitment will be documented solely as an increase to the commitments with respect to the Revolving Facility Commitments, without any change in terms except for such upfront fees as may be agreed between the Lenders providing such Incremental Revolving Facility Commitments and the Initial Borrower; and

(v)         Incremental Revolving Facility Commitments shall not be secured by any asset of the Initial Borrower or its Subsidiaries other than the Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Initial Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)         Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) no Event of Default shall have occurred and be continuing; (ii) the representations and warranties of the Initial Borrower set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct); and (iii) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(d)        Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Initial Borrower agrees that Section 2.16 shall apply to any conversion of SOFR Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22         Extensions of Loans and Commitments.

(a)        Notwithstanding anything to the contrary in this Agreement, including Section 2.18(b) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Initial Borrower to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under the applicable Revolving Facility), as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Initial Borrower and any such Lender which accepts a Pro Rata Extension Offer (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment,” and any Revolving Facility Loan made pursuant to such Extended Revolving Facility Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Initial Borrower proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b)        The Initial Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Initial Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have the same terms as the existing Class of Term Loans from which they are extended except for any terms which shall not apply until after the then Latest Maturity Date, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Term Facility Maturity Date of the Class of Term Loans subject to such Pro Rata Extension Offer, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Initial Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have the same terms as the existing Class of Revolving Facility Commitments from which they are extended except for any terms which shall not apply until after the then Latest Maturity Date and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or the Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or the Swingline Lender, and (v) any Extended Term Loans may require participation on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Bridge Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Initial Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Facility Commitments, and with the consent of the Swingline Lender and each Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding the applicable Extended Revolving Facility Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(c)         Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(d)        Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.22), (i) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iii) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Loan Obligations of the Class being extended (and all other Loan Obligations secured by the same priority of Lien securing the Term Loans or Revolving Facility Loans being extended), (v) none of the Swingline Lender or any Issuing Bank shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vi) there shall be no obligor (other than, in the case of any Term Facility, the Midco Borrower, and in the case of any Revolving Facility, one or more of the Borrowers) and no guarantors (other than one or more of the Loan Parties) in respect of any such Extended Term Loans or Extended Revolving Facility Commitments.

(e)         Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Initial Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.23        Refinancing Amendments.

(a)        Notwithstanding anything to the contrary in this Agreement, including Section 2.18(b) (which provisions shall not be applicable to this Section 2.23), any Borrower may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which any Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i)          after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)        the final maturity date of the Refinancing Term Loans shall be no earlier than the earlier of (x) the final maturity date of the refinanced Indebtedness and (y) the Latest Maturity Date in effect at the time of incurrence thereof;

(iii)     the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the lesser of (x) the then-remaining Weighted Average Life to Maturity of the refinanced Indebtedness and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity;

(iv)       the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Indebtedness plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)         all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment terms, which shall be as agreed between the Initial Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially similar to, or (as determined by the Initial Borrower in good faith) not materially more favorable to the lenders providing such Refinancing Term Loans, taken as a whole, as reasonably determined by the Initial Borrower in good faith, than the terms applicable to the Term Loans being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date, (y) are otherwise reasonably acceptable to the Administrative Agent or (z) reflect market terms and conditions (as determined by the Initial Borrower in good faith) at the time of incurrence);

(vi)       there shall be no borrower (other than the Midco Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;

(vii)       Refinancing Term Loans shall not be secured by any asset of the Initial Borrower and its Subsidiaries other than the Collateral;

(viii)     Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory or voluntary prepayments  (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2) hereunder);

(b)          The Borrower(s) may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.

(c)        Notwithstanding anything to the contrary in this Agreement, including Section 2.18(b) (which provisions shall not be applicable to this Section 2.23), the Borrowers may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional Facilities (each, a “Replacement Revolving Facility”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Initial Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that: (i) after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any Other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Facility Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the applicable Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Initial Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) shall be substantially similar to, or (as determined by the Initial Borrower in good faith) not materially more favorable to the lenders providing such Replacement Revolving Facility, as applicable, taken as a whole, as reasonably determined by the Initial Borrower in good faith, than the terms applicable to the Revolving Facility Commitments being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date, (y) are otherwise reasonably acceptable to the Administrative Agent or (z) reflect market terms and conditions (as determined by the Initial Borrower in good faith) at the time of incurrence); (v) there shall be no borrower (other than one or more of the Borrowers) and no guarantors (other than one or more of the Loan Parties) in respect of such Replacement Revolving Facility; and (vi) Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Initial Borrower and its Subsidiaries other than the Collateral. Solely to the extent that an Issuing Bank or the Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or the Swingline Lender shall not be required to issue any letters of credit or swingline loan under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or the Swingline Lender to withdraw as an Issuing Bank or the Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or the Swingline Lender, as the case may be, in its sole discretion. The Borrowers agree to reimburse each Issuing Bank or the Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d)         The Borrowers may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments (subject to receipt of any consents that would be required for an assignment of Revolving Facility Commitments to such person pursuant to Section 9.04); provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(e)      The Initial Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable). For purposes of this Agreement and the other Loan Documents (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) this Agreement shall impose no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iii) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents and shall have the same rank and Lien priority as the Term Facility or Revolving Facility being refinanced or replaced, as applicable.

Section 2.24         Defaulting Lenders.

(a)       Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Facility Lenders” or “Required Revolving Facility Lenders,” as applicable, and Section 9.08.

(ii)         Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as Initial Borrower may request (so long as no Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Initial Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default then exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)       No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and, except as provided in clause (C) below, the Borrowers shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the available balance of Letters of Credit for which it has provided Cash Collateral.

(C)        With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans under any Revolving Facility shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments under such Revolving Facility (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender under such Revolving Facility to exceed such Non-Defaulting Lender’s Revolving Facility Commitment under such Revolving Facility. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within five (5) Business Days following the written request of the (i) Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b)         Defaulting Lender Cure.  If the Initial Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the Non-Defaulting Lenders as a result of such purchase) that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.25         Minimum Interest, Swiss Withholding Tax

(a)        When entering into this Agreement, the parties have assumed that the interest, commissions and fees payable under this Agreement or other Loan Documents are not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate (acting in good faith) that any payment of interest, commission or fee will be subject to Swiss Withholding Tax, they agree that, if a Tax Deduction for Swiss Withholding Tax is required by law to be made by a Loan Party in respect of any interest, commission or fee payable under this Agreement or other Loan Documents and if Section 2.17 is unenforceable for any reason,

(A)   the applicable interest, commission and fee rate in relation to that interest, commission or fee payment shall be:

(i)          the interest, commission or fee rate which would have applied to that interest, commission or fee payment in the absence of this paragraph (a)) divided by;

(ii)         one (1) minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant deduction or withholding of Tax is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage); and

(B)  the relevant Loan Party shall be obliged to pay the relevant interest, commission or fee at the adjusted rate in accordance with this paragraph;

(C)   the relevant Loan Party shall make the Tax Deduction on the recalculated interest, commission or fee; and

(D)   all references to a rate of interest, commission or fee in this Agreement or other Loan Documents shall be construed accordingly; and

(E)    Section 2.17(a) shall apply mutatis mutandis.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On (i) the Closing Date (in each case, after giving effect to the Transactions) and (ii) the date of each Credit Event (after the Closing Date), as provided in Section 4.02, the Initial Borrower represents and warrants to the Lenders that (it being understood and agreed that the only representations and warranties in this Article III or any other Loan Document that are required to be true and correct as a condition to the Closing Date, the funding of the Loans on the Closing Date and the use of the proceeds thereof on the Closing Date to consummate the Acquisition are solely those referred to in Section 4.01(c)):

Section 3.01      Organization; Powers.  The Initial Borrower and each of the Subsidiaries which is a Loan Party (a) is a partnership, limited liability company, corporation or other entity duly incorporated, amalgamated, continued, organized or formed, as applicable, validly existing and/or in good standing under the laws of the jurisdiction of its incorporation, amalgamation, continuation, organization or formation, as applicable (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to the Initial Borrower), clause (b) (other than with respect to the Initial Borrower), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02      Authorization.  The execution, delivery and performance by each Borrower and each of the Guarantors of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by such Borrowers and Guarantors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to any such Borrower or Guarantor, (B) the certificate or articles of incorporation, the constitution or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of any such Borrower or Guarantor, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable any such Borrower or Guarantor or (D) any provision of any indenture, agreement or other instrument to which any such Borrower or Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) (other than clause (i)(B)) or (ii) of this Section 3.02(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Borrower or Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03       Enforceability.  This Agreement has been duly executed and delivered by the Initial Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, receivership, winding-up, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

Section 3.04        Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which any Borrower or Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office, the United States Copyright Offices and the United Kingdom Companies House (in the case of any Loan Party incorporated, organized or formed in the United Kingdom), (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to be made under the terms of the Security Documents to perfect Liens created by the Security Documents.

Section 3.05        Financial Statements.

(a)        The (i) audited consolidated balance sheets of the Initial Borrower and its consolidated subsidiaries as of December 31, 2023 and December 31, 2022 and the consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows of the Initial Borrower and its consolidated subsidiaries for each fiscal year of the Initial Borrower in the three-fiscal year period ended on December 31, 2023 and (ii) historical quarterly financial statements for each quarter (excluding the fourth quarter of any fiscal year) ended at least 45 days prior to the Closing Date and after December 31, 2023 (collectively, the “Initial Borrower Financial Statements”), present fairly in all material respects the consolidated financial position of the Initial Borrower and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, with respect to the financial statements described in clause (ii), for the absence of footnotes and normal year-end audit adjustments).

(b)        The (i) audited consolidated balance sheets of the Target and its consolidated subsidiaries as of December 31, 2023 and December 31, 2022 and the consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows of the Target and its consolidated subsidiaries for each fiscal year of the Target in the three-fiscal year period ended on December 31, 2023 and (ii) historical quarterly financial statements for each quarter (excluding the fourth quarter of any fiscal year) ended at least 45 days prior to the Closing Date and after December 31, 2023 (collectively, the “Target Financial Statements”), present fairly in all material respects the consolidated financial position of the Target and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and were prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby (except, with respect to the financial statements described in clause (ii), for the absence of footnotes and normal year-end audit adjustments).

Section 3.06      No Material Adverse Effect.  Since December 31, 2023, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07      Title to Properties.  Each of the Initial Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, free and clear of all Liens except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title or such Liens would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08        Subsidiaries.  Schedule 3.08 sets forth as of the Closing Date, after giving effect to the Transactions, the name and jurisdiction of incorporation, amalgamation, continuation, organization or formation, as applicable, of each subsidiary of the Initial Borrower and, as to each such subsidiary, the percentage of the Equity Interests of such subsidiary owned by the Initial Borrower or by any such subsidiary.

Section 3.09         Litigation; Compliance with Laws.

(a)        There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Initial Borrower, threatened in writing against the Initial Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Initial Borrower or any of its Subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed on Schedule 3.09 or in the Initial Borrower’s Annual Report on Form 10-K for the year ended December 31, 2023.

(b)         None of the Initial Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10        Federal Reserve Regulations.  No part of the proceeds of any Loans and no Letter of Credit will be used by the Initial Borrower and its Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

Section 3.11        Investment Company Act.  None of the Initial Borrower or any of the Subsidiaries are required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12        Use of Proceeds.

(a)        The Borrowers will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for working capital purposes, for capital expenditures, for the Transactions, for Permitted Business Acquisitions and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit); provided, that on the Closing Date, no more than $20,000,000 may be used to finance a portion of the Transactions.

(b)        The Borrower will use the proceeds of the Bridge Loans borrowed on the Closing Date directly or indirectly to finance a portion of the Transactions and to pay fees and expenses in connection with the foregoing.

(c)       The Borrowers will use the proceeds of any Incremental Revolving Loans solely for general corporate purposes (including, without limitation, for capital expenditures, for Permitted Business Acquisitions and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit) or as otherwise set forth in the applicable Incremental Assumption Agreement.

Section 3.13         Tax Returns.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Initial Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, provincial, territorial, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct; and

(b)         Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Initial Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments for which the Initial Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and, to the extent such Taxes are due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings.

Section 3.14        No Material Misstatements.

(a)        All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Initial Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)         The Projections and other forward looking information prepared by or on behalf of the Initial Borrower or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Initial Borrower to be reasonable as of the date thereof (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders.

Section 3.15         EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 3.16        Environmental Matters.  Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by the Initial Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Initial Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Initial Borrower or any of its Subsidiaries, (b) each of the Initial Borrower and its Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently or, to the Initial Borrower’s knowledge, formerly owned, operated or leased by the Initial Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Initial Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released by the Initial Borrower or its Subsidiaries, or, to the Initial Borrower’s knowledge, otherwise at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Initial Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which the Initial Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws and (e) there has been no written environmental assessment or audit (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect) conducted during the past five years, by or on behalf of the Initial Borrower or any of the Subsidiaries of any property currently or, to the Initial Borrower’s knowledge, formerly owned, operated or leased by the Initial Borrower or any of the Subsidiaries that is in the current possession or control of the Initial Borrower or its Subsidiaries or of which the Initial Borrower has knowledge that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17        Security Documents.

(a)         The U.S. Collateral Agreement, when executed by the applicable parties thereto is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent contemplated thereby and by the other Loan Documents. Subject to the last paragraph in the definition of Collateral and Guarantee Requirement, in the case of the Pledged Collateral described in the U.S.  Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable U.S. Collateral Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement(other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to no Liens other than Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Loan Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b)        Upon execution and delivery thereof, the Mortgages will be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid, enforceable and fully perfected Liens with the priority that such Liens are expressed to have under the relevant Mortgages, on all right, title and interest of the respective Loan Parties in the Collateral described therein, subject to Permitted Liens.

(c)         Subject to the last paragraph in the definition of Collateral and Guarantee Requirement, when the U.S. Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office and with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(d)         Subject to the last paragraph in the definition of Collateral and Guarantee Requirement, the Agreed Security Principles and the effects of bankruptcy, insolvency, moratorium, receivership, winding-up, reorganization, fraudulent conveyance or other similar laws affecting rights of creditors generally and except as set forth on Schedule 3.17(d) hereto or in any applicable legal opinion delivered to the Administrative Agent pursuant to any Loan Document, when each Foreign Collateral Agreement is executed by the applicable parties thereto and the actions are taken as required thereby and/or by Schedule 3.04, as applicable, (i) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof will be created in favor of the Collateral Agent (for the benefit of the Secured Parties), and (ii) the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to no Liens other than Permitted Liens) on, and security interest in, all right, title and interest of the applicable Loan Parties in such Collateral and the proceeds thereof, as security for the Loan Obligations, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens), to the extent perfection can be obtained in the relevant jurisdictions by the taking of such actions. Subject to the terms of the applicable Foreign Collateral Agreement, each Australian Loan Party has also granted a featherweight security interest in the Excluded Property described therein in favor of the Collateral Agent for the benefit of the Secured Parties as security for the Loan Obligations.

(e)         Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary organized under the laws of any jurisdiction other than a Covered Jurisdiction, or as to the rights and remedies of the Agents or any Lender with respect thereto.

(f)         The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of the Initial Borrower and each Guarantor that is a Domestic Subsidiary as of the Closing Date, is correct and complete, in all material respects, as of the Closing Date.

Section 3.18       Solvency. Immediately after giving effect to the Transactions on the Closing Date and the making of the Loans (if any) on the Closing Date and the application of the proceeds of such Loans, (i) the fair value of the assets of the Initial Borrower and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Initial Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Initial Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Initial Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.19        Benefit Plans.

(a)         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. None of the Initial Borrower, any Subsidiary or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)         UK Pension Plans. No Loan Party or any of its Subsidiaries is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme in the United Kingdom which is not a money purchase scheme (both terms as defined in the United Kingdom Pensions Schemes Act 1993); or (ii) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

(c)         Canadian Defined Benefit Pension Plan. No Loan Party nor any of its Subsidiaries have ever sponsored, contributed to, or participated in, nor had any liability with respect to, a Canadian Defined Benefit Pension Plan.

Section 3.20        Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Initial Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Initial Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Initial Borrower or any of the Subsidiaries or for which any claim may be made against the Initial Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Initial Borrower or such Subsidiary to the extent required by GAAP.

Section 3.21       Insurance.  Schedule 3.21 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of any Loan Party as of the Closing Date after giving effect to the Transactions. As of such date, such insurance is in full force and effect.

Section 3.22       Intellectual Property; Licenses, Etc.  Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.22, (a) the Initial Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that are used or held for use or is otherwise reasonably necessary in the operation of their respective businesses, (b) to the knowledge of the Initial Borrower and its Subsidiaries, the Initial Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Initial Borrower and its Subsidiaries is pending or, to the knowledge of the Initial Borrower, threatened and (ii) to the knowledge of the Initial Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.23      USA PATRIOT Act, Etc.  The Initial Borrower and each of its Subsidiaries is in compliance in all material respects with the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and other applicable anti-money laundering laws. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.24       Anti-Corruption Laws and Sanctions.  (a) None of (i) the Initial Borrower or any Subsidiary or (ii) any director, officer, to the best knowledge of the Initial Borrower, employee or affiliate of, or agent acting at the direction of, the Initial Borrower or any Subsidiary  is  a Sanctioned Person or the subject of Sanctions or in violation of any applicable Anti-Corruption Laws, (b) neither the Initial Borrower nor any Subsidiary is located, amalgamated, continued, organized, incorporated or resident in a Sanctioned Country and (c) no part of the proceeds of the Loans and no Letter of Credit shall be used, directly or, to the knowledge of the Initial Borrower, indirectly, in a manner that would result in a violation of applicable Anti-Corruption Laws or Sanctions by any party hereto.  The representations and covenants in sub-paragraphs (a) through (c) of this Section 3.24 are made only to the extent that they do not result in a violation of or conflict with section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 and section 19 para 3 no 1(a) of the Foreign Trade Act (Außenwirtschaftsgesetz)), the Council Regulation (EC) No 2271/96 of 22 November 1996 as last amended by Council Regulation (EC) No 1100/2018 of 6 June 2018 or similar applicable anti-boycott legislation in other jurisdictions. Each Loan Party has implemented and maintain in effect policies and procedures that are reasonably designed to ensure compliance by the foregoing and their Subsidiaries, and their respective directors, officers, employees, and agents, with all Anti-Corruption Laws, anti-money laundering laws, and Sanctions and the provisions hereof.

Section 3.25        Center of Main Interest. To the extent applicable, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “COMI Regulation”), the COMI  of any Loan Party incorporated in the United Kingdom or in a member state of the European Union is situated in its jurisdiction of incorporation and such Loan Party has no Establishment in any other jurisdiction.
ARTICLE IV

CONDITIONS OF LENDING

Section 4.01       Closing Date.  The obligations of (i) (a) the Revolving Facility Lenders to make Revolving Facility Loans and the Swingline Lender to make Swingline Loans and (b) any Issuing Bank to issue, amend or extend Letters of Credit and (c) each Lender with a Bridge Loan Commitment to make Bridge Loans to the Midco Borrower, in each case, on the Closing Date are subject solely to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions at or prior to the Closing Date:

(a)        The Administrative Agent shall have received from the Initial Borrower a counterpart of this Agreement signed on behalf of the Initial Borrower and the Midco Borrower.

(b)        To the extent required to be satisfied on the Closing Date, and subject to the Agreed Security Principles, the Collateral and Guarantee Requirement shall be satisfied as of the Closing Date.

(c)        (i) The Specified Representations are true and correct in all material respects as of the Closing Date (after giving effect to the Transactions) as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (ii) the  Acquisition Agreement Specified Representations are true and correct to the extent contemplated by the definition of “Acquisition Agreement Specified Representations”, and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Initial Borrower certifying that the conditions set forth in the foregoing clauses (c)(i), (c)(ii), (i) and (l) below have been satisfied.

(d)        The Administrative Agent shall have received (i) a Borrowing Request with respect to the Bridge Loans and (ii) a Borrowing Request with respect to the Initial Revolving Loans (if any) to be borrowed on the Closing Date, in each case, as required by Section 2.03.

(e)         The Arrangers shall have received a solvency certificate substantially in the form of Exhibit C and signed by the chief financial officer, chief accounting officer or other officer with equivalent duties of the Initial Borrower confirming the solvency of the Initial Borrower and its Subsidiaries on a consolidated basis immediately after giving effect to the Transactions on the Closing Date.

(f)          The Administrative Agent shall have received, on behalf of itself, the Arrangers, the Lenders and each Issuing Bank, a written opinion of Cravath, Swaine & Moore LLP, as U.S. counsel for the Loan Parties and a written opinion of Ropes & Gray International LLP, as English counsel for the Administrative Agent and the Arrangers or, in each case, such other firm as may be reasonably acceptable to the Administrative Agent with respect to the enforceability of the Loan Documents and other related matters, in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent, the Collateral Agent, the Lenders and the Arrangers on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(g)         The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer or authorized signatory of each Loan Party dated the Closing Date and certifying:

(i)          in the case of any Loan Party incorporated, organized or formed, as applicable, in the United States, that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or by the Secretary or Assistant Secretary or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party and a copy of a good standing certificate (or their foreign law equivalents if applicable) of such Loan Party;

(ii)         in the case of any Loan Party incorporated, organized or formed, as applicable, in the United States, that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in sub-clause (iv);

(iii)        in the case of any Loan Party incorporated, organized or formed, as applicable, in any jurisdiction other than the United States, that attached thereto is a true and complete copy of the constitutional documents of such Loan Party as in effect on the Closing Date;

(iv)        that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) and in the case of each Loan Party that is not incorporated, organized or formed in the United States, if required as a matter of law, the resolutions of the shareholders of such Loan Party, in each case, authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v)         as to the incumbency and specimen signature of each officer or authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and

(vi)       in the case of each Loan Party incorporated in the United Kingdom whose shares are the subject of the Collateral (a “Charged Company”), either:

(A)         a certificate of an authorized signatory of the Initial Borrower certifying that:

(1)         the Initial Borrower and each of its Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the United Kingdom Companies Act 2006 from that Charged Company; and

(2)         no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the United Kingdom Companies Act 2006) has been issued in respect of those shares; or

(B)         a certificate of an authorized signatory of the Initial Borrower certifying that such Charged Company is not required to comply with Part 21A of the United Kingdom Companies Act 2006.

(h)        The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Initial Borrower on behalf of each Loan Party organized in the United States.

(i)         The Acquisition shall be consummated simultaneously with or substantially concurrently with the funding of the Bridge Loans on the Closing Date in all material respects in accordance with the Acquisition Agreement without giving effect to those modifications, amendments, consents or waivers by the Initial Borrower that are materially adverse to the interests of the Lenders or Arrangers in their respective capacities as such, unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

(j)           The Administrative Agent shall have received the Initial Borrower Financial Statements and the Target Financial Statements.

(k)         The Administrative Agent on behalf of the Arrangers shall have received, at least three (3) Business Days prior to the Closing Date (or such later dates as the Arrangers may agree), (x) all documentation and other information required with respect to the Loan Parties by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (y) a Beneficial Ownership Certification, in each case, to the extent requested in writing at least 10 Business Days prior to the Closing Date.

(l)          Since the date of the Acquisition Agreement, there has not been any event, occurrence, change, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)         Prior to or substantially concurrently with the initial Credit Event, the Closing Date Refinancing shall have occurred.

(n)        The Agents and Arrangers shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Ropes & Gray International LLP), in each case, required to be reimbursed or paid by the Loan Parties hereunder, under the any Fee Letter or under any Loan Document on or prior to the Closing Date.

(o)          The Administrative Agent shall have received from each Loan Party thereto a counterpart of the Intercreditor Agreement signed on behalf of such Loan Party.

Section 4.02        Subsequent Credit Events.  Each Credit Event after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions on the date of each Borrowing and on the date of each issuance or extension of a Letter of Credit:

(a)       The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)          The representations and warranties of the Initial Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)         At the time of and immediately after such Credit Event (other than an amendment, extension or extension of a Letter of Credit without any increase in the available balance of such Letter of Credit), as applicable, no Event of Default or Default shall be continuing.

Section 4.03        Determinations Under Section 4.01.  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to, with respect to conditions specified in Section 4.01, the Closing Date, specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Initial Borrower in writing of the occurrence of the Closing Date and each such notification shall be conclusive and binding.
ARTICLE V

AFFIRMATIVE COVENANTS

The Initial Borrower covenants and agrees with each Lender that from and after the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Initial Borrower will, and (except in the case of Section 5.04 and Section 5.05) will cause each of the Subsidiaries to:

Section 5.01         Existence; Business and Properties.

(a)         Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of the Initial Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) as otherwise permitted under Sections 6.05 and 6.09; provided that neither the Initial Borrower nor any of the Subsidiaries shall be required to preserve any such existence (other than any Borrower) if a Responsible Officer of such Person or such Person’s Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

(b)         Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business (provided that neither the Initial Borrower nor any of the Subsidiaries shall be required to preserve any such permits, franchise, authorizations, Intellectual Property, license or rights if a Responsible Officer of such Person or such Person’s Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders) and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (casualty, condemnation and ordinary wear and tear excepted), from time to time make, or cause to be made, all needed and proper repairs necessary in order that the business carried on in connection therewith, if any, may be properly conducted (in each case except as permitted by this Agreement).

Section 5.02       Insurance.  Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (as determined by the Initial Borrower in good faith but not, for the avoidance of doubt, flood insurance except to the extent required by applicable Requirements of Law), and to cause (within 30 days (or such longer period as agreed by the Administrative Agent in its reasonable discretion) following the commencement of any insurance policy (or 90 days (or such longer period as agreed by the Administrative Agent in its reasonable discretion) following the Closing Date with respect to any insurance policy in existence on the Closing Date)) the Collateral Agent to be listed as a lenders loss payee or mortgagee, as applicable, on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States and as an additional insured on all general liability policies held by the Initial Borrower and any other Loan Parties that are Domestic Subsidiaries. Notwithstanding the foregoing, the Initial Borrower and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other assets which do not constitute Collateral (and in such event the lenders loss payee endorsement shall be limited or otherwise modified accordingly), and/or (iii) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure (as reasonably determined by the Initial Borrower in good faith).

If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Initial Borrower shall (i) maintain, or cause to be maintained, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.03       Taxes.  Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the Initial Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP and, to the extent due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04       Financial Statements, Reports, Etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)         within 90 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations showing the financial position of the Initial Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year (and including, to the extent not otherwise included in the Initial Borrower’s annual report on Form 10-K for such fiscal year, a customary “management discussion and analysis of financial condition and results of operations”), which consolidated balance sheet and related statements of operations shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope or the status of the Initial Borrower as a going concern other than resulting solely from (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (ii) an anticipated or actual financial covenant default, (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) the creditworthiness of the Borrowers and the Guarantors) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Initial Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)        within 45 days after the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations showing the financial position of the Initial Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year (and including, to the extent not otherwise included in the Initial Borrower’s quarterly report on Form 10-Q for such fiscal quarter, a customary “management discussion and analysis of financial condition and results of operations”) and which consolidated balance sheet and related statements of operations shall be certified by a Financial Officer of the Initial Borrower on behalf of the Initial Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Initial Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of certain footnotes);

(c)         within five Business Days of delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Initial Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred during such period, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the end of the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail showing the Consolidated Net Senior Secured Leverage Ratio  as of the most recently ended Test Period (and, solely to the extent the Financial Covenant is then applicable, compliance with the Financial Covenant), (iii) commencing with the fiscal year ending on December 31, 2025, setting forth in reasonable detail the computations described in clauses (1) and (2) of Section 5.10(d), (iv) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the consolidated statement of operations and the consolidated balance sheet and (v) a list identifying each subsidiary of the Initial Borrower as a Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d)        promptly, from time to time, upon the reasonable request of the Administrative Agent, such other information regarding the operations, business affairs and financial condition of the Initial Borrower or any of the Subsidiaries; provided, however, that neither the Initial Borrower nor any Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Initial Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Initial Borrower or any subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.04(d));

(e)         concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (e) or Section 4.02, as applicable (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable); provided that the obligation to update the Perfection Certificate on an annual basis shall be limited to Sections 1, 2 and 7 of such Perfection Certificate; and

(f)          within 15 days after the date of filing that would have been required for a current report on Form 8-K, such other reports on Form 8-K (or any successor or comparable form) (if the Initial Borrower were required to prepare and file such form) pursuant to Item 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets) or 5.01 (Changes in Control of Registrant) of such form (and in any event excluding, for the avoidance of doubt, the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01 (Financial Statements and Exhibits) of such form).

The Initial Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Initial Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Initial Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such persons’ securities. The Initial Borrower hereby agrees that (w) the Borrower Materials that are to be distributed to the Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Initial Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Initial Borrower, its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding anything herein to the contrary, the Initial Borrower will be deemed to have furnished such reports referred to above to the Administrative Agent and the Lenders if the Initial Borrower has filed such reports with the SEC via the EDGAR filing system (or any successor thereto) and such reports are publicly available, it being understood that the Administrative Agent shall have no responsibility to determine if such information has been posted on any website.

Section 5.05      Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Initial Borrower obtains actual knowledge thereof:

(a)        any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)       the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Initial Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)         any other development specific to the Initial Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d)      promptly, such additional information regarding compliance by any Lender with the Beneficial Ownership Regulation, as the Administrative Agent may from time to time reasonably request; and

(e)          the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06        Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.  Notwithstanding anything to the contrary contained herein, (i) nothing in this Agreement shall require any Loan Party or any of its Subsidiaries, or any director, officer, employee, agent or Affiliate of any Loan Party or any of its Subsidiaries, that is registered, incorporated, amalgamated, continued, organized or formed under the laws of Canada or a province or territory thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures (Canada) and (ii) the obligations to cause each Subsidiary to comply with this Section 5.06 shall apply in respect of such Subsidiary only to the extent that this does not result in a violation of or conflict with section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), EU Regulation (EC) 2271/96 of 22 November 1996 (as amended) or any similar applicable anti-boycott statute and this Section 5.06 shall apply for the benefit of any German Resident only if and to the extent it is not in violation of or conflict with such provisions.

Section 5.07       Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and continuance of an Event of Default pursuant to Sections 7.01(b), (c), (h) or (i), any Lender to visit and inspect the financial records and the properties of the Initial Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Initial Borrower, and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and continuance of an Event of Default pursuant to Sections 7.01(b), (c), (h) or (i), any Lender upon reasonable prior notice to the Initial Borrower to discuss the affairs, finances and condition of the Initial Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Initial Borrower has the opportunity to participate in any such discussions with such accountants); provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.07, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Initial Borrower and the Subsidiaries, (c) when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Initial Borrower at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither the Initial Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Initial Borrower and its subsidiaries and/or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Initial Borrower or any subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.07).

Section 5.08         Use of Proceeds.

(a)             Use the proceeds of the Loans made and use the Letters of Credit issued only in the manner contemplated by Section 3.12.

(b)         Ensure that no proceeds received under this Agreement will be directly or indirectly used in Switzerland unless and until a written confirmation or tax ruling by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained (in form and substance satisfactory to the Administrative Agent) confirming that the intended "use of proceeds in Switzerland" will not result in Swiss Withholding Tax being imposed in respect of any interest payments in connection with this Agreement (regardless of the jurisdiction of incorporation or status of the Lenders from time to time party hereto).

Section 5.09        Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10        Further Assurances; Additional Security.

(a)         Subject to the Agreed Security Principles, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the registration, filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)         If any asset is acquired by any Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property) such Loan Party will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a valid and perfected Lien (subject to no Liens other than Permitted Liens) securing the Loan Obligations by, and take, and cause the Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to cause the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, in each case subject to the Agreed Security Principles, the penultimate and last paragraphs of this Section 5.10 and the definition of “Excluded Property.”

(c)       Subject to the Agreed Security Principles, cause each of its Wholly-Owned Subsidiaries that is not an Excluded Subsidiary and that guarantees or becomes a borrower under any other Credit Agreement or that guarantees any Capital Markets Indebtedness of any Loan Party in an aggregate principal amount in excess of $75,000,000 to execute and deliver to the Administrative Agent within 30 days of such event (or within 90 days, with respect to any prospective Guarantor organized in any jurisdiction outside of the United States), a supplement to the Guarantee Agreement pursuant to which such Subsidiary will guarantee payment of the Loan Obligations, or amendments or supplements thereto and such other documentation as shall be necessary to provide for valid and perfected Liens on such Subsidiary’s assets constituting Collateral to secure such Guarantee in accordance with the Collateral and Guarantee Requirement. Each such Guarantee shall be released in accordance with Section 9.18.

(d)         If as of the date each certificate described in Section 5.04(c) is required to be delivered, insofar as such certificate relates to the delivery of financial statements under Section 5.04(a), commencing with such certificate delivered in respect of the fiscal year ending December 31, 2025 (each such date, a “Guarantor Coverage Test Date”):

(1)  the combined EBITDA of the Loan Parties for such fiscal year (calculated on a basis consistent with the definition of “EBITDA” herein but determined on an unconsolidated standalone basis and without double counting (for the avoidance of doubt, excluding all intra group items and Investments in Subsidiaries held by the Loan Parties) and excluding the EBITDA attributable to any Subsidiary that generates negative EBITDA) does not equal or exceed 80% of the EBITDA of the Initial Borrower and its Subsidiaries for such fiscal year (excluding the EBITDA attributable to any Subsidiary that would not be required to become a Guarantor pursuant to the Agreed Security Principles or that is an “Excluded Subsidiary” pursuant to clause (c) of the definition thereof) (the “EBITDA Coverage Test”); or

(2) the combined gross assets of the Loan Parties as of the last day of such fiscal year (determined separately, without double counting (for the avoidance of doubt, excluding all intra group items and Investments in Subsidiaries held by Loan Parties)) do not equal or exceed 80% of Consolidated Total Assets of the Initial Borrower and its Subsidiaries as of such date (excluding the assets of any Subsidiary that would not be required to become a Guarantor pursuant to the Agreed Security Principles or that is an “Excluded Subsidiary” pursuant to clause (c) of the definition thereof) (the “Asset Coverage Test” and, together with the EBITDA Coverage Test, the “Guarantor Coverage Tests”),

then, subject to the Agreed Security Principles, within 90 days of such Guarantor Coverage Test Date, cause one or more of its non-Guarantor Subsidiaries to become a Guarantor such that, upon recalculating the Guarantor Coverage Tests as if such non-Guarantor Subsidiaries had been Guarantors on the applicable Guarantor Coverage Test Date, each of the Guarantor Coverage Tests would have been satisfied, by executing and delivering to the Administrative Agent one or more supplements to the Guarantee Agreement and satisfying the Collateral and Guarantee Requirement with respect to such additional Guarantors; provided that, (1) for the avoidance of doubt, if the Guarantor Coverage Tests are satisfied within such time period no Default or other breach of this Agreement shall arise in respect of this Section 5.10(d) and (2) on or prior to the date any such non-Guarantor Subsidiaries become Guarantors, the Initial Borrower shall have furnished to the Administrative Agent a certificate demonstrating compliance with the Guarantor Coverage Tests after giving effect to such recalculation.

(e)        With respect to any Loan Party incorporated, organized or formed, as applicable, in the United States, furnish to the Collateral Agent prompt (and in any event within 30 days of the applicable change) written notice of any change (A) in such Loan Party’s corporate or organization name, (B) in such Loan Party’s identity or organizational structure, (C) in such Loan Party’s organizational identification number or company number and (D) such Loan Party’s jurisdiction of organization or incorporation, accompanied by certified organizational or constitutional documents reflecting such changes.

(f)         Subject to the Agreed Security Principles, any Loan Party shall take all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.

(g)         Within 90 days after the acquisition by any Loan Party of any Mortgaged Property (or such longer period as the Administrative Agent may reasonably agree), the Initial Borrower shall or shall cause such Loan Party to comply with the requirements set forth in clause (h) of the definition of “Collateral and Guarantee Requirement”.

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):
(i)
(A) all fee-owned real property located in the United States with a Fair Market Value not in excess of $7,500,000 and all leasehold and other interests in real property located in the United States and (B) all real property located outside the United States (other than any real property in England and Wales subject to a floating charge granted by a Guarantor organized in such jurisdiction);

(ii)	Letter of Credit rights (other than Letter of Credit rights that can be perfected by filing a Uniform Commercial Code financing statement);

(iii)	commercial tort claims with a value of less than, and which assert claims of less than, $10,000,000 individually;

(iv)
property and assets with respect to which pledges and/or grants of security interests therein by the applicable Loan Party are prohibited by, or unenforceable under, applicable law, rule or regulation or contractual obligation (in the case of such contractual obligations, only to the extent existing on the Closing Date or the date the applicable Person becomes a direct or indirect subsidiary of the Initial Borrower and not entered into in contemplation thereof), in each case, after giving effect to the applicable anti‑assignment provisions of the Uniform Commercial Code;

(v)
any lease, license or agreement to the extent that the pledge, grant or assignment by the applicable Loan Party of a security interest in such asset or property would violate or invalidate any lease, license or agreement, or create a right of termination in favor of any other party thereto (other than the Initial Borrower or the Guarantors), in each case, after giving effect to the applicable anti‑assignment provisions of the Uniform Commercial Code;

(vi)
property and assets, the pledge of which would require governmental (including regulatory) consent, approval, license or authorization that has not been obtained only to the extent and for so long as such consent, approval, license or authorization is required for the creation by such Loan Party of a security interest in favor of the Collateral Agent after giving effect to the applicable anti‑assignment provisions of the Uniform Commercial Code;

(vii)
assets as to which the Initial Borrower and the Administrative Agent reasonably determine that the cost of obtaining such a security interest or perfection thereof in favor of the Collateral Agent for the benefit of the Secured Parties is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby; provided that such assets do not secure (or purport to secure) any Other First Lien Debt;

(viii)
“intent‑to‑use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and l(d) of the Lanham Act has been filed, to the extent that, and solely during the period for which, any assignment of an “intent‑to‑use” application prior to such filing would violate the Lanham Act or invalidate the application or the resulting registration;

(ix)
any assets to the extent a security interest in such assets in favor of the Collateral Agent for the benefit of the Secured Parties could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Initial Borrower;

(x)
any equipment or other asset that is subject to (A) a Lien securing obligations permitted under Section 6.01(b)(9) and (18) or is otherwise subject to a purchase money debt or a Capitalized Lease Obligation, in each case, as permitted under Section 6.01 or (B) a contract or other agreement providing for purchase money debt or Capitalized Lease Obligation permitted under this Agreement in the case of each of clauses (A) and (B), which prohibits the creation of any other security interest on such equipment or asset or requires the consent of any third Person that has not been obtained as a condition to the creation of any other security interest on such equipment or asset, in each case, after giving effect to the applicable anti‑assignment provisions of the Uniform Commercial Code;

(xi)	motor vehicles and other assets subject to certificates of title;

(xii)
Margin Stock and equity interests in any Person other than Wholly-Owned Subsidiaries of the Initial Borrower to the extent not permitted by the terms of such Person’s organizational or joint venture documents (after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law);

(xiii)
Equity Interests in any Unrestricted Subsidiaries or any Equity Interests or Indebtedness that, in accordance with the Agreed Security Principles, are not required to be pledged in favor of the Secured Parties;

(xiv)
any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code;

(xv)
cash collateral that is the subject of a deposit or pledge constituting a Permitted Lien under clauses (2) or (31) of the definition of “Permitted Lien”, but only to the extent the agreements governing such deposit or pledge prohibit the existence of a Lien therein in favor of the Collateral Agent for the benefit of the Secured Parties; and

(xvi)
such assets that are expressly excluded by the terms of the applicable Security Documents in such jurisdiction (in accordance with the Agreed Security Principles) and which are not otherwise included in any other Security Documents in such jurisdiction;

provided that the Initial Borrower may in its sole discretion elect to exclude any property from the definition of “Excluded Property”; provided, further, for the avoidance of doubt, Excluded Property shall not include the proceeds of any Excluded Property, except to the extent such proceeds are captured by any of the foregoing clauses (i) through (xvi).

In addition, in no event shall (1) landlord, mortgagee and bailee waivers or similar subordination agreements be required, or (2) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing.

Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for (x) the creation or perfection of security interests in, (y) the obtaining of insurance with respect to particular assets or (z) any other action required pursuant to the Collateral and Guarantee Requirement (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date), in each case, where it reasonably determines, in consultation with the Initial Borrower, that perfection or obtaining of such items (or the satisfaction by the Loan Parties of the Collateral and Guarantee Requirement) cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents and (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and the Agreed Security Principles.

Section 5.11      Ratings.  Use commercially reasonable efforts to obtain and to maintain public corporate credit ratings and corporate family ratings from Moody’s, S&P and Fitch in respect of the Initial Borrower; provided, however, in each case, that the Initial Borrower and its Subsidiaries shall not be required to obtain or maintain any specific rating.

Section 5.12       Restricted and Unrestricted Subsidiaries.  Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.

Section 5.13        Post-Closing.  Subject to the Agreed Security Principles, take all necessary actions to satisfy the items described on Schedule 5.13 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion). All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in this Section 5.13 within the time periods specified thereon), and, to the extent any provision of this Agreement or any other Loan Document would be violated or breached (or any non-compliance with any such provision would result in a Default or Event of Default hereunder) as a result of any such extended deadline, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 5.13.

Section 5.14      Quarterly Lender Calls.  Following delivery of the financial statements pursuant to Sections 5.04(a) or (b), as applicable, promptly host a conference call with a Financial Officer of the Initial Borrower, such other members of senior management of the Initial Borrower as the Initial Borrower deems appropriate, the Lenders and the Lenders’ respective representatives and advisors to review the financial information presented therein at a time as may be agreed between the Initial Borrower and the Administrative Agent; provided that the requirements set forth in this Section 5.14 may be satisfied with a public earnings calls for the applicable period.

Section 5.15       People with Significant Control Regime.  Each Loan Party and its Subsidiaries shall a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Collateral Agent, and b) promptly provide the Administrative Agent with a copy of that notice.
ARTICLE VI

NEGATIVE COVENANTS

The Initial Borrower covenants and agrees with each Lender that from the Closing Date until the Termination Date, unless the Required Lenders (or, in the case of the Financial Covenant, the Required Revolving Facility Lenders) and, solely in the case of Section 6.01(b)(1), the Required Revolving Facility Lenders shall otherwise consent in writing, the Borrower will not, and the Borrower will not permit any of the Subsidiaries to directly or indirectly:

Section 6.01        Limitation on Incurrence of Indebtedness and Issuance of Disqualified Equity Interests.

(a)          Incur any Indebtedness or issue shares of Disqualified Equity Interests; provided, that the Initial Borrower and any Subsidiary may Incur:

(i)         Indebtedness or issue shares of Disqualified Equity Interests if, on the date of such Incurrence, either, as elected by the Initial Borrower:
(A)        the Consolidated Interest Coverage Ratio, determined on a Pro Forma Basis, is at least equal to 2.00:1.00 for the then most recently ended Test Period, or

(B)        the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed 2.70:1.00 for the then most recently ended Test Period; and

(ii)          any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;
provided, that the aggregate outstanding amount of Indebtedness Incurred (such outstanding amount measured solely when Incurred) or shares of Disqualified Equity Interests issued by Subsidiaries that are not Loan Parties under this Section 6.01(a) and under Section 6.01(b)(9) shall not exceed the greater of (x) $50,000,000 and (y) 20.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”).

(b)         The provisions of Section 6.01(a) will not apply to any of the following items of Indebtedness:

(1)        Indebtedness of the Initial Borrower and any Subsidiary under any Credit Agreement (including pursuant to Section 2.21, Section 2.22 and Section 2.23) and under other Loan Documents and any Refinancing Notes, in an aggregate principal outstanding amount (such outstanding amount measured solely when Incurred) pursuant to this Section 6.01(b)(1) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed (i) $100,000,000 plus (ii) the Incremental Super Senior Indebtedness Amount (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(2)        Indebtedness and shares of Disqualified Equity Interests, including Capitalized Lease Obligations (other than Indebtedness described in Section 6.01(b)(1) above or Section 6.01(b)(3) below), of the Initial Borrower or any Subsidiary existing or committed on the Closing Date and, to the extent in an aggregate amount in excess of $1,000,000, listed on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness or Disqualified Equity Interests;

(3)        Indebtedness of the Initial Borrower and any Subsidiary under any Credit Agreement (including pursuant to Section 2.22 and Section 2.23) and under other Loan Documents and any Refinancing Notes, in an aggregate principal outstanding amount (such outstanding amount measured solely when Incurred) pursuant to this Section 6.01(b)(3) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed $625,000,000 (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(4)       Indebtedness of the Initial Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(5)      Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Initial Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(6)        Indebtedness of the Initial Borrower to any Subsidiary and of any Subsidiary to the Initial Borrower or any other Subsidiary; provided, that Indebtedness owed by a Loan Party to any Subsidiary that is not a Loan Party pursuant to this Section 6.01(b)(6) shall be expressly subordinated to the prior payment in full in cash of all of the Loan Obligations;

(7)       Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(8)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case arising in the ordinary course of business;

(9)      (i) Indebtedness of  a Subsidiary acquired after the Closing Date or a person merged, amalgamated or consolidated with the Initial Borrower or any Subsidiary after the Closing Date, (ii) Indebtedness otherwise assumed by a Loan Party in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement, in each case, pursuant to this Section 6.01(b)(9)(ii); provided, that, (x) Indebtedness acquired or assumed pursuant to this Section 6.01(b)(9)(ii) shall be in existence prior to the respective merger, amalgamation, consolidation or acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) immediately after giving effect to the acquisition or assumption of such Indebtedness, (A) the Initial Borrower would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 6.01(a) after giving pro forma effect to the relevant acquisition and the Incurrence of such Indebtedness pursuant to this Section 6.01(b)(9), or (B) calculated on a Pro Forma Basis, either the Consolidated Interest Coverage Ratio would not be lower or the Total Net Leverage Ratio would not be higher than it was immediately prior to giving effect to such acquisition or other transaction and Incurrence of Indebtedness pursuant to this Section 6.01(b)(9); provided, that the aggregate outstanding amount of Indebtedness by Subsidiaries that are not Loan Parties under this Section 6.01(b)(9) and under Section 6.01(a) (such outstanding amount measured solely when Incurred) shall not exceed the greater of (x) $50,000,000 and (y) 20.0% of EBITDA for the most recently ended Test Period; (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”) and (iii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(10)       (x) mortgage financings and other Indebtedness incurred by the Initial Borrower or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of fixed or capital assets in order to finance such acquisition, lease, construction, repair, replacement or improvement (whether through the direct purchase of property or the Equity Interests of any person owning such property) and (y) Capitalized Lease Obligations (and, in each case of clause (x) and (y), any Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal outstanding amount pursuant to this Section 6.01(b)(10) (such outstanding amount measured solely at the time of incurrence, creation or assumption) not to exceed the greater of (x) $50,000,000 and (y) 20.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(11)       Indebtedness or Disqualified Equity Interests of the Initial Borrower and/or any Subsidiary (including, for the avoidance of doubt, any guarantees thereof), in an aggregate principal outstanding amount (such outstanding amount measured solely when Incurred) pursuant to this Section 6.01(b)(11) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of (x) $100,000,000 and (y) 40.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(12)      Guarantees (A) by the Initial Borrower or the Midco Borrower of Indebtedness of any Subsidiary, (B) by any Subsidiary that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party and (C) by any Loan Party of Indebtedness of any other Loan Party;

(13)       Indebtedness arising from agreements of the Initial Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, in connection with any Permitted Business Acquisition or similar Investment or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(14)        Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(15)        obligations in respect of Cash Management Agreements in the ordinary course of business;

(16)     Indebtedness in the ordinary course of business in respect of obligations of the Initial Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(17)       Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Initial Borrower or any Subsidiary in the ordinary course of business;

(18)       Capitalized Lease Obligations and any other Indebtedness incurred by the Initial Borrower or any Subsidiary arising from any Permitted Sale Lease-Back Transaction and any Permitted Refinancing Indebtedness in respect thereof;

(19)     Indebtedness issued by the Initial Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Initial Borrower permitted by Section 6.03;

(20)       Indebtedness consisting of obligations of the Initial Borrower or any Subsidiary under deferred compensation or other similar arrangements of such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted under this Agreement;

(21)       Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(22)      to the extent constituting Indebtedness, obligations arising under the Acquisition Agreement, including the Preferred Stock to be issued in connection therewith;

(23)       (i) Indebtedness pursuant to this Section 6.01(b)(23) (i) in respect of Permitted Receivables Financings and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(24)     Indebtedness of the Target and its Subsidiaries outstanding on the Closing Date and permitted under the Acquisition Agreement (without giving effect to any alteration, amendment, modification, supplement or waiver thereto that is materially adverse to the interests of the Lenders) to remain outstanding on the Closing Date, and any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(25)      Guarantees by the Initial Borrower and/or any Subsidiary of Indebtedness or other obligations of the Initial Borrower, any Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted pursuant to this Section 6.01 or other obligations not prohibited by this Agreement;

(26)     Indebtedness issued by the Initial Borrower or any Subsidiary to any current or former director, officer, employee, member of management, manager or consultant of the Initial Borrower or any Subsidiary (or their respective immediate family members) to finance the purchase or redemption of Equity Interests of the Initial Borrower permitted by Section 6.03;

(27)       Indebtedness of the Initial Borrower and/or any Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(28)       Indebtedness of the Initial Borrower and/or any Subsidiary supported by any Letter of Credit or any other letter of credit, bank guaranty or similar instrument otherwise permitted by this Section 6.01;

(29)      unfunded pension fund and other employee benefit plan obligations and liabilities of the Initial Borrower and/or any Subsidiary in the ordinary course of business;

(30)       without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Initial Borrower and/or any Subsidiary otherwise permitted under this Section 6.01;

(31)       Indebtedness of the Initial Borrower or any Subsidiary in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions or any other Investment permitted hereunder;

(32)       Indebtedness of the Initial Borrower or any Subsidiary that is a joint venture in an outstanding amount (such outstanding amount measured solely when Incurred) pursuant to this Section 6.01(b)(32) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of $12,500,000 and 5.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(33)       customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(34)      so long as no Event of Default is continuing or would result therefrom, Indebtedness or Disqualified Equity Interests of any Subsidiary that is not a Loan Party in an outstanding amount (such outstanding amount measured solely when Incurred) pursuant to this Section 6.01(b)(34) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of $25,000,000 and 10.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”); and

(35)      Indebtedness or Disqualified Equity Interests of the Initial Borrower or any Subsidiary in an aggregate principal amount at any time outstanding, together with Permitted Refinancing Indebtedness in respect thereof then outstanding, not greater than 100% of the net cash proceeds received by the Initial Borrower and the Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of the Initial Borrower  or cash contributed to the capital of the Initial Borrower (in each case other than proceeds of Disqualified Equity Interests to, or contributions received from, any of the Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.03(b) or to make Permitted Investments (other than Permitted Investments specified in clause (2) of the definition thereof) (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”) (it being understood that any Indebtedness Incurred pursuant to this Section 6.01(b)(35) shall cease to be deemed Incurred or outstanding for purposes of this Section 6.01(b)(35) but shall be deemed Incurred for the purposes of Section 6.01(a) from and after the first date on which the Initial Borrower or the Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 6.01(a) without reliance upon this Section 6.01(b)(35)).

(c)        For purposes of determining compliance with this Section 6.01, in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under Section 6.01(a) or Section 6.01(b)(9), the Initial Borrower or the applicable Subsidiary may, by notice to the Administrative Agent any time prior to the actual Incurrence of such Indebtedness, designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Agreement to have been Incurred on the date of such prior notice.

(d)       Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness or Disqualified Equity Interests outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or Disqualified Equity Interests for purposes of this Section 6.01. Guarantees of, or Obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

(e)        For purposes of determining compliance with any Dollar-denominated restriction set forth in Section 6.01 or 6.02 on the Incurrence of Indebtedness, the Dollar-Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or, in the case of revolving credit debt, first committed or first Incurred (at the election of the Initial Borrower). However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed (i) the principal amount of the Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

(f)       Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Initial Borrower and the Subsidiaries may Incur pursuant to this Section 6.01 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

(g)         Notwithstanding any other provision of this Section 6.01, during the Bridge Period, the Initial Borrower and its Subsidiaries may not Incur any Bridge Restricted Indebtedness except for Bridge Permitted Indebtedness.

Section 6.02        Liens.

(a)        Create, Incur or suffer to exist any Lien (each, a “Subject Lien”) on any asset or property of the Initial Borrower or a Subsidiary now owned or hereafter acquired unless such Subject Lien is a Permitted Lien.

(b)       With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

(c)            Notwithstanding any other provision of this Section 6.02, during the Bridge Period, the Initial Borrower and its Subsidiaries may not create, Incur or suffer to exist any Lien securing Bridge Restricted Indebtedness except for Bridge Permitted Liens.

Section 6.03        Limitation on Restricted Payments.

(a)
(i)        Declare or pay any dividend or make any distribution on account of any of the Initial Borrower’s or any of the Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Initial Borrower (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of the Initial Borrower; and (B) dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary that is not a Wholly-Owned Subsidiary, the Initial Borrower or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)         purchase or otherwise acquire or retire for value any Equity Interests of the Initial Borrower;

(iii)        make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of a Loan Party and any Indebtedness secured by Junior Liens (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 6.01(b)(6)); or

(iv)         make any Restricted Investment;

(all such payments and other actions set forth in Sections 6.03(a)(i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)         no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)       immediately after giving effect to such transaction on a pro forma basis, the Initial Borrower could Incur $1.00 of additional Indebtedness under Section 6.01(a);

(C)        such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Initial Borrower and the Subsidiaries after the Closing Date (including Restricted Payments permitted by Sections 6.03(b)(17) and (18), but excluding all other Restricted Payments permitted by Section 6.03(b)), is less than the amount equal to the sum of (without duplication) (the “Builder Basket” and the date of determination thereof, the “Builder Basket Reference Time”):

(1)          $32,000,000; plus

(2)        50.0% of Consolidated Net Income of the Initial Borrower (which shall not be less than zero) for the period from the first day of the fiscal quarter of the Initial Borrower during which the Closing Date occurred to and including the last day for the most recently ended fiscal quarter of the Initial Borrower prior to such Builder Basket Reference Time; plus

(3)         the amount of any capital contribution to, or the proceeds of any issuance of Qualified Equity Interests of, the Initial Borrower after the Closing Date (other than any amount received from any Subsidiary), plus the fair market value, as reasonably determined in good faith by the Initial Borrower, of cash equivalents, marketable securities or other property, in each case received by the Initial Borrower or any of the Subsidiaries as a capital contribution or in return for any issuance of Qualified Equity Interests (other than any amounts received from the Initial Borrower or any of the Subsidiaries), in each case, during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time; plus

(4)         the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Initial Borrower or any of the Subsidiaries issued after the Closing Date (other than Indebtedness or such Disqualified Equity Interests issued to the Initial Borrower or any Subsidiaries), which has been converted into or exchanged for Equity Interests of the Initial Borrower or any Subsidiary that does not constitute Disqualified Equity Interests, together with the fair market value of any cash equivalents and the fair market value (as reasonably determined in good faith by the Initial Borrower) of any assets received by the Initial Borrower or such Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time; plus

(5)         the net cash proceeds received by the Initial Borrower or any Subsidiaries during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time in connection with the Disposition to any Person (other than the Initial Borrower or any Subsidiaries) of any Investment made pursuant to this clause (C); plus

(6)       to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Initial Borrower or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to this clause (C); plus

(7)        an amount equal to the sum of (i) the amount of any Investment by the Initial Borrower or any Subsidiaries pursuant to this clause (C) in any Unrestricted Subsidiary that has been re-designated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Initial Borrower or any Subsidiaries, (ii) the fair market value (as reasonably determined in good faith by the Initial Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Initial Borrower or any Subsidiaries and (iii) the Net Proceeds of any Disposition of any Unrestricted Subsidiary (including the issuance or sale of Equity Interest thereof) received by the Initial Borrower or any Subsidiaries, in each case, during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time.

(b)          The provisions of Section 6.03(a) will not prohibit:

(1)     Restricted Payments made to the Initial Borrower or any Subsidiary (provided, that Restricted Payments made by a non-Wholly-Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Initial Borrower or such Subsidiary) to the Initial Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary based on its ownership interests in such non-Wholly-Owned Subsidiary);

(2)        Restricted Payments made by the Initial Borrower to repurchase, redeem, retire or otherwise acquire or retire for value Equity Interests of the Initial Borrower or any Subsidiary held by any future, present or former employee, director, officer or consultant (or any immediate family member thereof) of the Initial Borrower or any Subsidiary of any of the foregoing (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), together with any amounts needed to pay social security and medicare taxes (or their non-U.S. jurisdiction equivalents) for such Person’s share of any payroll or employment Taxes related to the foregoing;

(A)         with cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of Indebtedness issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of the Initial Borrower or any subsidiary thereof held by any future, present or former employee, director, officer or consultant (or any immediate family member thereof) of the Initial Borrower or any Subsidiary) in an amount not to exceed $10,000,000, which, if not used in such fiscal year, may be carried forward to succeeding fiscal years; provided that the aggregate amount of Restricted Payments in any fiscal year pursuant to this Section 6.03(b)(2)(A) shall not exceed $15,000,000;

(B)         with the proceeds of any sale or issuance of the Equity Interests of the Initial Borrower (to the extent such proceeds are contributed in respect of Qualified Equity Interests, the Initial Borrower or any Subsidiary, are not used to increase the Builder Basket or the Available Excluded Contribution Amount); and/or

(C)         with the net proceeds of any key-person life insurance policy;

(3)         non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests to the extent such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(4)         so long as no Event of Default is continuing or would result therefrom, Restricted Payments pursuant to this Section 6.03(b)(4) from a substantially concurrent receipt of proceeds of any equity contribution (that is not in exchange for Disqualified Equity Interests) or any issuance of Qualified Equity Interests received by the Initial Borrower after the Closing Date that do not increase either the Builder Basket or the Available Excluded Contribution Amount;

(5)            [reserved];

(6)         Restricted Payments made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(7)        so long as no Event of Default has occurred and is continuing, Restricted Payments pursuant to this Section 6.03(b)(7) in an aggregate amount not to exceed the greater of (x) $38,000,000 and (y) 15.0% of EBITDA for the most recently ended Test Period;

(8)         [reserved];

(9)         so long as no Event of Default has occurred and is continuing, Restricted Payments made pursuant to this Section 6.03(b)(9) in an amount not to exceed the Available Excluded Contribution Amount;

(10)       to the extent constituting a Restricted Payment, Restricted Payments under any transactions permitted by Section 6.01, Section 6.04 and Section 6.06;

(11)       Restricted Payments made pursuant to this Section 6.03(b)(11) to (i) redeem, repurchase, retire or otherwise acquire any Equity Interest (“Treasury Capital Stock”) of the Initial Borrower and/or any Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Initial Borrower and/or any Subsidiary) of, Qualified Equity Interests of the Initial Borrower (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Initial Borrower or a Subsidiary) of any Refunding Capital Stock;

(12)       to the extent constituting a Restricted Payment, the consummation of the Transactions;

(13)      Restricted Payments made pursuant to this Section 6.03(b)(13) to repurchase Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise or required withholding or similar Taxes;

(14)       [reserved];

(15)       unlimited Restricted Payments made pursuant to this Section 6.03(b)(15); provided that at the time of such Restricted Payment, (A) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 1.00:1.00 and (B) no Event of Default has occurred and is continuing or would result therefrom;

(16)       to the extent constituting a Restricted Payment, any Transaction Costs, including purchase price adjustments, required to be paid pursuant to the Acquisition Agreement;

(17)      the declaration and payment by the Initial Borrower of, or loans, advances, dividends or distributions to pay, dividends on the common stock or common equity interests of the Initial Borrower, or purchases, repurchases or other acquisitions or retirements of common stock or common equity interests of the Initial Borrower, in an amount not to exceed in any fiscal year 6.0% of Market Capitalization; provided that after giving pro forma effect to the payment of any such dividend or making of any such loans, advances, dividends, distributions, purchases, repurchases or other acquisitions, the Total Net Leverage Ratio would not exceed 1.20:1.00;

(18)       the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement;

(19)       the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Equity Interests of the Initial Borrower or any Subsidiary issued or Incurred in accordance with Section 6.01;

(20)       [reserved];

(21)      the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Initial Borrower or a Subsidiary by, Unrestricted Subsidiaries (other than to the extent substantially all of the assets of such Unrestricted Subsidiaries, directly or indirectly, consist of cash or Cash Equivalents);

(22)       the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”): provided that if such transaction constitutes a Change of Control, (i) the Commitments shall have been terminated and all Loan Obligations (other than contingent indemnification obligations as to which no claim has been asserted) shall have been paid in full and all Letters of Credit (other than Letters of Credit that are Cash Collateralized or in respect of which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made) shall have expired or been cancelled, or (ii) any Event of Default under Section 7.01(g) shall have been waived, in each case prior to repurchasing, redeeming or otherwise acquiring or retiring such Subordinated Indebtedness; and

(23)       payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Initial Borrower and the Subsidiaries, taken as a whole, that complies with Section 6.04; provided that if a Change of Control would result from such consolidation, amalgamation, merger or transfer of assets, (i) the Commitments shall have been terminated and all Loan Obligations (other than contingent indemnification obligations as to which no claim has been asserted) shall have been paid in full and all Letters of Credit (other than Letters of Credit that are Cash Collateralized or in respect of which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made) shall have expired or been cancelled, or (ii) any Event of Default under Section 7.01(g) shall have been waived.

(c)          [reserved].

(d)         Notwithstanding any other provision of this Section 6.03, during the Bridge Period, the Initial Borrower and its Subsidiaries may not make any Restricted Payments and any Permitted Investments except for Bridge Permitted Payments.

Section 6.04       Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.  Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person, except that this Section 6.04 shall not prohibit:

(a)         if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary (other than an Additional Borrower) with or into any Guarantor in a transaction in which the surviving or resulting entity is or becomes a Guarantor and no person other than a Loan Party receives any consideration (unless otherwise permitted by Section 6.03), (ii) the merger, amalgamation or consolidation of any Subsidiary that is not a Guarantor with or into any other Subsidiary that is not a Guarantor, (iii) the liquidation or dissolution or change in form of entity of any Subsidiary if (x) the Initial Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Initial Borrower and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 5.01(a), (iv) the merger, amalgamation or consolidation of any Subsidiary with or into any other person in order to effect an Investment permitted pursuant to Section 6.03 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.03 (other than clause (13) of the definition of “Permitted Investments”)), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10, provided that any such transaction involving an Additional Borrower is made in compliance with Section 6.04(c) or (v) the merger, amalgamation or consolidation of any Subsidiary with or into any other person (other than an Additional Borrower) in order to effect an Asset Sale otherwise permitted pursuant to Section 6.05;

(b)         if at the time thereof and immediately after giving effect thereto no Event of Default shall be continuing or would result therefrom, (A) the merger, amalgamation or consolidation of any Subsidiary (including an Additional Borrower) or any other person with or into the Initial Borrower; provided that the Initial Borrower shall be the surviving entity or (B) the merger, amalgamation or consolidation of any Subsidiary (including an Additional Borrower) or any other person with or into the Initial Borrower or the Disposition of all or substantially all of the assets of the Initial Borrower and its Subsidiaries taken as a whole; provided that, in the case of this subclause (B), either the Initial Borrower shall be the surviving entity or, if the surviving person (or the person to whom all or substantially all of the assets of the Initial Borrower and its Subsidiaries are Disposed) is not the Initial Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of an Approved Borrower Jurisdiction, (2) the Successor Borrower shall expressly assume all the obligations of the Initial Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and shall satisfy the Collateral and Guarantee Requirement to the extent required by Section 5.10, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee Agreement confirmed that its Guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Initial Borrower under this Agreement); provided that this subclause (B) shall not apply at any time any Revolving Facility Commitments are outstanding;

(c)         if at the time thereof and immediately after giving effect thereto no Event of Default shall be continuing or would result therefrom, (A) the merger, amalgamation or consolidation of any Subsidiary or any other person with or into an Additional Borrower; provided that such Additional Borrower shall be the surviving entity or (B) the merger, amalgamation or consolidation of any Subsidiary or any other person with or into an Additional Borrower; provided that, in the case of this subclause (B) either such Additional Borrower shall be the surviving entity or, if the surviving person is not such Additional Borrower (such other person, the “Successor Additional Borrower”), (1) the Successor Additional Borrower shall be an entity organized or existing under the laws of an Approved Borrower Jurisdiction, (2) the Successor Additional Borrower shall expressly assume all the obligations of such Additional Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and shall satisfy the Collateral and Guarantee Requirement to the extent required by Section 5.10, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee Agreement confirmed that its Guarantee thereunder shall apply to such Successor Additional Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (5) the Successor Additional Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Additional Borrower will succeed to, and be substituted for, the applicable Additional Borrower under this Agreement); provided that this subclause (B) shall not apply at any time any Revolving Facility Commitments are outstanding with respect to the applicable Additional Borrower; and

(d)         Dispositions of assets to the extent such Disposition (i) does not constitute an Asset Sale (other than a transaction described in clause (3) thereof) or (ii) is permitted by Section 6.05; provided that the Initial Borrower may not Dispose of all or substantially all of the assets of the Initial Borrower and its Subsidiaries taken as a whole in one or more related transactions pursuant to this Section 6.04(d).

(e)          Notwithstanding anything to the contrary herein, this Section 6.04 shall not apply to the Transactions.

Section 6.05        Asset Sales.

(a)         Cause or make an Asset Sale, unless (x) the Initial Borrower or any Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Initial Borrower) of the assets sold or otherwise disposed of, and (y) at least 75.0% of the consideration therefor received by the Initial Borrower or such Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(1)        any liabilities (as shown on the Initial Borrower’s or a Subsidiary’s most recent balance sheet or in the notes thereto) of the Initial Borrower or a Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(2)         any notes or other obligations or other securities or assets received by the Initial Borrower or such Subsidiary from such transferee that are converted by the Initial Borrower or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(3)         Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Initial Borrower and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Asset Sale;

(4)       consideration consisting of Indebtedness of the Initial Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Initial Borrower or any Subsidiary, and

(5)          any Designated Non-Cash Consideration received by the Initial Borrower or any Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Initial Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.05(a)(5) that is at that time outstanding, not to exceed the greater of $5,000,000 and 2.0% of EBITDA for the most recently ended Test Period at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each case, be deemed to be Cash Equivalents for the purposes of this provision.

Section 6.06        Transactions with Affiliates.

(a)         Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Initial Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $5,000,000 and 2.0% of EBITDA for the most recently ended Test Period per transaction or series of related transactions, unless:

(1)        such Affiliate Transaction is on terms that are not materially less favorable to the Initial Borrower or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Initial Borrower or such Subsidiary with an unrelated Person; and

(2)      with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of $25,000,000 and 10.0% of EBITDA for the most recently ended Test Period, the Initial Borrower delivers to the Administrative Agent (x) a resolution adopted in good faith by a majority of the Board of Directors of the Initial Borrower, approving such Affiliate Transaction and (y) a certificate of a Responsible Officer certifying that such Affiliate Transaction complies with Section 6.06(a)(1) above.

(b)          The following items will not be deemed to be Affiliate Transactions and therefore will not be subject to Section 6.06(a):

(1)         any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Initial Borrower;

(2)          Transaction Costs;

(3)         transactions among the Initial Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Initial Borrower or a Subsidiary is the surviving entity);

(4)       the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Initial Borrower and the Subsidiaries in the ordinary course of business;

(5)          to the extent constituting Affiliate Transactions, the consummation of the Transactions;

(6)         (A) any employment agreements entered into by the Initial Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(7)       Indebtedness permitted by Section 6.01, Restricted Payments permitted under Section 6.03 and Permitted Investments;

(8)       transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(9)         any transaction in respect of which the Initial Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Initial Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Initial Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Initial Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Initial Borrower or such Subsidiary, as applicable, from a financial point of view;

(10)      transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or any other transaction with a joint venture that is not otherwise prohibited by the Loan Documents;

(11)        Affiliate Transactions constituting part of any Permitted Reorganization;

(12)        transactions between the Initial Borrower or any of the Subsidiaries and any Person, a director of which is also a director of the Initial Borrower; provided, however, that such director abstains from voting as a director of the Initial Borrower on any matter involving such other Person,

(13)        transactions permitted by, and complying with, the provisions of Section 6.04;

(14)       intercompany transactions undertaken in good faith (as certified by a certificate of a Responsible Officer of the Initial Borrower) for the purpose of improving the consolidated Tax efficiency of the Initial Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(15)       payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Initial Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(16)       transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to the Initial Borrower or the Subsidiaries;

(17)      (i) transactions existing on the Closing Date and listed on Schedule 6.06 and (ii) transactions involving the Target or any of its Subsidiaries existing on the Closing Date and permitted under the Acquisition Agreement (without giving effect to any alteration, amendment, modification, supplement or waiver thereto that is materially adverse to the interests of the Lenders) to remain in existence on the Closing Date;

(18)     transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into the Initial Borrower or a Subsidiary (provided such transaction is not entered into in contemplation of such event);

(19)      transactions where the only consideration paid by any Loan Party is Qualified Equity Interests of the Initial Borrower or any Subsidiary;

(20)       the existence of, or the performance by the Initial Borrower or any Subsidiary of its obligations under the terms of, any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Initial Borrower or any Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this Section 6.06(b)(20) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date; and

(21)        pledges of Equity Interests of Unrestricted Subsidiaries.

Section 6.07      Business of the Initial Borrower and the Subsidiaries; Etc.  Engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business.

Section 6.08       Dividend and Other Payment Restrictions Affecting Subsidiaries. Permit the Initial Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to the Initial Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by the Initial Borrower or any Subsidiary to secure the Loan Obligations, in each case other than those arising under any Security Document, except, in each case, restrictions existing by reason of:

(a)          restrictions imposed by Requirements of Law;

(b)       (i) contractual encumbrances or restrictions existing on the Closing Date and (ii) any other agreement or instrument governing any Indebtedness permitted to be incurred or issued pursuant to Section 6.01 entered into after the Closing Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to the Initial Borrower or any Subsidiary (as determined in good faith by the Initial Borrower) than (A) the restrictions contained in the Loan Documents as of the Closing Date or (B) those encumbrances and other restrictions that are in effect on the Closing Date with respect to the Initial Borrower or such Subsidiary pursuant to other agreements in effect on the Closing Date;

(c)         any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d)        customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e)        any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f)        any restrictions imposed by any agreement relating to (i) Indebtedness permitted pursuant to Sections 6.01(b)(4) or (15), in each case, solely with respect to any accounts, cash, cash equivalents or cash collateral related thereto, (ii) Indebtedness permitted pursuant to Sections 6.01(b)(9) or (32), in each case, solely with respect to the Subsidiary to which such Indebtedness relates, (iii) Indebtedness permitted pursuant to Sections 6.01(b)(10) or 6.01(b)(18), in each case, solely with respect to the assets to which such Indebtedness relates, (iv) Indebtedness of a Subsidiary other than a Loan Party that is permitted pursuant to Section 6.01, solely with respect to the Subsidiary to which such Indebtedness relates, (v) Indebtedness permitted pursuant to Sections 6.01(b)(1) and Section 6.01(b)(3), (vi) any Permitted Receivables Financing solely with respect to the assets subject to such Permitted Receivables Financing and (vii) Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Initial Borrower);

(g)        customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i)         customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j)        customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k)        Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.08;

(l)       customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Initial Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Initial Borrower and its Subsidiaries to meet their ongoing obligations;

(m)        (i) any agreement in effect at the time a person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary and (ii) any agreement of the Target or its Subsidiaries in effect on the Closing Date and permitted under the Acquisition Agreement (without giving effect to any alteration, amendment, modification, supplement or waiver thereto that is materially adverse to the interests of the Lenders) to remain in effect on the Closing Date;

(n)         customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o)          restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(p)         restrictions in agreements (other than agreements governing Indebtedness of Subsidiaries) that (as determined in good faith by the Initial Borrower) will not prevent the Initial Borrower from satisfying its payment obligations in respect of the Facilities;

(q)          restrictions arising under or as a result of the terms of any license, authorization, concession or permit;

(r)           restrictions arising in any Hedging Agreement and/or any agreement relating to any Cash Management Agreement;

(s)          any prohibitions on the creation of any Lien on, or transfer of, any aircraft; and

(t)          any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Initial Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.09        Amendments to Junior Financing.  Effect any waiver, supplement, modification or amendment of any indenture, instrument or agreement governing any Junior Financing if (i) such waiver, supplement, modification or amendment has the effect of modifying such Junior Financing in a manner that would not have been permitted under this Agreement at the time such Junior Financing was incurred and (ii) the effect of such waiver, supplement, modification or amendment would be materially adverse to the Lenders (it being understood that the foregoing limitation shall not otherwise prohibit debt refinancing, replacement or exchange permitted pursuant to Section 6.03).

Section 6.10    Financial Covenant. Permit the Consolidated Net Senior Secured Leverage Ratio as of the last day of any Test Period (commencing with the second full fiscal quarter ending after the Closing Date) to be greater than 3.10:1.00.

Notwithstanding the foregoing, this Section 6.10 shall be in effect (and shall only be in effect) as of the last day of any Test Period when the aggregate amount of L/C Obligations and Revolving Facility Loans outstanding as of the end of such fiscal quarter (with respect to L/C Obligations, excluding (x) undrawn Letters of Credit of up to $5,000,000 and (y) Letters of Credit then outstanding that have been Cash Collateralized) exceeds 40% of the aggregate amount of all Revolving Facility Commitments (it being understood that in all cases calculation of compliance with this Section 6.10 shall be determined as of the last day of such Test Period).

Section 6.11       Canadian Pension Plans. No Loan Party nor or any of its Subsidiaries will establish, sponsor or contribute to any Canadian Defined Benefit Pension Plan or cause or allow any Person that sponsors, maintains, contributes to, or has an ongoing obligation to or in respect of a Canadian Defined Benefit Pension Plan to merge, amalgamate, or consolidate with any Loan Party or any Subsidiary of a Loan Party.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01        Events of Default.  In case of the happening of any of the following events after the funding of the Bridge Loans on the Closing Date (each, an “Event of Default”), provided that the funding of the Bridge Loans on the Closing Date shall not constitute a waiver of any Default or Event of Default occurring after the funding of the Bridge Loans on the Closing Date:

(a)       any representation or warranty made or deemed made by any Borrower or Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made, and if such incorrect representation or warranty is capable of being cured (including by a restatement of any relevant financial statements), such incorrectness shall remain incorrect for a period of thirty (30) days after notice thereof from the Administrative Agent to the Initial Borrower;

(b)        default shall be made in (i) the payment of any principal of any Loan or L/C Borrowing when and as the same shall become due and payable and such default shall continue unremedied for a period of three (3) Business Days or (ii) the failure to deposit Cash Collateral when due, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such default shall continue unremedied for a period of five (5) Business Days;

(c)          default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)          default shall be made in the due observance or performance by the Initial Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to the Initial Borrower) or 5.05(a) or in Article VI; provided, that the failure to observe or perform the Financial Covenant shall not constitute an Event of Default with respect to any Term Facility unless the Required Revolving Facility Lenders have accelerated the Revolving Facility Loans then outstanding as a result of such breach and such declaration has not been rescinded;

(e)        default shall be made in the due observance or performance by any Borrower or Guarantor of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Initial Borrower;

(f)          any Borrower or Guarantor (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit to the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided, that (A) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Section 7.01 and (B) this clause (f) shall not apply to (I) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness or (II) any conversion of, or event which permits the conversion of, convertible debt (whether or not such conversion is to be settled in cash or capital stock or a combination thereof);

(g)          there shall have occurred a Change of Control;

(h)         an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking or, in the case of Australia, a step is taken for (i) relief in respect of the Initial Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Initial Borrower or any Significant Subsidiary, under the Bankruptcy Code, or any other federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator, mandataire ad hoc, conciliateur, receiver and manager, interim receiver, receiver-manager, controller (as defined in the Australian Corporations Act)  or similar official for the Initial Borrower or any of the Significant Subsidiaries or for a substantial part of the property or assets of the Initial Borrower or any of the Significant Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement, the opening of proceedings for sauvegarde, sauvegarde accélérée, redressement judiciaire or liquidation judiciaire or a judgement for cession totale ou partielle de l’entreprise pursuant to articles L.620-1 to L.670-8 of the French Code de commerce or other relief of the Initial Borrower or any Significant Subsidiary (including in the context of a mandat ad hoc or of a conciliation in accordance with articles L.611-3 to L.611-16 of the French Code de commerce) (except in a transaction permitted hereunder); and any such case or proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Initial Borrower or any Significant Subsidiary shall (i) voluntarily commence any case or proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any case or proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of a receiver, interim receiver, receiver-manager, trustee, custodian, sequestrator, conservator, examiner, liquidator, mandataire ad hoc, conciliateur, receiver and manager, controller (as defined in the Australian Corporations Act) or similar official for the Initial Borrower or any of the Significant Subsidiaries or for a substantial part of the property or assets of the Initial Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such case or proceeding, (v) make a general assignment for the benefit of creditors, (vi) appoint an administrator to itself or have an administrator appointed to it, or (vii) become unable or fail generally to pay, or be presumed or deemed (by applicable statute) to be unable to pay, its debts as they become due (including a state of cessation des paiements within the meaning of the French Code de commerce);

(j)          the failure by the Initial Borrower or any Significant Subsidiary to pay any final judgment in excess of $35,000,000 or its foreign currency equivalent, and 12.5% of EBITDA for the most recently ended Test Period (to the extent not paid or covered by self-insurance (if applicable) or by insurance or indemnities as to which the relevant third party insurance company or third party has been notified of such judgment and has not denied coverage), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Initial Borrower or any Significant Subsidiary to enforce any such judgment;

(k)         (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans or (iii) the Initial Borrower, any Subsidiary or any ERISA Affiliate shall have been notified by the trustees, administrator or other fiduciary of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(l)          (i) any Loan Document shall for any reason (other than the occurrence of the Termination Date) be asserted in writing by any Borrower or Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document shall cease to be (other than in accordance with it terms), or shall be asserted in writing by any Borrower or Guarantor not to be, a valid and perfected security interest with respect to assets that constitute a material portion of the Collateral (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date, the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the U.S. Collateral Agreement, to file any filings with the United States Patent and Trademark Office, the United States Copyright Office or the United Kingdom Companies House, or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors Guaranteeing the Loan Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);

(m)       any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction (including any of the enforcement proceedings provided for in the French Code des procédures civiles d’exécution) in which the Loan Parties conduct a material part of their business and own material assets affects any asset or assets of a Loan Party incorporated in the United Kingdom, France or Australia, which has, or could reasonably be expected to have, a Material Adverse Effect (unless such process is being contested in good faith and/or is shown as frivolous or vexatious) which is not discharged within sixty (60) consecutive days of commencement; or

(n)         the Pensions Regulator issues a Financial Support Direction or Contribution Notice to the Initial Borrower or any of its Subsidiaries unless the aggregate liability of the Initial Borrower and its Subsidiaries under all Financial Support Directions and Contribution Notices then outstanding could not reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Initial Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall without mise en demeure or any other judicial or extra judicial step, by notice to the Initial Borrower, but, in respect of any French Loan Party, subject to the mandatory provisions of Book VI (Difficulties faced by businesses) of the French Code de commerce, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of any Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to the Initial Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of any Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, provided that, notwithstanding anything to the contrary, (1) in the case of a failure to observe or perform the Financial Covenant, the Administrative Agent shall only take the actions set forth in this Section 7.01 at the request (or with the consent) of the Required Revolving Facility Lenders (as opposed to the Required Lenders) and (2) in the case of a failure to observe or comply with Section 6.01(b)(1), the Administrative Agent shall take the actions set forth in this Section 7.01 at the request (or with the consent) of the Required Revolving Facility Lenders unless the Required Lenders have already requested the Administrative Agent to take such actions.

Section 7.02         [Reserved].

Section 7.03        Application of Funds.  Any proceeds of Collateral received by the Administrative Agent or the Collateral Agent (whether as a result of any realization on the Collateral, any setoff or recoupment rights, any distribution in connection with any case or proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the applicable Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied, subject to the provisions of the Intercreditor Agreement, ratably, provided that:

(a)         any amounts allocated towards payment of fees, indemnities and other costs pursuant to Clauses 16.1(a) and 16.1(b) of the Intercreditor Agreement shall be applied in the following order:

(i)         first, towards payment of amounts constituting fees, indemnities, or expense reimbursements due to the Administrative Agent, the Collateral Agent and any Issuing Bank from the Borrowers (including post-petition fees, indemnities or expense reimbursements hereunder, whether or not an allowed claim in any case or proceeding under any Debtor Relief Laws);

(ii)         second, towards payment of amounts constituting fees or expense reimbursements then due hereunder to the Secured Parties (all in their respective capacities as such) from the Borrowers; and

(iii)        third, the balance, if any, after all the fees, indemnities and other expense reimbursements have been paid in full, to be applied as set forth in clause (b) of this Section 7.03;

(b)         any amounts allocated to the payment of the Super Senior Obligations pursuant to Clause 16.1(d) of the Intercreditor Agreement shall be applied in the following order:

(i)          first, to payment of that portion of the Super Senior Obligations constituting interest (including post-petition interest, whether or not an allowed claim in any case or proceeding under any Debtor Relief Laws) then due and payable on the Revolving Facility Loans;

(ii)         second, to repay principal on the Revolving Facility Loans and unreimbursed disbursements under any Letter of Credit, to Cash Collateralize all outstanding Letters of Credit, and to pay any other amounts owing with respect to any other Super Senior Obligations due to the Secured Parties ratably; and

(iii)        third, the balance, if any, after all Super Senior Obligations have been paid in full, to be applied as set forth in clause (c) below of this Section 7.03; and

(c)          any amounts allocated to the payment of the Senior Obligations pursuant to Clause 16.1(e) of the Intercreditor Agreement shall be applied in the following order:

(i)          first, to payment of that portion of the Senior Obligations constituting interest (including post-petition interest, whether or not an allowed claim in any case or proceeding under any Debtor Relief Laws) then due and payable on the Term Loans;

(ii)         second, to repay principal on the Term Loans, and to pay any other amounts owing with respect to any other Senior Obligations due to the Secured Parties ratably;

(iii)        third, after all Senior Obligations have been paid in full, to the Borrowers or as otherwise required by Requirements of Law.
provided that amounts which are applied to Cash Collateralize outstanding Letters of Credit that remain available after expiry of the applicable Letter of Credit shall be applied to other Super Senior Obligations, if any, in the order set forth under clause (b) of the first proviso to this Section 7.03 and, after all Super Senior Obligations have been paid in full, in the manner set forth under clause (c) of the first proviso to this Section 7.03.

ARTICLE VIII

THE AGENTS
Section 8.01        Appointment.

(a)        Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable)) and each Issuing Bank (in such capacity) hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, including, in the case of the Collateral Agent, under the Security Documents, and also with express consent pursuant to article 1395 of the Italian Civil Code (and notwithstanding any conflict of interest pursuant to article 1394 of the Italian Civil Code) to act as its agent and attorney-in-fact (and their mandatario con rappresentanza pursuant to Italian law and pursuant to article 1704 of the Italian Civil Code), and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. The provisions of this Article (other than the final paragraph of Section 8.12 hereof) are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and neither the Initial Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

(b)         In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable)) and each Issuing Bank (in such capacity) hereby (i) further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of such Lender, to be the agent for and representative (mandatario con rappresentanza for the purposes of Italian law) of such Lender with respect to the Collateral, the Security Documents and the Intercreditor Agreement and to enter into the same at any time and from time to time and (ii) appoints and authorizes the Collateral Agent to act as the agent (mandatario con rappresentanza for the purposes of Italian law) of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Loan Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” (mandatario con rappresentanza for the purposes of Italian law) under the Loan Documents, as if set forth in full herein with respect thereto.

(c)          Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable)) and each Issuing Bank (in such capacity) that is party hereto (other than the Administrative Agent and the Collateral Agent, respectively) hereby releases the Administrative Agent and the Collateral Agent, in each case to the extent legally possible, from any restrictions on representing several Persons and self-dealing applicable to it under any applicable law, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).  A Lender (in its capacities as a Lender and the Swingline Lender (if applicable)) and each Issuing Bank (in such capacity) which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Administrative Agent or the Collateral Agent (as applicable) accordingly.  The Administrative Agent or the Collateral Agent (as applicable) shall, to the extent possible, have the authority to grant an exemption from the restrictions imposed by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to any sub-agent.

(d)       In relation to any Security Documents governed by Swiss law, the Collateral Agent shall (i) hold and administer any non-accessory Collateral (nicht-akzessorische Sicherheit) governed by Swiss law as indirect representative (indirekter Stellvertreter) in its own name but on behalf and for the benefit of each existing and future Secured Party, and (ii) hold and administer any accessory Collateral (akzessorische Sicherheit) governed by Swiss law for itself and as direct representative (direkter Stellvertreter) in the name and on behalf of the Secured Parties.

(e)         In relation to any Swiss law governed Security Documents (each a “Swiss Security Document”), each present and future Secured Party (other than the Collateral Agent) hereby appoints and authorizes the Collateral Agent to do all acts in the name and for the account of such Secured Party, including, without limitation, (i) to accept, execute, hold, administer and, if necessary, enforce the Collateral granted under any of the Swiss Security Documents, (ii) to agree to amendments, restatements, confirmations and other alterations of the Swiss Security Documents, (iii) to effect any release of the Collateral under, and the termination of, any Swiss Security Document, and (iv) to exercise such other rights, powers, authorities and discretions granted to the Collateral Agent hereunder or under the relevant Swiss Security Document.

(f)          Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable)) and each Issuing Bank (in such capacity) that is party hereto (other than the Administrative Agent and the Collateral Agent, respectively) hereby releases the Administrative Agent and the Collateral Agent from any restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Insichgeschäft) and similar restrictions under any applicable law, in each case to the extent legally possible for such Secured Party. Any Lender prevented by applicable law or its constitutional documents to grant the release from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Selbstkontrahieren) shall notify the Administrative Agent and the Collateral Agent without undue delay.

(g)          Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable)) and each Issuing Bank (in such capacity) hereby:

(i)          releases, to the extent legally possible, the Administrative Agent and the Collateral Agent from any restrictions (to the extent that such restrictions would otherwise apply) on representing several persons and self-dealing and any other similar restrictions (if any) under any applicable law (including, but not limited to, the restrictions set forth under articles 1394 and 1395 of the Italian Civil Code);

(ii)         expressly waives any right it may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the Administrative Agent and the Collateral Agent in its name and on its behalf pursuant to or in connection with the Loan Documents, in both cases to the extent legally possible to such Secured Party to do so;

(iii)        grants the Collateral Agent the power to negotiate and approve the terms and conditions of the Security Documents, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, confirmation, extension, maintenance, enforcement and release of the security created thereunder in the name and on behalf of (for the purposes of Italian law, as mandatario con rappresentanza of) the Secured Parties;

(iv)        confirms that in the event that any security created under the Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Collateral Agent shall remain empowered to execute a release of such security in its name and on its behalf; and

(v)         undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Administrative Agent and the Collateral Agent acting in their appointed capacity. Any of the Lenders and the Issuing Banks which is barred by its constitutional documents, or by-laws or otherwise from validly granting such exemption or waiver shall notify the Administrative Agent and the Collateral Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of the Loan Documents as is required pursuant thereto or grant a special power of attorney to a party acting on its behalf in a manner that is not prohibited pursuant to applicable laws.

(h)        For purposes of Mexican law, in addition to the other provisions set forth herein and in any other Loan Document, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable)) and each Issuing Bank (in such capacity) hereby grants a comisión mercantil con representación in accordance with Articles 273, 274, and other applicable articles of the Mexican Commerce Code (Código de Comercio) to act on its behalf as its agent and comisionista in connection with this Agreement and the other Loan Documents as provided herein, and authorizes the Administrative Agent and the Collateral Agent to delegate the above mentioned comisión mercantil con representación pursuant to Article 280 and any other applicable Articles of the Mexican Commerce Code (Código de Comercio) to the extent permitted by and under the terms provided in any of the Loan Documents.

Section 8.02        Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Initial Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Initial Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03        Exculpatory Provisions.  None of the Agents, their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for the creation, perfection or priority of any Lien purported to be created by the Loan Documents or to assure that the Liens granted to the Collateral Agent pursuant to any Loan Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or for the value or the sufficiency of any Collateral or for any failure of any Loan Party to perform its obligations hereunder or under the other Loan Documents. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or an opinion of legal counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Initial Borrower or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent in accordance with Section 8.05. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall not be responsible or have any liability for costs or expenses suffered by the Initial Borrower, any of its Subsidiaries, any Lender or any Issuing Bank as a result of any determination of any Dollar Equivalent.

Section 8.04       Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Initial Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent is entitled to deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Initial Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06        Non-Reliance on Agents and Other Lenders.  Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 8.07       Indemnification.  The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank and Swingline Lender, in each case in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of any disbursement under any Letter of Credit owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought or, if the respective Loan Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, claims (including intra-party claims), losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank or Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent, Issuing Bank or Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 9.05 to be paid by them to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) based on each Lender’s share of the aggregate principal amount of Term Loans and Revolving Facility Commitments in effect at such time (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such subagent), the Issuing Bank or the Swingline Lender in connection with such capacity.

The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08        Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09        Successor Agent.  Each Agent may resign in its capacity as such under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders and the Initial Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, as applicable, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon any such resignation of an Agent, then the Required Lenders shall have the right, subject to the reasonable consent of the Initial Borrower (so long as no Event of Default under Sections 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent (mandatario con rappresentanza of the Lenders for the purposes of Italian law), as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as the applicable Agent by the date that is 30 days following a retiring Agent’s notice of resignation, and the retiring Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10        Arrangers, Etc. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Arranger, syndication agent or documentation agent is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 4.01, 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11      Security Documents, Administrative Agent and Collateral Agent.  The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent and the Collateral Agent to, without any further consent of any Lender or any other Secured Party, (a) enter into (or acknowledge and consent to) the Intercreditor Agreement on behalf of such Lenders and other Secured Parties and/or (b) amend, renew, extend, supplement, restate, replace, waive or otherwise modify the Intercreditor Agreement, in the case of this clause (b), in accordance with the requirements thereof and to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by this Agreement. The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Initial Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) the Intercreditor Agreement shall be binding on the Secured Parties, and each Lender and other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, the Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted under clauses (4), (10), (11), (21), (25), (39) and (40) of the definition of “Permitted Liens”, in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon reasonable request of the Initial Borrower; provided, that prior to any such request, the Initial Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Initial Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.08.

Section 8.12       Right to Realize on Collateral, Enforce Guarantees, and Credit Bidding.  In the event of the pendency of any case or proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Loan Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such case or proceeding or otherwise to instruct the Collateral Agent, in accordance with any Intercreditor Agreement, or as otherwise provided thereby (A) to file and prove a claim for the whole amount of the principal and interest and fees and expenses owing and unpaid in respect of any or all of the Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, interim receiver, receiver-manager, assignee, trustee, liquidator, sequestrator, administrator, receiver and manager, controller (as defined in the Australian Corporations Act) or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such case or proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent; provided that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 9.06 in the manner set forth therein, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Loan Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in the applicable Collateral Agreement) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code or any other federal, state, provincial, territorial, or foreign bankruptcy, insolvency, restructuring, winding-up, arrangement, receivership or any other Debtor Relief Law in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Loan Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Loan Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized (x) to form one or more acquisition vehicles to make a bid, (y) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (viii) and (xi) of Section 9.08(b) of this Agreement), and (z) the Administrative Agent shall be authorized to assign the relevant Loan Obligations to any such acquisition vehicle pro rata to the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Loan Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (ii) to the extent that Loan Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Loan Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Loan Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Loan Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.13        Withholding Tax.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14         [Reserved].

Section 8.15         Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.16         Erroneous Payments.

(a)        Each Lender and each Issuing Bank hereby agrees that (i) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or any Issuing Bank under this clause (a) shall be conclusive, absent manifest error.

(b)       Without limiting immediately preceding clause (a), each Lender and each Issuing Bank hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Lender and each Issuing Bank agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, shall cause each of the Guarantors to agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Obligations owed by any Borrower or any other Loan Party.

(c)         Each party’s obligations under this Section 8.16 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Loan Obligations (or any portion thereof) under any Loan Document.

Section 8.17         Swiss Limitations

(a)        If and to the extent a Swiss Loan Party becomes directly or indirectly liable under this Agreement or any other Loan Document for obligations of any other Loan Party (other than the wholly owned direct or indirect subsidiaries of such Swiss Loan Party) (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Loan Party or would otherwise be restricted under then applicable Swiss corporate law, such Swiss Loan Party's aggregate liability for Restricted Obligations shall not exceed the amount of the Swiss Loan Party’s freely disposable equity (frei verfügbares Eigenkapital) at the time it becomes liable, including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the “Freely Disposable Amount”).

(b)        This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Loan Party is required to perform Restricted Obligations under the Loan Documents. Such limitation shall not free the Swiss Loan Party from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Loan Party has again freely disposable equity.

(c)          If the enforcement of the obligations of the Swiss Loan Party under the Loan Documents would be limited due to the effects referred to in this Agreement, the Swiss Loan Party shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Administrative Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Loan Party's business (nicht betriebsnotwendig) and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are not prohibited under the Loan Documents with respect to the enforcement of the obligations of the Swiss Loan Party under the Loan Documents.

(d)        If and to the extent requested by the Administrative Agent or if and to the extent required under Swiss mandatory law applicable at the relevant time and in order to allow the Secured Parties to obtain a maximum benefit under the Loan Documents, the Swiss Loan Party shall take and cause to be taken all and any action, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Document, (ii) the provision of an audited interim balance sheet, (iii) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends and/or capital reductions (in each case, to the extent permitted by mandatory Swiss law), (iv) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law), (v) the provision of a determination by the Swiss Loan Party of the Freely Disposable Amount based on such audited interim balance sheet, (vi) the provision of a confirmation from the auditors of the Swiss Loan Party that a payment of the Swiss Loan Party under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (vii) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time the Swiss Loan Party is required to make a payment or perform other obligations under this Agreement or any other Loan Document, in order to allow a prompt payment in relation to Restricted Obligations with a minimum of limitations.

(e)          At the time it is required to make a payment under this Agreement or any other Loan Document and if Swiss Withholding Tax is required to be paid under applicable law in respect of such payment, the Swiss Loan Party (i) shall use its best efforts to ensure that such payment can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax; (ii) shall deduct the Swiss Withholding Tax at such rate (being 35.00% on the date hereof) as in force from time to time if the notification procedure pursuant to Section 8.17(e)(i) above does not apply or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to Section 8.17(e)(i) applies for a part of the Swiss Withholding Tax only and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and (iii) shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(f)          To the extent the Swiss Loan Party is required to deduct Swiss Withholding Tax pursuant to this Section 8.17, and if the Freely Disposable Amount is not fully utilised, the Swiss Loan Party will be required to pay an additional amount so that after making any required deduction of Swiss Withholding Tax the aggregate net amount paid to the Administrative Agent is equal to the amount which would have been paid if no deduction of Swiss Withholding Tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount. This clause is without prejudice to Section 2.17 and Section 2.25.

(g)          In the case of a deduction of Swiss Withholding Tax, the Swiss Loan Party and any other relevant Loan Party shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any Loan Document, will, as soon as possible after such deduction (i) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and (ii) pay to the Administrative Agent upon receipt any amount so refunded. The Administrative Agent shall co-operate with the Swiss Loan Party to secure such refund.

ARTICLE IX

MISCELLANEOUS

Section 9.01         Notices; Communications.

(a)         Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to any Loan Party or the Administrative Agent, any Issuing Bank as of the Closing Date or the Swingline Lender to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)         if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)      Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided, that approval of such procedures may be limited to particular notices or communications.

(c)        Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)          Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Initial Borrower posts such documents, or provides a link thereto, on the Initial Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Initial Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Initial Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Initial Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Initial Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02        Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Section 2.15, Section 2.16, Section 2.17, Section 9.05, Section 9.16 and Section 9.22 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03      Binding Effect.  This Agreement shall become effective when it shall have been executed by the Initial Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Initial Borrower, the Administrative Agent, each Issuing Bank, each Swingline Lender, and each Lender and their respective permitted successors and assigns.

Section 9.04        Successors and Assigns.

(a)         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted by Section 6.04, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)          (1)         Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)       the Initial Borrower (such consent not to be unreasonably withheld, delayed or conditioned), which consent will be deemed to have been given if the Initial Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Initial Borrower shall be required (x) for an assignment in connection with the primary syndication of the Facilities previously identified to and consented to (such consent not to be unreasonably withheld, delayed or conditioned) by the Initial Borrower, (y) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, or for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or an Approved Fund with respect to a Revolving Facility Lender or (z) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, for an assignment to any person;

(B)        the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)        each Issuing Bank and the Swingline Lender (such consent, in each case, not to be unreasonably withheld or delayed); provided, that no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

Notwithstanding the forgoing to the contrary, Goldman Sachs Bank USA may assign its Commitments or Loans to Goldman Sachs Lending Partners LLC without the consent of any party hereto.

(ii)         Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Initial Borrower and the Administrative Agent otherwise consent, which consent will be deemed to have been given if the Initial Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no such consent of the Initial Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)         the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)       the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Initial Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, state, provincial, and territorial securities laws; and

(E)       the Assignee shall not be (i) the Initial Borrower or any of the Initial Borrower’s Affiliates or Subsidiaries, (ii) any Disqualified Lender (subject to Section 9.04(h)), (iii) a natural person or (iv) a Defaulting Lender.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement (A) with respect to the Bridge Loan Commitments and Bridge  Loans, prior to the funding of the Bridge Loans on the Closing Date and (B) with respect to the Revolving Facility Commitments, prior to the funding of all Revolving Facility Loans requested by the Initial Borrower on the Closing Date (if any), to any person, unless consented to by the Initial Borrower.

(iii)        Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Section 2.17(d) and Section 2.17(g)) and continue to be bound by the requirements of Section 9.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)         The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Initial Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, and, in each case with respect to itself, any Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)          (i) Any Lender may, without the consent of the Initial Borrower or the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations in Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is (I) a natural person, (II) the Initial Borrower or any of its Subsidiaries or any of their respective Affiliates or (III) a Disqualified Lender subject to Section 9.04(h) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Initial Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including the requirements of Sections 2.17(d) and 2.17(g) (it being understood that the documentation required under Sections 2.17(d) and 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(b) as though it were a Lender.

(ii)        Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Initial Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)      A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (A) if  the sale of the participation to such Participant is made with the Initial Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Initial Borrower in order for the Initial Borrower to determine whether to provide its consent or (B) to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)         Any Lender may, without the consent of the Initial Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)         Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)          [reserved].

(g)         In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Initial Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(h)         The Administrative Agent shall have the right, and the  Initial Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Initial Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; provided, further, without limiting the generality of the foregoing clause, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. With respect to any Lender or Participant that becomes a Disqualified Lender after the applicable assignment or participation, (x) such Assignee shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Initial Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such Assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (h) shall not be void, but the Borrowers shall have the right to (A) in the case of any outstanding Revolving Facility Commitments, terminate any Revolving Facility Commitment of such Disqualified Lender and repay all obligations of the Borrowers owing to such Disqualified Lender in connection with such Revolving Facility Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Assignee in accordance with this Section 9.04 that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b)(ii); (ii) such assignment does not conflict with applicable laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(i)           French law provisions

(i)          To the extent a transfer or assignment of rights and/or obligations hereunder could be construed as a novation within the meaning of articles 1329 et seq. of the French Code Civil, each party agrees that upon a transfer or assignment under this Section 9.04, the security created under the French law-governed Security Documents shall be preserved and maintained for the benefit of the Collateral Agent, the Assignee and the remaining Secured Parties pursuant to article 1334 of the French Code Civil.

(ii)        In the case of a transfer or assignment of rights and/or obligations by an existing Lender hereunder, the Assignee should, if it considers it necessary to make the transfer or assignment effective as against any French Loan Party, arrange for such transfer or assignment to be notified to, or acknowledged by, such French Loan Party.

Section 9.05         Expenses; Indemnity; Limitation of Liability.

(a)          The Borrowers hereby agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent, the Arrangers and their respective Affiliates in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by a Borrower), including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel per material jurisdiction that is reasonably necessary, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) so long as an Event of Default has occurred and is continuing, all reasonable and documented out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender (other than any Excluded Affiliate) in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made or the Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Initial Borrower of such conflict and thereafter retains its own counsel, of another firm of such for such affected person).

(b)         The Borrowers agree to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates (other than any Excluded Affiliate), successors and assignors, and each of their respective Related Parties (other than any Excluded Affiliate) (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims (including intra-party claims), damages, liabilities and related expenses, including reasonable and documented out-of-pocket counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each applicable jurisdiction  (and, in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Initial Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws related in any way to the Initial Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Initial Borrower or any Subsidiary except to the extent that Initial Borrower can demonstrate by a preponderance of the evidence that such presence or Release (A) occurred, in the first instance, after the period of ownership, termination of lease or cessation of operations by the Initial Borrower or any Subsidiary and (B) is not a presence or Release for which Initial Borrower or any Subsidiary would have any liability under Environmental Law, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Initial Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (ii) a material breach by such Indemnitee or any of its Related Parties of any obligation under any Loan Document or (y) arose from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Initial Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against any Agent or an Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates), nor the Initial Borrower or its subsidiaries (or any of their respective affiliates), shall be responsible or liable for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions; provided, that this sentence shall not limit the Initial Borrower’s or its subsidiaries’ indemnity or reimbursement obligation to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification thereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loan Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)        This Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d)         To the fullest extent permitted by applicable law, no party hereto (or any of their Affiliates) shall assert, and each hereby waives, any claim against any other party hereto (or any of their Affiliates), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Loan Party or Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Loan Party or such Indemnitee, as the case may be.

(e)         The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(f)          The Borrowers shall not be liable for any settlement of any proceeding effected without the written consent of the Initial Borrower (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of the following sentence (with “Initial Borrower” being substituted for “Indemnitee” in each such clause) shall be deemed reasonable)), but if any proceeding is settled with the written consent of the Initial Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Initial Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable)), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act of the relevant Indemnitee.

Section 9.06        Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Initial Borrower or any Subsidiary against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.18(b); provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loan Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07     Applicable Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of clause (i) of the definition Material Adverse Effect and whether there shall have occurred a Material Adverse Effect on the Acquired Business, (b) the determination of whether the condition in Section 4.01(i) has been satisfied and (c) the determination of whether the Acquisition Agreement Specified Representations are accurate and whether as a result of any inaccuracy of any such representations the Initial Borrower has the right to decline to consummate the Acquisition or to terminate its obligations (or otherwise does not have an obligation to close) under the Acquisition Agreement, shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the applicable of the laws of any jurisdiction other than the State of Delaware.

Section 9.08         Waivers; Amendment.

(a)         No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Initial Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Initial Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)         Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.14, 2.21, 2.22 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Initial Borrower and the Required Lenders  and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)          decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any reimbursement obligation with respect to any disbursement under any Letter of Credit, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date, without the prior written consent of each Lender directly and adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly and adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (1) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any reimbursement obligation with respect to any disbursement under any Letter of Credit or to reduce any Fees or other amounts payable hereunder, (2) only the consent of the Required Lenders under an applicable Facility shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or Fees at the applicable default rate set forth in Section 2.13(c) for that Facility and (3) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or mandatory prepayments shall not constitute a reduction in the principal or interest due for purposes of this clause (i);

(ii)         increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, with respect to any such extension or decrease, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or extensions for administrative convenience as agreed by the Administrative Agent shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii)        extend or waive any scheduled principal payment (including principal payments on Maturity Date) or reduce the amount due on any scheduled principal payment date (include any Maturity Date), extend or waive any Revolving Facility Maturity Date or reduce the amount due on any Revolving Facility Maturity Date or extend any date on which payment of interest on any Loan or any disbursement under any Letter of Credit or any Fees is due, without the prior written consent of each Lender directly and adversely affected thereby; provided that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, prepayment premium, mandatory prepayment or mandatory reduction of the Loans shall constitute such an extension, waiver or reduction;

(iv)        amend the provisions of Section 2.18(b) or Section 7.03 in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby, in each case except in connection with any transaction permitted under Section 2.21, Section 2.22, Section 2.23 or otherwise provided in this Section 9.08;

(v)         amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Required Facility Lenders,” “Required Revolving Facility Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi)        except as provided in Section 9.18 release all or substantially all of the Collateral or all or substantially all of the Guarantors from their respective Guarantees (other than in connection with Dispositions permitted under Section 6.05) without the prior written consent of each Lender;

(vii)       effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or Collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Required Facility Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

(viii)     subordinate, or have the effect of subordinating, the Loan Obligations hereunder to any other Indebtedness, or subordinate, or have the effect of subordinating, the Liens securing the Loan Obligations to Liens securing any other Indebtedness, except as expressly set forth in this Agreement or the Intercreditor Agreement, without the prior written consent of each Lender directly and adversely affected thereby;

(ix)        amend the provisions of Section 9.04 to reduce the number or percentage of Lenders required to permit any Borrower to assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of each Lender;

(x)        amend the provisions of Section 9.04 in a manner that would further restrict assignments of any Loans under this Agreement without the prior written consent of each Lender directly and adversely affected thereby;

(xi)       amend or modify the order or priority with respect to the application of proceeds of enforcement of the Collateral under the Intercreditor Agreement or the subordination provisions set forth in the Intercreditor Agreement without the prior written consent of each Lender directly and adversely affected thereby;

(xii)      amend, waive or otherwise modify any term or provision which directly affects Lenders of one or more Classes or Facility of Loans or Commitments (each such Class or Facility, an “Affected Facility”) and does not directly affect Lenders under any other Class or Facility of Loans, in each case, without the written consent of the Required Facility Lenders under each such Affected Facility; provided, however, that the amendments, waivers and other modifications described in this clause (xii) shall not require the consent of the Required Lenders or any other Lenders other than the Required Facility Lenders of the applicable Affected Facility;

(xiii)      amend, waive or otherwise modify the Financial Covenant, the definition of “Consolidated Net Senior Secured Leverage Ratio” solely as it relates to the Applicable Commitment Fees or, in each case, any defined term (or component defined term) but only to the extent as used therein (or any Default or Event of Default or exercise of remedies by the Required Revolving Facility Lenders in respect or as a result thereof), without the prior written consent of the Required Revolving Facility Lenders voting as a single Class; provided, however, that the amendments, waivers and other modifications described in this clause (xiii) shall not require the consent of the Required Lenders or any other Lenders other than the Required Revolving Facility Lenders; or

(xiv)       amend, waive or otherwise modify Section 6.01(b)(1) or, in each case, any defined term (or component defined term) but only to the extent as used therein (or any Default or Event of Default or exercise of remedies by the Revolving Facility Lenders in respect or as a result thereof), without the prior written consent of the Required Revolving Facility Lenders; provided, however, that the amendments, waivers and other modifications described in this clause (xiv) shall also require the consent of the Required Lenders;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lenders or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, each Swingline Lender or each Issuing Bank affected thereby, as applicable; provided, further, that, notwithstanding anything herein to the contrary, (A) solely with the consent of each Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent that pertains to the issuance of any Letter of Credit and (B) solely with the consent of the Swingline Lender and the Administrative Agent, (x) increase or decrease the Swingline Commitments or (y) waive, amend or modify any condition precedent as it pertains to any Swingline Loan. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)        Without the consent of any Lender or Issuing Bank, the Loan Parties, the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required or contemplated by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to the Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)       Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Initial Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Facility Lenders. In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Initial Borrower and the Administrative Agent (but without the consent of any Lender or Issuing Bank) to include any additional financial maintenance covenant (or any financial maintenance covenant that is already included in this Agreement but with covenant levels and component definitions that are more restrictive to the Initial Borrower) for the benefit of the Lenders of all of the Facilities (but not fewer than all of the Facilities) then existing.

(e)        Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Initial Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Other Term Loan Commitments, Other Revolving Facility Commitments, Other Term Loans and Other Revolving Loans in a manner consistent with Section 2.21, Section 2.22 and Section 2.23 as may be necessary to establish such Other Term Loan Commitments, Other Revolving Facility Commitment, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Facility Commitments, Revolving Facility Commitments, Term Loans or Revolving Facility Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt, (C) to amend any provisions necessary for any Incremental Revolving Loan to be fungible with any Facility, so long as such amendment either provides the Lenders of such Facility with additional benefits or is not adverse to such Lenders, (D) to cure any ambiguity, omission, error, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document or (E) to cause such Loan Document to be consistent with the this Agreement or the other Loan Documents.

Section 9.09         Interest Rate Limitations.

(a)         Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.

(b)          The parties hereto mutually acknowledge that the rate of interest (including default interest) applicable to the Loans and/or other amounts in respect of any applicable fee, expense, commission, penalty, charge, cost or any other compensation paid or payable in respect to the Loans) borrowed and/or guaranteed by any Italian Obligor under this Agreement (the “Total Remuneration”) determined as of the date on which such Italian Obligor accedes to this Agreement as a Loan Party is believed in good faith to be in compliance with the Italian Usury Law. In any event, notwithstanding any other provisions of this Agreement, the parties hereto agree and accept that if, at any time, the Total Remuneration exceeds the maximum rate permitted by the Italian Usury Law (and that would constitute a breach of the Italian Usury Law), the Total Remuneration shall be automatically and immediately reduced to the maximum remuneration permitted under the Italian Usury Law, for the period during which it is not possible to apply the remuneration as originally agreed in this Agreement.

Section 9.10       Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Arranger Fee Letter and the Agent Fee Letter shall each survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12        Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15        Jurisdiction; Consent to Service of Process.

(a)        Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank, any Arranger or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b)         Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

(d)        Notwithstanding the foregoing, Section 9.15(b) above shall not apply in relation to any proceedings commenced by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender against any Loan Party incorporated in France (including where a Loan Party incorporated in France is a joint defendant with other Loan Parties and/or other persons) and such proceedings shall be commenced in the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof.

(e)          Without limiting the other provisions of this Section 9.15 and in addition to the service of process provided for herein, each German Loan Party hereby irrevocably designates, appoints and empowers the Initial Borrower (and the Initial Borrower hereby irrevocably accepts such appointment), as its authorized designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding.  Each German Loan Party hereby exempts the Initial Borrower from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch), in each case to the extent legally possible, to perform its duties and obligations as hereunder and under the Security Documents.  If for any reason the Initial Borrower shall cease to be available to act as such, each German Loan Party shall promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement.

(f)         Notwithstanding anything to the contrary in this Section 9.15 with respect to any action, litigation, dispute or proceeding of any kind or description in any way relating to this Agreement or the transactions contemplated herein involving a Guarantor incorporated under Mexican law, each of the parties hereto expressly, irrevocably and unconditionally (i) agrees to submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof and (ii) waives the right to any other jurisdiction to which it may be entitled to by reason of its present or future domicile, or for any other reason.

Section 9.16       Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Initial Borrower or any of its subsidiaries or their respective businesses furnished to it by or on behalf of the Initial Borrower or any of its subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Initial Borrower or any other Loan Party) and shall not reveal the same other than on a “need to know” basis to (x) its Related Parties (other than Excluded Affiliates) and (y) any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such disclosing Lender, Issuing Bank or Agent, as applicable, remains responsible for such person’s compliance with this paragraph), except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, (in which case such Person shall, (i) to the extent permitted by applicable Requirements of Law, inform the Initial Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (B) as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities (in which case such person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Initial Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment) (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such disclosing Lender, Issuing Bank or Agent, as applicable, remains responsible for such person’s compliance with this paragraph); provided, that in no case shall any information relating to the Initial Borrower or any of its subsidiaries or their respective businesses be provided to any Excluded Affiliate pursuant to this clause (C), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such disclosing Lender, Issuing Bank or Agent, as applicable, remains responsible for such person’s compliance with this paragraph), (F) to any direct or indirect contractual counterparty (or its Related Parties (other than Excluded Affiliates)) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 and such disclosing Lender, Issuing Bank or Agent, as applicable, remains responsible for such person’s compliance with this paragraph), (G) on a confidential basis to (i) any rating agency in connection with rating the Initial Borrower or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (H) with the prior written consent of the Initial Borrower, (I) solely with respect to disclosing the existence of this Agreement, the size of the Facilities and the parties to the Loan Documents, to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, Collateral Agent, Issuing Banks and the Lenders, in each case in connection with the administration, settlement and management of this Agreement and the other Loan Documents and (J) to any other party to this Agreement. Notwithstanding anything herein to the contrary, in no event shall any information relating to the Initial Borrower or any of its subsidiaries or their respective businesses furnished to any Lender, Issuing Bank or Agent by or on behalf of the Initial Borrower or any such subsidiary be disclosed to (x) any Disqualified Lender or (y) any Excluded Affiliate.

Section 9.17      Platform; Borrower Materials.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.18         Release of Liens and Guarantees.

(a)         The Lenders, the Issuing Banks, the Swingline Lenders, and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (vii) if the property subject to such Lien becomes Excluded Property or (viii) to the extent permitted under the Intercreditor Agreement and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect or impair the Loan Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)         In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Guarantor shall be released from its respective Guarantee (i) automatically upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary (including because such Subsidiary is designated an “Unrestricted Subsidiary”) or (y) in the case of any Guarantor which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary as a result of a transaction permitted by this Agreement following which it has become (or remains) a Subsidiary of a Guarantor, in each case following a written request by the Initial Borrower to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided that without the consent of the Required Lenders, a Loan Party shall be released from its obligations under the Loan Documents pursuant to clause (y) above if such Loan Party becomes an Excluded Subsidiary pursuant to clause (b) of the definition of “Excluded Subsidiary” only (i) by virtue of a Disposition or issuance of Equity Interests (unless, for the avoidance of doubt, another clause of the definition of “Excluded Subsidiary” is then applicable), where  such Disposition or issuance is (1) for a legitimate business purpose (and not for the purpose of causing such release of such Loan Party), (2) on an arm’s length basis, (3) made to a Person that is not an Affiliate of the Initial Borrower, and (4) permitted under the terms of this Agreement, provided, further, that the Initial Borrower shall be deemed to have made an Investment in such Loan Party in an amount equal to the Fair Market Value of the net assets of such Loan Party attributable to the Equity Interests therein held by the Initial Borrower or other Loan Party, which Investment shall be permitted by this Agreement, or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).

(c)        The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Initial Borrower and at the Initial Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Initial Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (iii) such release shall not in any manner discharge, affect or impair the Loan Obligations or any Liens upon (or obligations of the Initial Borrower or any Subsidiary in respect of) all interests retained by the Initial Borrower or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)        Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Initial Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Initial Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon or otherwise in connection with the insolvency, bankruptcy, dissolution, winding-up, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, interim receiver, receiver-manager, intervenor or conservator of, or trustee or similar officer for, any Borrower or Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

Section 9.19        USA PATRIOT Act and Beneficial Ownership Regulation Notice.  Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. Each Loan Party shall use commercially reasonable efforts to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.20        Agency of the Initial Borrower for the Loan Parties.  Each of the other Loan Parties hereby appoints the Initial Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto. Each German Loan Party hereby releases the Initial Borrower to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

Section 9.21        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any of its Affiliates or any other person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Initial Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.22        Payments Set Aside.  (a) To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff or recoupment, and such payment or the proceeds of such setoff or recoupment or any part thereof is subsequently invalidated, declared to be or avoided as fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver, interim receiver, receiver-manager or any other party, in connection with any case or proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff or recoupment had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

Section 9.23       Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.24         [Reserved].

Section 9.25        Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Acceptances, amendments or other Borrowing Requests, Swingline Borrowing Requests, Letter of Credit Requests, Interest Election Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the U.S. Federal ESIGN Act of 2000, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.26        Italian Transparency Provisions. For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003, as amended from time to time, and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy and as amended from time to time, each party hereby acknowledges and confirms that:

(i)         it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of this Agreement; and

(ii)         this Agreement, and all of its terms and conditions, including the Exhibits and Schedules thereto, have not been unilaterally determined by any party and have been specifically negotiated (oggetto di trattativa individuale) between the relevant parties.

Section 9.27         Judgment Currency. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum payable by it to the Administrative Agent or to any Lender hereunder or under any other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement or the applicable Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the applicable Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Lender to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Loan Party (or to any other person who may be entitled thereto under applicable law).

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

OUTBRAIN INC., as Initial Borrower

By:	/s/ David Kostman
	Name:	David Kostman
	Title:	Chief Executive Officer

OT MIDCO INC., as Midco Borrower

By:	/s/ David Kostman
	Name:	David Kostman
	Title:	Chief Executive Officer and President

[Signature Page to the Credit Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent

By:	/s/ Himanshu Bagchi
	Name:	Himanshu Bagchi
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as Lender, Arranger, an Issuing Bank and Swingline Lender

By:	/s/ Himanshu Bagchi
	Name:	Himanshu Bagchi
	Title:	Authorized Signatory

[Signature Page to the Credit Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President

[Signature Page to the Credit Agreement]

MIZUHO BANK, LTD., as an Issuing Bank, Lender and Arranger

By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Managing Director

[Signature Page to the Credit Agreement]

JEFFERIES FINANCE LLC, as an Issuing Bank, Lender and Arranger

By:	/s/ Brian Buoye
	Name:	Brian Buoye
	Title:	Managing Director

[Signature Page to the Credit Agreement]